AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (the “Agreement”), dated as of July 11, 2018, is by and among ConnectOne Bancorp, Inc., a New Jersey corporation and registered bank holding company (“ConnectOne”), ConnectOne Bank, a New Jersey state chartered commercial bank and wholly-owned subsidiary of ConnectOne (“Bank”), and Greater Hudson Bank, a New York state chartered commercial bank (“Greater Hudson”). ConnectOne, the Bank and Greater Hudson are sometimes collectively referred to as the “Parties” or individually referred to as a “Party.” Defined terms are described in Section 9.11 of this Agreement.

RECITALS

A. ConnectOne and the Bank desire to acquire Greater Hudson and the Parties’ respective Boards of Directors have each determined, based upon the terms and conditions hereinafter set forth, that the acquisition is in the best interests of their respective companies and their respective shareholders. The acquisition will be accomplished by (i) merging Greater Hudson with and into the Bank, with the Bank as the surviving entity (the “Merger”), and (ii) Greater Hudson’s shareholders receiving the Aggregate Merger Consideration hereinafter set forth. The Boards of Directors of each of Greater Hudson, ConnectOne and the Bank have duly adopted and approved this Agreement and the Board of Directors of Greater Hudson has directed that the Agreement be submitted to the Greater Hudson shareholders for approval.

B. Simultaneously with the execution of this Agreement, each member of the Board of Directors of Greater Hudson, and each executive officer of Greater Hudson, have executed and delivered to ConnectOne a voting agreement in the form attached hereto as Exhibit A (the “Voting Agreements”).

C. Simultaneously with the execution of this Agreement, Kenneth J. Torsoe has executed and delivered to ConnectOne that certain Sell-Down Agreement in the form attached hereto as Exhibit B (the “Sell-Down Agreement”).

D. The Parties desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe certain conditions to the Merger.

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained herein, and intending to be legally bound hereby, the Parties hereby agree as follows:

ARTICLE I

THE MERGER

1.1 The Merger. Subject to the terms and conditions of this Agreement, in accordance with any applicable provisions of the Bank Merger Act, as amended (12 U.S.C. 1828(c)), the New Jersey Banking Act of 1948, as amended, the New York Banking Law, as amended, the Bank Holding Company Act, as amended (the “BHC), and any applicable regulations of the Federal Deposit Insurance Corporation (the “FDIC”), the New York State Department of Financial Services (“New York Department”), the New Jersey Department of Banking and Insurance (the “New Jersey Department”) and the Board of Governors of the Federal Reserve System (the “FRB”), at the Effective Time, Greater Hudson shall merge with and into the Bank, with the Bank as the resulting or surviving institution (the “Surviving Bank”). The Bank and Greater Hudson shall execute and deliver a separate merger agreement in the form attached hereto as Exhibit 1.1 (the “Bank Merger Agreement”) that references the terms and conditions of this Agreement, for delivery to all applicable bank regulatory agencies, for approval of the Merger.

1.2 Closing, Closing Date and Effective Time. Unless a different date, time and/or place are agreed to by the Parties, the closing of the Merger (the “Closing”) shall take place at 10:00 a.m. Eastern time, at the offices of Windels Marx Lane & Mittendorf, 120 Albany Street Plaza, 6th Floor, New Brunswick, NJ 08901, on a date determined by mutual written agreement of the Parties, which date (the “Closing Date”) shall be not more than five (5) Business Days following the receipt of all necessary regulatory, governmental and shareholder approvals and consents and the expiration of all statutory waiting periods in respect thereof and the satisfaction or waiver of all of the conditions to the consummation of the Merger specified in Article VII of this Agreement (other than the delivery of certificates and other instruments and documents to be delivered at the Closing). Simultaneous with or immediately following the consummation of the Closing, the Parties shall cause to be filed with the New jersey Department an original and one copy of a certificate of merger relating to the Merger, in the form and substance of the certificate of merger annexed hereto as Exhibit 1.2A (the “Certificate of Merger”). The Merger shall be effective as of the time of filing of the Certificate of Merger (the “Effective Time”).

1.3 Effect of the Merger. At the Effective time, Greater Hudson shall be merged with and into the Bank and the separate existence of Greater Hudson shall cease. At the Effective Time, the Surviving Bank shall be considered the same business and corporate entity as each of the Bank and Greater Hudson and, thereupon and thereafter, all the property, rights, privileges, powers and franchises of each of the Bank and Greater Hudson shall vest in the Surviving Bank and the Surviving Bank shall be subject to and be deemed to have assumed all of the debts, liabilities, obligations and duties of each of the Bank and Greater Hudson and shall have succeeded to all of each of their relationships, as fully and to the same extent as if such property, rights, privileges, powers, franchises, debts, liabilities, obligations, duties and relationships had been originally acquired, incurred or entered into by the Surviving Bank. In addition, any reference to either of the Bank or Greater Hudson in any contract or document, whether executed or taking effect before or after the Effective Time, shall be considered a reference to the Surviving Bank if not inconsistent with the other provisions of such contract or document; and any pending action or other judicial proceeding to which either of the Bank or Greater Hudson is a party shall not be deemed to have been abated or to have been discontinued by reason of the Merger, but may be prosecuted to final judgment, order or decree in the same manner as if the Merger had not been made; or the Surviving Bank may be substituted as a party to such action or proceeding, and any judgment, order or decree may be rendered for or against it that might have been rendered for or against either of the Bank or Greater Hudson if the Merger had not occurred.

1.4 Conversion of Greater Hudson Common Stock.

(a) At the Effective Time, subject to the other provisions of this Section 1.4 and Section 2.2(e) of this Agreement, each share of Greater Hudson’s common stock, $0.01 per share par value (“Greater Hudson Common Stock”), issued and outstanding immediately prior to the Effective Time including all unvested awards of restricted stock, which shall be 100% vested as of the Closing Date (other than (i) shares of Greater Hudson Common Stock that are held by Greater Hudson as treasury stock and (ii) shares of Greater Hudson Common Stock held directly or indirectly by ConnectOne or Greater Hudson or any of their respective Subsidiaries (except for Trust Account Shares or DPC Shares)), shall by virtue of this Agreement and without any action on the part of Greater Hudson, ConnectOne, Bank or the holder thereof, cease to be outstanding and shall be converted into and become the right to receive two hundred forty-five one-thousandths (0.245) of a share of common stock, no par value, of ConnectOne (“ConnectOne Common Stock”) (such shares, the “Per Share Stock Consideration” and the ratio of the Per Share Stock Consideration to one, the “Exchange Ratio”).

(b) At the Effective Time, (i) all shares of Greater Hudson Common Stock that are held by Greater Hudson as treasury stock and (ii) all shares of Greater Hudson Common Stock that are held directly or indirectly by ConnectOne or Greater Hudson or any of their respective Subsidiaries (other than shares of Greater Hudson Common Stock (x) held directly or indirectly in trust accounts, managed accounts and the like or otherwise held in a fiduciary capacity for the benefit of third parties (any such shares, and shares of ConnectOne Common Stock which are similarly held, whether held directly or indirectly by ConnectOne or Greater Hudson, as the case may be, being referred to herein as “Trust Account Shares”) or (y) held by ConnectOne or Greater Hudson or any of their respective Subsidiaries in respect of a debt previously contracted (any such shares of Greater Hudson Common Stock, and shares of ConnectOne Common Stock which are similarly held, being referred to herein as “DPC Shares”)), shall be canceled and shall cease to exist and no stock of ConnectOne or other consideration shall be delivered in exchange therefor. All shares of ConnectOne Common Stock that are owned by Greater Hudson or any of its Subsidiaries (other than Trust Account Shares and DPC Shares) shall become treasury stock of ConnectOne.

(c) On and after the Effective Time, holders of certificates which immediately prior to the Effective Time represented outstanding shares of Greater Hudson Common Stock (the “Certificates”) shall cease to have any rights as shareholders of Greater Hudson, except the right to receive the Per Share Stock Consideration for each such share of Greater Hudson Common Stock held by them. The consideration which any holder of Greater Hudson Common Stock is entitled to receive pursuant to this Article I is referred to herein as the “Merger Consideration.” The aggregate consideration which all of the Greater Hudson shareholders are entitled to receive pursuant to this Article I is referred to herein as the “Aggregate Merger Consideration.”

(d) Notwithstanding any provision herein to the contrary, if, between the date of this Agreement and the Effective Time, the shares of ConnectOne Common Stock shall be changed into a different number or class of shares by reason of any reclassification, recapitalization, split-up, combination, exchange of shares or readjustment, or a stock dividend declared thereon with a record date within said period, proportional and appropriate adjustments shall be made to the Exchange Ratio.

1.5 Exchange Agent. Greater Hudson and ConnectOne hereby appoint Broadridge Corporate Issuer Solutions (or such other party as ConnectOne shall designate in good faith) as the exchange agent (the “Exchange Agent”) for purposes of effecting the conversion of Greater Hudson Common Stock hereunder.

1.6 ConnectOne Common Stock. Except for shares of ConnectOne Common Stock owned by Greater Hudson or any of its Subsidiaries (other than Trust Account Shares and DPC Shares), which shall be converted into treasury stock of ConnectOne as contemplated by Section 1.4 of this Agreement, the shares of ConnectOne Common Stock issued and outstanding immediately prior to the Effective Time shall be unaffected and such shares shall remain issued and outstanding.

1.7 Certificate of Incorporation. The certificate of incorporation of the Bank as in effect immediately prior to the Effective Time shall be the certificate of incorporation of the Surviving Bank, until thereafter amended as provided therein and by applicable law.

1.8 By-Laws. The by-laws of the Bank as in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Bank, until thereafter amended as provided therein and by applicable law.

1.9 Directors of the Surviving Bank. At the Effective Time, the directors of the Bank immediately prior to the Effective Time shall continue to be the directors of the Surviving Bank; provided, however, that at the Effective Time, the number of persons constituting the board of directors of the Bank shall be increased by one (1) director (or otherwise create a vacancy on the Board of Directors of the Bank) and the Board of Directors of the Bank shall appoint an individual who, immediately prior to the Effective Time, served as a member of the Board of Greater Hudson to fill such vacancy for a term expiring at the Bank’s next annual meeting. Such additional director shall be recommended by the Board of Greater Hudson prior to the Effective Time, and shall be subject to approval by ConnectOne. At the Bank’s next annual meeting, the Bank shall nominate and ConnectOne shall elect such additional director to the Bank’s Board of Directors for a term of one (1) year and, in connection with each of the Bank’s subsequent annual meetings, such additional director shall be given the same consideration with respect to continued service on the Board of Directors of the Bank as all other directors on the Board of Directors of the Bank. The directors of the Surviving Bank immediately after the Effective Time shall hold office until his or her successor is elected and qualified or otherwise in accordance with the certificate of incorporation and by-laws of the Surviving Bank.

1.10 Officers of the Bank. Immediately after the Effective Time, the officers of the Bank immediately prior to the Effective Time shall be the officers of the Surviving Bank, each to hold office in accordance with the certificate of incorporation and by-laws of the Surviving Bank until their respective successors are duly elected or appointed and qualified.

1.11 Tax Consequences. It is intended that the Merger shall constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and that this Agreement shall constitute a "plan of reorganization" for purposes of Section 368 of the Code.

1.12 Withholding Rights. ConnectOne shall be entitled to deduct and withhold, or cause the Exchange Agent to deduct and withhold, from funds provided by the holder or from the consideration otherwise payable pursuant to this Agreement to any holder of Greater Hudson Common Stock, the minimum amounts (if any) that ConnectOne is required to deduct and withhold with respect to the making of such payment under the Code or any other provision of the Code or applicable state law. To the extent that amounts are so withheld by ConnectOne, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of Greater Hudson Common Stock in respect of which such deduction and withholding was made by ConnectOne.

1.13 Dissenters’ Rights. Notwithstanding any other provision hereof, each outstanding share of Greater Hudson Common Stock, the holder of which has perfected his or her right to dissent under applicable law and has not effectively withdrawn or lost such right as of the Effective Time (the “Dissenting Shares”), shall not be converted into or represent a right to receive the Merger Consideration hereunder, and the holder thereof shall be entitled only to such rights as are granted by applicable law. Greater Hudson shall give ConnectOne prompt notice upon receipt by Greater Hudson of any such demands for payment of the fair value of shares of Greater Hudson Common Stock and of withdrawals of such notice and any other related communications (any shareholder duly making such demand being hereinafter called a “Dissenting Shareholder”), and ConnectOne shall have the right to participate in all discussions, negotiations and proceedings with respect to any such demands. Greater Hudson shall not, except with the prior written consent of ConnectOne, voluntarily make any payment with respect to, or settle or offer to settle, any such demand for payment, or waive any failure to timely deliver a written demand for appraisal or the taking of any other action by such Dissenting Shareholder as may be necessary to perfect appraisal rights under applicable law. Any payments made in respect of Dissenting Shares shall be made by the Surviving Bank or ConnectOne.

ARTICLE II

EXCHANGE OF SHARES

2.1 ConnectOne to Make Shares and Cash Available. At or prior to the Effective Time, ConnectOne shall deposit, or shall cause to be deposited, with the Exchange Agent, for the benefit of the holders of Certificates, for exchange in accordance with this Article II, certificates representing shares of ConnectOne Common Stock and cash (to be paid in lieu of the issuance of fractional shares) in an amount sufficient to cover the Aggregate Merger Consideration (such cash and certificates for shares of ConnectOne Common Stock, together with any dividends or distributions with respect thereto, being hereinafter referred to as the “Exchange Fund”) to be issued pursuant to Section 1.4 of this Agreement and paid pursuant to Section 2.2(a) of this Agreement in exchange for outstanding shares of Greater Hudson Common Stock.

2.2 Exchange of Shares.

(a) As soon as practicable after the Effective Time, the Exchange Agent shall mail to each holder of record of a Certificate or Certificates a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent) and instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration into which the shares of Greater Hudson Common Stock represented by such Certificate or Certificates shall have been converted pursuant to this Agreement. Greater Hudson and ConnectOne shall have the right to review both the letter of transmittal and the instructions prior to the Effective Time and provide reasonable comments thereon. After the Effective Time, upon surrender of a Certificate for exchange and cancellation to the Exchange Agent, together with such letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration to which such holder of Greater Hudson Common Stock shall have become entitled pursuant to the provisions of Article I, and the Certificate so surrendered shall forthwith be canceled. No interest will be paid or accrued on any cash to be paid in lieu of fractional shares constituting Merger Consideration or on any unpaid dividends or distributions, if any, payable to holders of Certificates.

(b) No dividends or other distributions declared after the Effective Time with respect to ConnectOne Common Stock and payable to the holders of record thereof shall be paid to the holder of any unsurrendered Certificate until the holder thereof shall surrender such Certificate in accordance with this Article II. After the surrender of a Certificate in accordance with this Article II, the record holder thereof shall be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to shares of ConnectOne Common Stock, if any, represented by such Certificate.

(c) If any certificate representing shares of ConnectOne Common Stock is to be issued in a name other than that in which the Certificate surrendered in exchange therefor is registered, it shall be a condition of the issuance thereof that the Certificate so surrendered shall be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form for transfer, and that the person requesting such exchange shall pay to the Exchange Agent in advance any transfer or other Taxes required by reason of the issuance of a certificate representing shares of ConnectOne Common Stock in any name other than that of the registered holder of the Certificate surrendered, or required for any other reason, or shall establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not payable.

(d) After the Effective Time, there shall be no transfers on the stock transfer books of Greater Hudson of the shares of Greater Hudson Common Stock which were issued and outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates representing such shares are presented for transfer to the Exchange Agent, they shall be canceled and exchanged for Merger Consideration as determined in accordance with Article I of this Agreement and this Article II.

(e) Notwithstanding anything to the contrary contained herein, no certificates or scrip representing fractional shares of ConnectOne Common Stock shall be issued upon the surrender for exchange of Certificates, no dividend or distribution with respect to ConnectOne Common Stock shall be payable on or with respect to any fractional share, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a shareholder of ConnectOne. In lieu of the issuance of any such fractional share, ConnectOne shall pay to each former shareholder of Greater Hudson who otherwise would be entitled to receive a fractional share of ConnectOne Common Stock an amount in cash determined by multiplying such fractional interest by the ConnectOne Common Stock Average Price. All shares of Greater Hudson Common Stock held by any such former shareholder of Greater Hudson immediately prior to the Effective Time shall be aggregated before determining the need to pay cash in lieu of fractional shares to such former shareholder.

(f) Any portion of the Exchange Fund that remains unclaimed by the shareholders of Greater Hudson for six (6) months after the Effective Time shall be paid to ConnectOne. Any shareholders of Greater Hudson who have not theretofore complied with this Article II shall thereafter look only to ConnectOne for payment of the shares of ConnectOne Common Stock, cash in lieu of fractional shares and unpaid dividends and distributions on the ConnectOne Common Stock deliverable in respect of each share of Greater Hudson Common Stock such shareholder holds as determined pursuant to this Agreement, in each case, without any interest thereon. If outstanding Certificates are not surrendered or the payment for them is not claimed prior to the date on which such payments would otherwise escheat to or become the property of any governmental unit or agency, the unclaimed items shall, to the extent permitted by abandoned property Laws, escheat Laws and any other applicable Law, become the property of ConnectOne (and to the extent not in its possession shall be paid over to it), free and clear of all claims or interest of any person previously entitled to such claims. Notwithstanding the foregoing, none of ConnectOne, Greater Hudson, the Exchange Agent or any other person shall be liable to any former holder of shares of Greater Hudson Common Stock for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar Laws.

(g) In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by ConnectOne, the posting by such person of a bond in such reasonable and customary amount as ConnectOne may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent or ConnectOne, as the case may be, will issue, in exchange for such lost, stolen or destroyed Certificate, the shares of ConnectOne Common Stock and cash in lieu of fractional shares and unpaid dividends and distributions deliverable in respect thereof pursuant to this Agreement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF GREATER HUDSON

References herein to the “Greater Hudson Disclosure Schedule” shall mean all of the disclosure schedules relating to Greater Hudson and its Subsidiaries required by this Article III and Articles V and VI of this Agreement, dated as of the date hereof and referenced to the applicable specific sections and subsections of Articles III, V and VI of this Agreement, which have been delivered on the date hereof by Greater Hudson to ConnectOne. Each exception set forth in the Greater Hudson Disclosure Schedule is identified by reference to, or has been grouped under a heading referring to, a specific individual Section or subsection of Articles III, V or VI of this Agreement and shall be deemed disclosure with respect to such referenced Section or subsection and also any other Section or subsection of Articles III, V or VI of this Agreement to which the relevance of such item is reasonably apparent. For the avoidance of doubt, subject to the preceding sentence, a representation or warranty may be qualified by a section of the Greater Hudson Disclosure Schedule even if such representation or warranty does not expressly state that it is so qualified. Except as set forth in the Greater Hudson Disclosure Schedule, Greater Hudson hereby represents and warrants to ConnectOne and the Bank as follows:

3.1 Corporate Organization.

(a) Greater Hudson is a state-chartered commercial banking corporation duly organized and validly existing under the Laws of the State of New York. The deposit accounts of Greater Hudson are insured by the FDIC through the FDIC’s Deposit Insurance Fund to the fullest extent permitted by applicable Law, and all premiums and assessments required to be paid in connection therewith have been paid when due. Each of Greater Hudson's Subsidiaries is an entity duly organized, validly existing and in good standing under the Laws of its jurisdiction of incorporation or organization. Each of Greater Hudson's Subsidiaries has the power and authority (corporate or other) to own or lease all of its properties and assets and to carry on its business as it is now being conducted and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or the location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not have a Material Adverse Effect on Greater Hudson. Copies of the certificate of incorporation, by-laws, certificate of formation, operating agreement, as applicable, and any other governing documents of each Subsidiary of Greater Hudson have previously been made available to ConnectOne; such copies are true and complete copies of such documents as in effect as of the date of this Agreement.

(b) The minute books of Greater Hudson and each of its Subsidiaries contain true and complete records in all material respects of all meetings and other material corporate actions held or taken since December 31, 2015 (or since the date of formation with respect to any such entity formed on or after December 31, 2015) by their respective shareholders, members, managers and Boards of Directors (including committees of their respective Boards of Directors or managers). Copies of such minute books have been made available to ConnectOne.

(c) Except as set forth in Section 3.1(c) of the Greater Hudson Disclosure Schedule, Greater Hudson and its Subsidiaries do not own or control, directly or indirectly, any equity interest in any corporation, company, limited liability company, association, partnership, joint venture or other entity.

3.2 Capitalization.

(a) The authorized capital stock of Greater Hudson consists, and at Closing will consist, solely of 20,000,000 shares of Greater Hudson Common Stock. As of the date hereof, there were 12,380,420 shares of Greater Hudson Common Stock outstanding (excluding treasury shares but including 49,830 shares of Greater Hudson Common Stock granted under the Greater Hudson Restricted Stock Plans (the “Greater Hudson Restricted Shares”)) and 7,350 shares of Greater Hudson Common Stock held by Greater Hudson as treasury stock. As of the date hereof, there were no shares of Greater Hudson Common Stock reserved for issuance other than 52,655 shares of Greater Hudson Common Stock reserved for future grants under the Greater Hudson Restricted Stock Plans, the issuance of which is prohibited pursuant to Section 5.1(b) hereof, and which are therefore not entitled to be exchanged for the Per Share Stock Consideration. Section 3.2(a) of the Greater Hudson Disclosure Schedule sets forth with respect to each grant of Greater Hudson Restricted Shares the name of the holder, the number of shares of Greater Hudson Common Stock covered thereby, the date of grant and the vesting schedule. All of the issued and outstanding shares of Greater Hudson Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. Except as referred to above or reflected in Section 3.2(a) of the Greater Hudson Disclosure Schedule, Greater Hudson does not have and is not bound by any outstanding subscriptions, options, warrants, rights, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of Greater Hudson Common Stock or any other equity security of Greater Hudson or any securities representing the right to purchase or otherwise receive any shares of Greater Hudson Common Stock or any other equity security of Greater Hudson.

(b) Section 3.2(b) of the Greater Hudson Disclosure Schedule sets forth a true and complete list of all of the Subsidiaries of Greater Hudson. Except as set forth in Section 3.2(b) of the Greater Hudson Disclosure Schedule, Greater Hudson owns, directly or indirectly, all of the issued and outstanding shares of the capital stock or all of the other equity interests of each of such Subsidiaries, free and clear of all Liens, and all of such shares or other equity interests are duly authorized and validly issued, are (if applicable) fully paid and nonassessable and are free of preemptive rights, with no personal liability attaching to the ownership thereof. No Subsidiary of Greater Hudson has or is bound by any outstanding subscriptions, options, warrants, rights, calls, commitments or agreements of any character with any party that is not a direct or indirect Subsidiary of Greater Hudson calling for the purchase or issuance of any shares of capital stock or any other equity interest of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity interests of such Subsidiary. At the Effective Time, there will not be any outstanding subscriptions, options, warrants, rights, calls, commitments or agreements of any character by which Greater Hudson or any of its Subsidiaries will be bound calling for the purchase or issuance of any shares of the capital stock or other equity interests of Greater Hudson or any of its Subsidiaries and there will be no agreements or understandings with respect to the voting of any such shares or other equity interests binding on Greater Hudson or any of its Subsidiaries.

(c) No bonds, debentures, trust-preferred securities or other similar indebtedness of Greater Hudson are issued or outstanding.

3.3 Authority; No Violation.

(a) Greater Hudson has full corporate power and authority to execute and deliver this Agreement and, subject to (i) the Parties (A) obtaining all bank regulatory approvals and making all bank regulatory notifications required to effectuate the Merger and (B) obtaining the other approvals listed in Section 3.4 of this Agreement and (ii) Greater Hudson obtaining the approval of Greater Hudson’s shareholders as contemplated herein, to consummate the transactions contemplated by this Agreement in accordance with the terms hereof. On or prior to the date of this Agreement, Greater Hudson’s Board of Directors has (1) determined that this Agreement and the Merger are fair to and in the best interests of Greater Hudson and its shareholders and declared the Merger and the other transactions contemplated hereby to be advisable, (2) approved this Agreement, the Merger and the other transactions contemplated hereby, (3) directed that this Agreement and the Merger (the “Greater Hudson Shareholder Matters”) be submitted to Greater Hudson's shareholders for approval at the Greater Hudson Shareholders’ Meeting and (4) resolved to recommend that Greater Hudson’s shareholders approve the Merger and this Agreement at the Greater Hudson Shareholders’ Meeting (the “Greater Hudson Board Recommendation”). The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by the Board of Directors of Greater Hudson. Except for the approval of the Greater Hudson Shareholder Matters by the requisite vote of Greater Hudson's shareholders, no other corporate proceedings on the part of Greater Hudson are necessary to approve this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Greater Hudson and (assuming due authorization, execution and delivery by ConnectOne and the Bank) this Agreement constitutes a valid and binding obligation of Greater Hudson, enforceable against Greater Hudson in accordance with its terms, except as enforcement may be limited by general principles of equity, whether applied in a court of law or a court of equity, and by bankruptcy, insolvency or similar Laws affecting creditors' rights and remedies generally.

(b) Neither the execution and delivery of this Agreement by Greater Hudson, nor the consummation by Greater Hudson of the transactions contemplated hereby in accordance with the terms hereof, or compliance by Greater Hudson with any of the terms, will (i) violate any provision of the organization certificate or by-laws of Greater Hudson or the certificate of incorporation, by-laws or similar governing documents of any of its Subsidiaries, or (ii) assuming that the consents and approvals referred to in Section 3.4 of this Agreement are duly obtained and except as set forth in Section 3.3(b) of the Greater Hudson Disclosure Schedule, (x) violate any Law or Order applicable to Greater Hudson or any of its Subsidiaries, or any of their respective properties or assets, or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of Greater Hudson or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Greater Hudson or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected, except, with respect to (ii) above, such as individually or in the aggregate will not have a Material Adverse Effect on Greater Hudson and its Subsidiaries taken as a whole.

3.4 Consents and Approvals. Except for (a) the filing of applications and notices, as applicable, with the FDIC and approval of such applications and notices, (b) the filing of applications and notices, as applicable, with the New Jersey Department and the New York Department and approval of such applications and notices, (c) the filing of applications and waiver requests, as applicable, with the FRB, (d) the filing with the Securities and Exchange Commission (“SEC”) and the declaration of effectiveness by the SEC of the registration statement on Form S-4 (the “S-4”) in which the Proxy Statement for the meeting of shareholders of Greater Hudson to vote upon the Merger will be included as a proxy statement and prospectus (the “Proxy Statement”), (e) the approval of the Greater Hudson Shareholder Matters by the requisite vote of the shareholders of Greater Hudson, (f) the filing of the Certificate of Merger with the New Jersey Department, (g) approval of the listing of the ConnectOne Common Stock to be issued in the Merger on the NASDAQ Global Select Market, (h) such filings as shall be required to be made with any applicable state securities bureaus or commissions, (i) such consents, authorizations or approvals as shall be required under the Environmental Laws and (j) such other filings, authorizations or approvals as may be set forth in Section 3.4 of the Greater Hudson Disclosure Schedule, no consents or approvals of or filings or registrations with any court, administrative agency or commission or other governmental authority or instrumentality (each a “Governmental Entity”) or with any third party (other than consents or approvals of third parties the absence of which will not have a Material Adverse Effect on Greater Hudson and its Subsidiaries taken as a whole) are necessary on behalf of Greater Hudson in connection with (1) the execution and delivery by Greater Hudson of this Agreement and (2) the consummation by Greater Hudson of the Merger and the other transactions contemplated hereby.

3.5 Reports.

(a) Greater Hudson and each of its Subsidiaries have timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file since December 31, 2015 with (i) the New York Department, (ii) the FDIC, and (iii) any other bank regulator that regulates Greater Hudson or any of its Subsidiaries (collectively with the FDIC and the New York Department, the “Greater Hudson Regulatory Agencies”), and have paid all fees and assessments due and payable in connection therewith. Except for normal examinations conducted by the Greater Hudson Regulatory Agencies in the regular course of the business of Greater Hudson and its Subsidiaries, and except as set forth in Section 3.5 of the Greater Hudson Disclosure Schedule, no Greater Hudson Regulatory Agency has initiated any proceeding or, to the Knowledge of Greater Hudson, investigation into the business or operations of Greater Hudson or any of its Subsidiaries since December 31, 2015, the effect of which is reasonably likely to have a Material Adverse Effect on Greater Hudson or to delay approval of the Merger by any Governmental Entity having jurisdiction over the Merger, ConnectOne, the Bank or their respective Subsidiaries or which is reasonably likely to result in such Governmental Entity’s objecting to the Merger. There is no unresolved violation, criticism, or exception by any Greater Hudson Regulatory Agency with respect to any report or statement relating to any examinations of Greater Hudson or any of its Subsidiaries the effect of which is reasonably likely to have a Material Adverse Effect on Greater Hudson or to delay approval of the Merger by any Governmental Entity having jurisdiction over the Merger, ConnectOne, Greater Hudson or their respective Subsidiaries or which is reasonably likely to result in such Governmental Entity’s objecting to the Merger.

(b) The records, systems, controls, data and information of Greater Hudson and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of Greater Hudson or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a materially adverse effect on the system of internal accounting controls described Section 3.6(c) of this Agreement.

(c) Except as set forth in Section 3.5(d) of the Greater Hudson Disclosure Schedule, since December 31, 2015, neither Greater Hudson nor any of its Subsidiaries nor, to the Knowledge of Greater Hudson, any member of Greater Hudson’s Board of Directors or executive officer of Greater Hudson or any of its Subsidiaries, has received any material written complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures, methodologies or methods of Greater Hudson or any of its Subsidiaries or their respective internal accounting controls.

3.6 Financial Statements.

(a) Greater Hudson has previously made available to ConnectOne copies of (a) the consolidated statements of financial condition of Greater Hudson and its Subsidiaries as of December 31, 2017 and 2016, and the related consolidated statements of income, changes in shareholders' equity and cash flows for the fiscal years ended December 31, 2017, 2016 and 2015, in each case accompanied by the audit report of Crowe Horwath LLP (the “Accounting Firm”), independent public accountants with respect to Greater Hudson, (b) the notes related thereto, (c) the unaudited consolidated statement of financial condition of Greater Hudson and its Subsidiaries as of March 31, 2018 and 2017 and the related unaudited consolidated statements of income for the three (3) months then ended (collectively, the “Greater Hudson Financial Statements”). The consolidated statements of financial condition of Greater Hudson (including the related notes, where applicable) included within the Greater Hudson Financial Statements fairly present (subject, in the case of the unaudited statements, to recurring audit adjustments normal in nature and amount), in all material respects, the consolidated financial position of Greater Hudson and its Subsidiaries as of the dates thereof, and the consolidated statements of income, changes in shareholders' equity and cash flows (including the related notes, where applicable) included within the Greater Hudson Financial Statements fairly present (subject, in the case of the unaudited statements, to recurring audit adjustments normal in nature and amount), in all material respects, the consolidated results of operations, changes in shareholders' equity and cash flows of Greater Hudson and its Subsidiaries for the respective fiscal periods therein set forth; and each of the Greater Hudson Financial Statements (including the related notes, where applicable) has been prepared in accordance with GAAP consistently applied during the periods involved. The books and records of Greater Hudson and its Subsidiaries have been, and are being, maintained in accordance with GAAP and any other applicable legal and accounting requirements, and reflect only actual transactions.

(b) Except as and to the extent reflected, disclosed or reserved against in the Greater Hudson Financial Statements (including the notes thereto), as of December 31, 2017 and March 31, 2018, neither Greater Hudson nor any of its Subsidiaries had any liabilities, whether absolute, accrued, contingent or otherwise, material to the financial condition of Greater Hudson and its Subsidiaries on a consolidated basis which were required to be so disclosed under GAAP. Since March 31, 2018, neither Greater Hudson nor any of its Subsidiaries has incurred any material liabilities except in the Ordinary Course of Business or except in connection with this Agreement, the Merger or the other transactions contemplated by this Agreement.

(c) Greater Hudson and its Subsidiaries have devised and maintain a system of internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. Since December 31, 2017, there has not been any material change in the internal controls utilized by Greater Hudson to assure that its consolidated financial statements conform with GAAP. Greater Hudson is not aware of any significant deficiencies or material weaknesses in the design or operation of such internal controls that are reasonably likely to adversely affect Greater Hudson’s ability to record, process, summarize and report financial information and is not aware of any fraud, whether or not material, that involves Greater Hudson’s management or other employees who have a significant role in such internal controls.

(d) The Accounting Firm is and has been throughout the periods covered by the Greater Hudson Financial Statements (x) a registered public accounting firm (as defined in Section 2(a)(12) of the Sarbanes-Oxley Act) and (y) “independent” with respect to Greater Hudson within the meaning of the rules of the applicable bank regulatory authorities and the Public Company Accounting Oversight Board. Section 3.6(d) of the Greater Hudson Disclosure Schedule lists all non-audit services performed by the Accounting Firm (or any other of Greater Hudson’s then independent public accountants) for Greater Hudson and its Subsidiaries since December 31, 2015.

3.7 Broker’s and Other Fees. Neither Greater Hudson nor any Subsidiary of Greater Hudson nor any of their respective officers or directors has employed any broker or finder or incurred any liability for any broker's fees, commissions or finder's fees in connection with any of the transactions contemplated by this Agreement, except as set forth Section 3.7 of the Greater Hudson Disclosure Schedule. Section 3.7 of the greater Hudson Disclosure Schedule also sets forth the retention agreement of any such firm listed thereon (the “Advisory Firm”). Other than fees payable to its attorneys and accountants (the names and terms of retention of which are set forth in Section 3.7 of the Greater Hudson Disclosure Schedule) and the fees payable to the Advisory Firm (as set forth in Section 3.7 of the Greater Hudson Disclosure Schedule), there are no fees payable by Greater Hudson or its Subsidiaries to its financial advisors, attorneys or accountants, in connection with this Agreement or the transactions contemplated hereby or which would be triggered by consummation of the Merger or the termination of the services of such advisors, attorneys or accountants by NJCB or any of its Subsidiaries.

3.8 Absence of Certain Changes or Events.

(a) Except as set forth in Section 3.8(a) of the Greater Hudson Disclosure Schedule or as contemplated by this Agreement, since December 31, 2017, Greater Hudson and its Subsidiaries have carried on their respective businesses in the Ordinary Course of Business (except for the incurrence of expenses in connection with this Agreement).

(b) Except as set forth in Section 3.8(b) of the Greater Hudson Disclosure Schedule, since March 31, 2018, neither Greater Hudson nor any of its Subsidiaries has (i) increased the wages, salaries, compensation, pension, or other benefits or perquisites payable to any current or former officer, employee, or director from the amount thereof in effect as of March 31, 2018 (which amounts have been previously disclosed to ConnectOne), granted any severance or termination pay, entered into any contract to make or grant any severance or termination pay, or paid any bonus, (ii) suffered any strike, work stoppage, slow-down, or other labor disturbance, (iii) been a party to a collective bargaining agreement, contract or other agreement or understanding with a labor union or organization, (iv) been subject to any action, suit, claim, demand, labor dispute or grievance relating to any labor or employment matter involving Greater Hudson or any of its Subsidiaries, including charges of wrongful dismissal or discharge, discrimination, wage and hour violations, or other unlawful labor and/or employment practices or actions, or (v) entered into, or amended, any employment, deferred compensation, change in control, retention, consulting, severance, termination or indemnification agreement with any such current or former officer, employee or director or any Greater Hudson Benefit Plan or other employee benefit plan, program or arrangement.

(c) Except for liabilities incurred in connection with this Agreement or the transactions contemplated hereby, and except as set forth in Section 3.8(c) of the Greater Hudson Disclosure Schedule, since December 31, 2017, there has not been:

(i) any change or development or combination of changes or developments which, individually or in the aggregate, has had a Material Adverse Effect on Greater Hudson,

(ii) any grant, award or issuance of any option to purchase Greater Hudson Common Stock or any other equity of Greater Hudson (a “Greater Hudson Stock Option”) (in any event, identifying in Section 3.8(d) of the Greater Hudson Disclosure Schedule the issue date, exercise price and vesting schedule, as applicable, for issuances since December 31, 2017) or amendment or modification to the terms of any Greater Hudson Stock Options,

(iii) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any of Greater Hudson's capital stock,

(iv) any split, combination or reclassification of any of Greater Hudson's capital stock,

(v) any issuance or the authorization of any issuance of any shares of Greater Hudson's capital stock,

(vi) except insofar as may have been required by a change in GAAP or regulatory accounting principles, any change in accounting methods, principles or practices by Greater Hudson or its Subsidiaries affecting their assets, liabilities or business, including, without limitation, any reserving, renewal or residual method, or estimate of practice or policy,

(vii) any Tax election or change in any Tax election, amendment to any Tax Return, closing agreement with respect to Taxes, or settlement or compromise of any Tax liability by Greater Hudson or its Subsidiaries,

(viii) any material change in the investment policies or practices of Greater Hudson or any of its Subsidiaries, or

(ix) any agreement or commitment (contingent or otherwise) to do any of the foregoing.

3.9 Legal Proceedings.

(a) Except as disclosed in Section 3.9(a) of the Greater Hudson Disclosure Schedule, neither Greater Hudson nor any of its Subsidiaries is a party to any, and there are no pending or, to Greater Hudson's Knowledge, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any material nature against Greater Hudson or any of its Subsidiaries or challenging the validity or propriety of the transactions contemplated by this Agreement.

(b) Except as set forth in Section 3.9(b) of Greater Hudson Disclosure Schedule, there is no Order imposed upon Greater Hudson, any of its Subsidiaries or the assets of Greater Hudson or any of its Subsidiaries.

3.10 Taxes.

(a) Except where a failure to file Tax Returns, a failure of any such Tax Return to be complete and accurate in any respect or the failure to pay any Tax, individually or in the aggregate, would not be material to the results of operations or financial condition of Greater Hudson and its Subsidiaries on a consolidated basis, (i) Greater Hudson and each of its Subsidiaries have timely filed (taking into account all available extensions) (and until the Effective Time will so file) all Tax Returns required to be filed by any of them in all jurisdictions, (ii) all such Tax Returns are (or, in the case of Tax Returns to be filed prior to the Effective Time, will be) true and complete in all respects, and (iii) Greater Hudson and each of its Subsidiaries have duly and timely paid (and until the Effective Time will so pay) all Taxes that are required to be paid by any of them, except with respect to matters contested in good faith in appropriate proceedings and adequately reserved in the Greater Hudson Financial Statements. The unpaid Taxes of Greater Hudson and its Subsidiaries (x) did not, as of the date of each consolidated statement of condition included in the Greater Hudson Financial Statements, exceed the accruals and reserves for Tax liabilities (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Greater Hudson Financial Statements (rather than in any notes thereto), and (y) will not exceed that reserve as adjusted for the passage of time through the Effective Time in accordance with the past custom and practice of Greater Hudson and its Subsidiaries in filing their Tax Returns. Neither Greater Hudson nor any of its Subsidiaries has waived any statute of limitations with respect to any material Taxes or, to the extent related to such Taxes, agreed to any extension of time with respect to a Tax assessment or deficiency, in each case to the extent such waiver or agreement is currently in effect. Except as set forth in Section 3.10(a) of the Greater Hudson Disclosure Schedule, the Tax Returns of Greater Hudson and its Subsidiaries which have been examined by the Internal Revenue Service (the “IRS”) or the appropriate state, local or foreign Tax authority have been resolved and either no deficiencies were asserted as a result of such examinations or any asserted deficiencies have been paid in full and reflected in the Greater Hudson Financial Statements. Except as set forth in Section 3.10(a) of the Greater Hudson Disclosure Schedule, there are no current, pending or, to the Knowledge of Greater Hudson, threatened actions, audits, or examinations by any Governmental Entity responsible for the collection or imposition of Taxes with respect to Greater Hudson or any of its Subsidiaries, or any pending judicial Tax proceedings or any other Tax disputes, assessments or claims. Except as set forth in Section 3.10(a) of the Greater Hudson Disclosure Schedule, as of the date of this Agreement, neither Greater Hudson nor any of its Subsidiaries has received (i) a request for information related to Tax matters, or (ii) a notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted or assessed by any Governmental Entity responsible for the collection or imposition of Taxes with respect to Greater Hudson or any of its Subsidiaries. Greater Hudson has made available to ConnectOne true and complete copies of the United States federal, state, local and foreign income Tax Returns filed by Greater Hudson or its Subsidiaries and all examination reports and statements of deficiency assessed against or agreed to by Greater Hudson or any of its Subsidiaries since December 31, December 31, 2015. There are no material Liens with respect to any Taxes upon any of Greater Hudson’s or its Subsidiaries’ assets, other than Permitted Liens. No claim has ever been made by any Governmental Entity in a jurisdiction where Greater Hudson or any of its Subsidiaries does not file Tax Returns that Greater Hudson or any of its Subsidiaries is or may be subject to taxation by that jurisdiction.

(b) Except as set forth in Section 3.10(b) of the Greater Hudson Disclosure Schedule, neither Greater Hudson nor any of its Subsidiaries (i) has requested any extension of time within which to file any Tax Return which Tax Return has not since been filed, (ii) is a party to any agreement providing for the allocation or sharing of Taxes or otherwise has any liability for Taxes of any person other than Greater Hudson and its Subsidiaries, (iii) has issued or assumed any obligation under Section 279 of the Code, any high yield discount obligation as described in Section 163(i)(1) of the Code or any registration-required obligation within the meaning of Section 163(f)(2) of the Code that is not in registered form, (iv) is or has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code, (v) is or has been a member of an affiliated group (within the meaning of Section 1504(a) of the Code) filing consolidated United States federal income Tax Returns (other than such a group the common parent of which is or was Greater Hudson), (vi) has been a party to any distribution occurring during the last three years in which the parties to such distribution treated the distribution as one to which Section 355 of the Code (or any similar provision of state, local or foreign Law) applied, or (vii) has participated in or otherwise engaged in any “Reportable Transaction” as defined in Section 6707A(c)(1) of the Code and Treasury Regulation Section 1.6011-4(b).

(c) Except as set forth in Section 3.10(c) of the Greater Hudson Disclosure Schedule, no officer, director, employee or contractor (or former officer, director, employee or contractor) of Greater Hudson or any of its Subsidiaries is entitled to now, or will or may be entitled to as a consequence of this Agreement or the Merger (either alone or in conjunction with any other event), any payment or benefit from Greater Hudson or any of its Subsidiaries or from ConnectOne or any of its Subsidiaries which if paid or provided would constitute an “excess parachute payment”, as defined in Section 280G of the Code or regulations promulgated thereunder.

(d) Each plan, program, arrangement or contract that constitutes in any part a nonqualified deferred compensation plan within the meaning of Section 409A of the Code is identified as such in Section 3.10(d) of the Greater Hudson Disclosure Schedule. The terms of each of Greater Hudson’s and its Subsidiaries’ “nonqualified deferred compensation plans” subject to Code Section 409A (and associated U.S. Treasury Department guidance) comply with Code Section 409A (and associated U.S. Treasury Department guidance) and each such “nonqualified deferred compensation plan” has been operated in compliance with Code Section 409A (and associated U.S. Treasury Department guidance).

(e) Neither Greater Hudson nor any of its Subsidiaries is required to pay, gross up, or otherwise indemnify any officer, director, employee or contractor for any Taxes, including potential Taxes imposed under Section 409A or Section 4999 of the Code. Neither Greater Hudson nor any of its Subsidiaries have made any payments to employees that are not deductible under Section 162(m) of the Code and consummation of the Merger will not cause any payments to employees to not be deductible thereunder.

(f) Except as set forth in Section 3.10(f) of the Greater Hudson Disclosure Schedule, neither Greater Hudson nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting for a taxable period ending on or prior to the Closing Date; (ii) use of an improper method of accounting for a taxable period ending on or prior to the Closing Date; (iii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. Tax law) executed on or prior to the Closing Date; (iv) intercompany transaction or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign Tax law); (v) installment sale or open transaction disposition made on or prior to the Closing Date; (vi) prepaid amount received on or prior to the Closing Date; (vii) election under Section 108(i) of the Code; or (vii) income that accrued in a prior taxable period but that was not included in taxable income for that or another prior taxable period.

(g) Except as set forth in Section 3.10(g) of the Greater Hudson Disclosure Schedule (i) Greater Hudson and its Subsidiaries have complied with all applicable laws, rules and regulations relating to the payment and withholding of Taxes and have, within the time and in the manner provided by law, withheld and paid over to the proper Governmental Entities all amounts required to be so withheld and paid over under applicable laws; and (ii) Greater Hudson and its Subsidiaries have maintained such records in respect to each transaction, event and item (including as required to support otherwise allowable deductions and losses) as are required under applicable Tax law, except where the failure to comply or maintain records under (i) or (ii) would not be material to the results of operations or financial condition of Greater Hudson and its Subsidiaries on a consolidated basis.

(h) For the purposes of this Agreement, (i) the term “Tax” or “Taxes” shall mean, with respect to any person, all federal, state, local, foreign and other taxes, customs, tariffs, imposts, levies, duties, government fees or other like assessments or charges of any kind imposed by any jurisdiction, including all income, gross receipts, franchise, profits, withholding, sales, use, ad valorem, goods and services, transfer, registration, license, recording, payroll, social security, employer health, unemployment, disability, employment (including federal and state income tax withholding, backup withholding, employment insurance, workers’ compensation or other payroll taxes, contributions, payments or premiums, as the case may be), environmental (including taxes under Code Section 59A), capital stock, excise, severance, stamp, occupation, premium, windfall profits, prohibited transaction, property, value-added, alternative or add on minimum, net worth, estimated or any other taxes, and any transfer pricing penalties, any amounts payable pursuant to agreements providing for payments in lieu of tax payments, any interest, penalties and additions imposed with respect to such amounts, whether disputed or not, and any liability for tax payments as a result of being a member of an affiliated, consolidated, combined, unitary, or similar group or as a result of transferor or successor liability, and (ii) the term “Tax Return” shall mean any return, declaration, report, claim for refund, information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof, to be filed (whether on a mandatory or elective basis) with any Governmental Entity responsible for the collection or imposition of Taxes.

3.11 Employee Benefits; Labor and Employment Matters.

(a) Except as disclosed in Section 3.11(a) of the Greater Hudson Disclosure Schedule, none of Greater Hudson, its Subsidiaries or any ERISA Affiliate sponsor, maintain, administer, contribute to or has an obligation to contribute to or liability under (i) any “employee pension benefit plan”, within the meaning of Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (the “Greater Hudson Pension Plans”), (ii) any “employee welfare benefit plan”, within the meaning of Section 3(l) of ERISA (the “Greater Hudson Welfare Plans”), or (iii) any other employee benefit plan, program, policy, agreement or arrangement, including any deferred compensation, retirement, profit sharing, incentive, bonus, commission, stock option or other equity based, phantom, change in control, retention, employment, consulting, severance, dependent care, sick leave, vacation, flex, cafeteria, retiree health or welfare, supplemental income, fringe benefit or other similar plan, program, policy, agreement or arrangement, whether written or unwritten (collectively with the Greater Hudson Pension Plans and the Greater Hudson Welfare Plans, the “Greater Hudson Benefit Plans”). Since December 31, 2015, neither Greater Hudson nor any of its ERISA Affiliates has (i) established, maintained, sponsored, participated in or contributed to any plan subject to Section 412 of the Code or Section 302 or Title IV of ERISA or (ii) contributed to or had an obligation to contribute to any “multiemployer plan”, within the meaning of Sections 3(37) and 4001(a)(3) of ERISA. No Greater Hudson Benefit Plan is a multiple employer plan as defined in Section 210 of ERISA. As used herein, “ERISA Affiliate”, with respect to Greater Hudson, means any entity required to be aggregated with Greater Hudson under Section 414(b), (c), (m) or (o) of the Code or Section 4001 of ERISA, and with respect to ConnectOne, means any entity required to be aggregated with ConnectOne under Section 414(b), (c), (m) or (o) of the Code or Section 4001 of ERISA.

(b) Greater Hudson has made available to ConnectOne true and complete copies of each of the following with respect to each of the Greater Hudson Benefit Plans (with a designation that such copies have been delivered pursuant to Section 3.11(b) of the then current draft of this Agreement): (i) each Greater Hudson Benefit Plan (together with any and all amendments thereto), summary plan description, summary of material modifications, employee handbooks or manuals or, where a Greater Hudson Benefit Plan has not been reduced to writing, a summary of all material terms of such Greater Hudson Benefit Plan; (ii) trust agreement, insurance contract, annuity contract or other funding instruments if any; (iii) the three most recent actuarial reports, if any; (iv) the three most recent financial statements, if any; (v) the three most recent annual reports on Form 5500, including any schedules and attachments thereto; (vi) all determination, opinion, notification and advisory letters and rulings, compliance statements, closing agreements, or similar materials specific to each Greater Hudson Benefit Plan from the IRS or any Governmental Entity and copies of all pending applications with the IRS or any Governmental Entity that relate to any Greater Hudson Benefit Plan; (vii) correspondence regarding actual or potential audits or investigations to or from the IRS, the Department of Labor (the “DOL”) or any other Governmental Entity with respect to any Greater Hudson Benefit Plan since December 31, 2015; and (viii) all material written contracts relating to each Greater Hudson Benefit Plan, including fidelity or ERISA bonds and administrative service agreements.

(c) Except as set forth in Section 3.11(c) of the Greater Hudson Disclosure Schedule, at December 31, 2017, the fair value of plan assets of each Greater Hudson Pension Plan equals or exceeds the present value of the projected benefit obligations of each such plan based upon the actuarial assumptions used for purposes of the preparation of the Greater Hudson Financial Statements for the year ended December 31, 2017.

(d) All contributions (including all employer contributions and employee salary reduction contributions) and premium payments required to be made to or with respect to each Greater Hudson Benefit Plan under the terms thereof, ERISA or other applicable Law have been timely made, and all amounts properly accrued to date as liabilities of Greater Hudson and its Subsidiaries which have not been paid have been properly recorded on the books of Greater Hudson and its Subsidiaries.

(e) No event has occurred and no condition exists with respect to any Greater Hudson Benefit Plan that has subjected or could subject Greater Hudson, any of its Subsidiaries or any ERISA Affiliate to any tax, fine, penalty or other liability under the Code or ERISA.

(f) Each of the Greater Hudson Benefit Plans has been operated in all material respects in accordance with its terms and in compliance with the provisions of ERISA, the Code, all regulations, rulings and announcements promulgated or issued thereunder, and all other applicable governmental laws and regulations. Furthermore, the IRS has issued a favorable determination letter with respect to each Greater Hudson Pension Plan that is intended to be qualified under Section 401(a) of the Code to the effect that the Greater Hudson Pension Plan satisfies the requirements of Section 401(a) of the Code (taking into account all changes in qualification requirements under Section 401(a) for which the applicable "remedial amendment period" under Section 401(b) of the Code has expired) and no condition or circumstance exists which could reasonably be expected to disqualify any such plan. Each Greater Hudson Pension Plan subject to the provisions of Section 401(k) or 401(m) of the Code, or both, has been tested for and has satisfied the requirements of Section 401(k)(3), Section 401(m)(2) and Section 416 of the Code, as applicable, for each of the last three plan years. There has not been, nor is there likely to be, a partial termination of any Greater Hudson Pension Plan within the meaning of Section 411(d)(3) of the Code. None of the assets of any Greater Hudson Pension Plan are invested in or consist of Greater Hudson Common Stock.

(g) No non-exempt prohibited transaction, within the meaning of Section 4975 of the Code or Sections 406 or 407 of ERISA, has occurred with respect to any of the Greater Hudson Benefit Plans. None of Greater Hudson, any of its Subsidiaries, or any plan fiduciary of any Greater Hudson Benefit Plan has engaged in, or has any liability in respect of, any transaction in violation of Section 404 of ERISA.

(h) There are no pending, or, to the Knowledge of Greater Hudson, threatened or anticipated claims (other than routine claims for benefits) by, on behalf of or against any of the Greater Hudson Benefit Plans or any trusts related thereto. None of the Greater Hudson Benefit Plans is the subject of any pending or any threatened investigation, audit or administrative proceeding, including any voluntary compliance submission through the IRS's Employee Plans Compliance Resolution System or the DOL's Voluntary Fiduciary Correction Program, by or with the IRS, the DOL or any other Governmental Entity.

(i) Except as set forth in Section 3.11(i) of the Greater Hudson Disclosure Schedule, no Greater Hudson Benefit Plan provides medical benefits, death benefits or other non-pension benefits (whether or not insured) beyond an employee's retirement or other termination of service, other than (i) coverage mandated by continuation coverage laws, or (ii) death benefits under any Greater Hudson Pension Plan. There are no unfunded benefit obligations which are not accounted for by full reserves shown in the Greater Hudson Financial Statements, or otherwise noted on the Greater Hudson Financial Statements.

(j) There are no welfare benefit funds (within the meaning of Section 419 of the Code) related to a Greater Hudson Welfare Plan, and any Greater Hudson Welfare Plan that is a group health plan (within the meaning of Section 4980B(g)(2) of the Code) complies with all of the applicable material requirements of Section 4980B of the Code.

(k) With respect to each Greater Hudson Benefit Plan that is funded wholly or partially through an insurance policy, there will be no liability of Greater Hudson or any of its Subsidiaries as of the Effective Time under any such insurance policy or ancillary agreement with respect to such insurance policy in the nature of a retroactive rate adjustment, loss sharing arrangement or other actual or contingent liability arising wholly or partially out of events occurring prior to the Effective Time.

(l) Except as set forth in Section 3.11(l) of the Greater Hudson Disclosure Schedule, neither the execution of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event, such as a termination of employment) (i) entitle any current or former officer, employee, director or consultant of Greater Hudson or any of its Subsidiaries to severance pay or a bonus or (ii) accelerate the time of payment, funding, vesting, or increase the amount, of any bonus or any compensation due to, or result in the forgiveness of any indebtedness of, any current or former officer, employee, director or consultant of Greater Hudson or any of its Subsidiaries.

(m) Neither Greater Hudson nor any of its Subsidiaries or ERISA Affiliates has announced an intention to create, or has otherwise created, a legally binding commitment to adopt any additional Greater Hudson Benefit Plans or to amend or modify any existing Greater Hudson Benefit Plan.

(n) With respect to the Greater Hudson Benefit Plans, no event has occurred and, to the Knowledge of Greater Hudson, there exists no condition or set of circumstances in connection with which Greater Hudson, any Subsidiary of Greater Hudson or any ERISA Affiliate would be subject to any liability (other than a liability to pay benefits thereunder) under the terms of such Greater Hudson Benefit Plans, ERISA, the Code or any other applicable law which has had, or would reasonably be expected to have, a Material Adverse Effect on Greater Hudson.

(o) Neither Greater Hudson nor any of its Subsidiaries is, nor at any time has been, a party to any collective bargaining agreement or other labor agreement, nor is any such agreement being negotiated and, to the Knowledge of Greater Hudson, no activities or proceedings are underway by any labor union, organization, association or other employee representation group to organize any employees of Greater Hudson or any of its Subsidiaries. No work stoppage, slowdown or labor strike against Greater Hudson or any of its Subsidiaries is pending or, to the Knowledge of Greater Hudson, threatened. Greater Hudson and its Subsidiaries (i) do not have direct or indirect liability with respect to any misclassification of any Person as an independent contractor or temporary worker hired through a temporary worker agency rather than as an employee, (ii) are in compliance in all material respects with all applicable Laws respecting employment, employment practices, labor relations, employment discrimination, health and safety, terms and conditions of employment and wages and hours and (iii) have not received any written remedial order or notice of offense under applicable occupational health and safety Laws. Neither Greater Hudson nor any of its Subsidiaries has incurred, nor do they expect to incur without ConnectOne’s prior written consent, any liability or obligation under the Worker Adjustment and Retraining Notification Act, the regulations promulgated thereunder or any similar state or local Law.

(p) There is no unfair labor practice charge or complaint against Greater Hudson or any of its Subsidiaries pending or, to the Knowledge of Greater Hudson, threatened, before the National Labor Relations Board, any court or any Governmental Entity.

(q) With respect to Greater Hudson and its Subsidiaries, there are no pending or, to the Knowledge of Greater Hudson, threatened actions, charges, citations or Orders concerning: (i) wages, compensation or violations of employment Laws prohibiting discrimination, (ii) representation petitions or unfair labor practices, (iii) violations of occupational safety and health Laws, (iv) workers' compensation, (v) wrongful termination, negligent hiring, invasion of privacy or defamation or (vi) immigration and naturalization or any other claims under state or federal labor Law.

(r) Section 3.11(r) of the Greater Hudson Disclosure Schedule contains a complete and correct list of (i) the names, job titles, current annual compensation, two (2) most recent annual bonuses, overtime exemption status and active or inactive status (and, if inactive, the reason therefor) of each current employee of Greater Hudson and its Subsidiaries whose salary, bonus and commission payments, if any, for the twelve months ended December 31, 2017 was in excess of $75,000 (calculated on a per annum basis with respect to any such employee who was not employed by Greater Hudson and its Subsidiaries for the entire year), (ii) any increase in annual compensation not disclosed in Section 3.8(b) of the Greater Hudson Disclosure Schedule which is anticipated to be implemented on or before December 31, 2018, and (iii) the name of each Person who currently provides, or who has within the prior twelve (12) month period provided, services to Greater Hudson or any of its Subsidiaries as an independent contractor and the amount paid to such independent contractor by Greater Hudson and its Subsidiaries during the twelve months ended March 31, 2018. To the Knowledge of Greater Hudson, no employee named in Section 3.11(r) of the Greater Hudson Disclosure Schedule has any current plans to terminate employment or service with Greater Hudson or any Subsidiary. Other than as set forth in Section 3.11(r) of the Greater Hudson Disclosure Schedule, all employees of Greater Hudson and its Subsidiaries are employed at will.

(s) Section 6.10(b) of the Greater Hudson Disclosure Schedule accurately sets forth, with respect to Greater Hudson and its Subsidiaries, the amounts payable upon consummation of the Merger under the agreements described therein.

(t) Since December 31, 2017, Greater Hudson has properly recorded and accounted for, and will through the Effective Time properly record and account for, all employee vacation and/or personal time taken by all employees of Greater Hudson.

3.12 Greater Hudson Information.

(a) The information relating to Greater Hudson to be contained in the Proxy Statement, as of the date the Proxy Statement is first mailed to shareholders of Greater Hudson, and up to and including the date of the meeting of shareholders of Greater Hudson to which such Proxy Statement relates, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, provided that information as of a later date shall be deemed to modify information as of an earlier date, and further provided that no representation and warranty is made with respect to information relating to ConnectOne and its Subsidiaries included in the Proxy Statement.

(b) The information relating to Greater Hudson and its Subsidiaries provided by Greater Hudson to be contained in the regulatory applications and notifications relating to the Merger, including without limitation any applications and notifications to the FDIC, the New Jersey Department, and the New York Department, will be accurate in all material respects.

3.13 Compliance with Applicable Law.

(a) General. Except as set forth in Section 3.13(a) of the Greater Hudson Disclosure Schedule, each of Greater Hudson and each of its Subsidiaries hold all material licenses, franchises, permits and authorizations necessary for the lawful conduct of its business, and each of Greater Hudson and each of its Subsidiaries has complied with, and is not in default in any respect under, any applicable Law of any federal, state or local Governmental Entity relating to Greater Hudson or its Subsidiaries (other than where such defaults or non-compliance will not, alone or in the aggregate, have a Material Adverse Effect on Greater Hudson and its Subsidiaries taken as a whole). Except as disclosed in Section 3.13(a) of the Greater Hudson Disclosure Schedule, Greater Hudson and its Subsidiaries have not received notice of violation of, and do not know of any such violations of, any of the above which have or would reasonably be expected to have a Material Adverse Effect on Greater Hudson and its Subsidiaries taken as a whole. Without limiting the foregoing, none of Greater Hudson, or its Subsidiaries, or to the Knowledge of Greater Hudson, any director, officer, employee, agent or other person acting on behalf of Greater Hudson or any of its Subsidiaries has, directly or indirectly, (i) used any funds of Greater Hudson or any of its Subsidiaries for unlawful contributions, unlawful gifts, unlawful entertainment or other expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic governmental officials or employees or to foreign or domestic political parties or campaigns from funds of Greater Hudson or any of its Subsidiaries, (iii) violated any provision that would result in the violation of the USA PATRIOT ACT of 2001, as amended, the Bank Secrecy Act of 1970, as amended, the money laundering Laws of any jurisdiction, or any similar law, (iv) established or maintained any unlawful fund of monies or other assets of Greater Hudson or any of its Subsidiaries, (v) made any fraudulent entry on the books or records of Greater Hudson or any of its Subsidiaries, or (vi) made any unlawful bribe, unlawful rebate, unlawful payoff, unlawful influence payment, unlawful kickback or other unlawful payment to any person, private or public, regardless of form, whether in money, property or services, to obtain favorable treatment in securing business or to obtain special concessions for Greater Hudson or any of its Subsidiaries, to pay for favorable treatment for business secured or to pay for special concessions already obtained for Greater Hudson or any of its Subsidiaries, or is currently subject to any United States sanctions administered by the Office of Foreign Assets Control of the United States Treasury Department.

(b) CRA. Without limiting the foregoing, Greater Hudson and its Subsidiaries have complied in all material respects with the Community Reinvestment Act (“CRA”) and Greater Hudson has no reason to believe that any person or group would object successfully to the consummation of the Merger due to the CRA performance of or rating of Greater Hudson or its Subsidiaries. Greater Hudson has a CRA rating of at least “satisfactory.” Except as listed in Section 3.13(b) of the Greater Hudson Disclosure Schedule, since December 31, 2015, no person or group has adversely commented in writing to Greater Hudson or its Subsidiaries in a manner requiring recording in a file of CRA communications upon the CRA performance of Greater Hudson and its Subsidiaries.

3.14 Certain Contracts.

(a) Except as disclosed in Section 3.14(a) of the Greater Hudson Disclosure Schedule, neither Greater Hudson nor any of its Subsidiaries is a party to or bound by any contract or understanding (whether written or oral) with respect to the employment or termination of any present or former officers, employees, directors or consultants. Greater Hudson has made available to ConnectOne true and complete copies of all written employment agreements, severance, change of control and other termination agreements with officers, employees, directors, or consultants to which Greater Hudson or any of its Subsidiaries is a party.

(b) Except as disclosed in Section 3.14(b) of the Greater Hudson Disclosure Schedule, (i) neither Greater Hudson nor any of its Subsidiaries is a party to or bound by any commitment, agreement or other instrument that is material to the results of operations, cash flows or financial condition of Greater Hudson and its Subsidiaries on a consolidated basis, (ii) no commitment, agreement or other instrument to which Greater Hudson or any of its Subsidiaries is a party or by which any of them is bound limits the freedom of Greater Hudson or any of its Subsidiaries to compete in any line of business, in any geographic area or with any person, and (iii) neither Greater Hudson nor any of its Subsidiaries is a party to (A) any collective bargaining agreement or (B) any other agreement or instrument that (I) grants any right of first refusal, right of first offer or similar right with respect to any material assets or properties of Greater Hudson or any of its Subsidiaries, (II) provides for material payments to be made by Greater Hudson or any of its Subsidiaries upon a change in control thereof, (III) requires referrals of business or requires Greater Hudson or any of its Subsidiaries to make available investment opportunities to any person on a priority or exclusive basis or (IV) requires Greater Hudson or any of its Subsidiaries to use any product or service of another person on an exclusive basis. For purposes of clause (i) above, any contract (x) involving the payment of more than $50,000 or (y) with a remaining term of greater than six months and reasonably expected to involve the payment of more than $25,000 (other than contracts relating to banking credit or deposit transactions in the Ordinary Course of Business, which shall not be deemed material for purposes of clause (i)) shall be deemed material.

(c) Except as disclosed in Section 3.14(c) of the Greater Hudson Disclosure Schedule or Section 3.16(a) of the Greater Hudson Disclosure Schedule, neither Greater Hudson nor any of its Subsidiaries, nor to the Knowledge of Greater Hudson, any other party thereto, is in default in any material respect under any material lease, contract, mortgage, promissory note, deed of trust, loan or other commitment (except those under which Greater Hudson or its Subsidiaries will be the creditor) or arrangement to which Greater Hudson is a party.

(d) Except as set forth in Section 3.14(d) of the Greater Hudson Disclosure Schedule, neither the entering into of this Agreement nor the consummation of the transactions contemplated hereunder will cause Greater Hudson or ConnectOne to become obligated to make any payment of any kind to any party, including but not limited to, any termination fee, breakup fee or reimbursement fee, pursuant to any agreement or understanding between Greater Hudson or its Subsidiaries and such party, other than the payments contemplated by this Agreement.

(e) Except as set forth in Section 3.14(e) of the Greater Hudson Disclosure Schedule, neither Greater Hudson nor any of its Subsidiaries is a party to or bound by any contract (whether written or oral) with respect to the services of any directors, consultants or other independent contractors that, upon the consummation of the transactions contemplated by this Agreement, will (either alone or upon the occurrence of any additional acts or events) result in any payment or benefits (whether of severance pay or otherwise) becoming due, or the acceleration or vesting of any rights to any payment or benefits, from ConnectOne, Greater Hudson, or any of their respective Subsidiaries to any director, officer, consultant or independent contractor thereof.

(f) Except as set forth in Section 3.14(f) of the Greater Hudson Disclosure Schedule, neither Greater Hudson nor any of its Subsidiaries is a party to or bound by any contract (whether written or oral) which (i) is a licensing, service or other agreement relating to any IT Assets, or is any other consulting agreement or licensing agreement not terminable on ninety (90) days or less notice involving the payment of more than $25,000 per annum, or (ii) that materially restricts the conduct of any line of business by Greater Hudson or any of its Subsidiaries.

(g) Section 3.14(g) of the Greater Hudson Disclosure Schedule contains a schedule showing the good faith estimated present value as of December 31, 2017 of the monetary amounts payable (including any Tax indemnification payments in respect of income and/or excise Taxes) and identifying the in-kind benefits due under any plan other than a Tax-qualified plan for each director of Greater Hudson and each officer of Greater Hudson with the position of vice president or higher, specifying the assumptions in such schedule.

Each contract, arrangement, commitment or understanding of the type described in this Section 3.14, whether or not set forth in Section 3.14 of the Greater Hudson Disclosure Schedule, is referred to herein as a “Greater Hudson Contract.” Greater Hudson has previously made available to ConnectOne true and complete copies of each Greater Hudson Contract.

3.15 Agreements with Regulatory Agencies. Except as set forth in Section 3.15 of the Greater Hudson Disclosure Schedule, neither Greater Hudson nor any of its Subsidiaries is subject to any cease-and-desist or other order issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or is a recipient of any extraordinary supervisory letter from, or has adopted any board resolutions at the request of any Governmental Entity (each, whether or not set forth on Section 3.15 of the Greater Hudson Disclosure Schedule, a “Regulatory Agreement”), nor has Greater Hudson or any of its Subsidiaries been advised by any Governmental Entity that it is considering issuing or requesting any Regulatory Agreement. Neither Greater Hudson nor any of its Subsidiaries is required by Section 32 of the Federal Deposit Insurance Act to give prior notice to a Federal banking agency of the proposed addition of an individual to its board of directors or the employment of an individual as a senior executive officer.

3.16 Properties and Insurance.

(a) Section 3.16(a) of the Greater Hudson Disclosure Schedule sets forth a true and complete list of (i) all material real property and interests in real property owned by Greater Hudson and/or any of its Subsidiaries other than any such property or interests categorized as “other real estate owned” (individually, an “Owned Property” and collectively, the “Owned Properties”), and (ii) all leases, licenses, agreements or other instruments conveying a leasehold interest in real property by Greater Hudson or any of its Subsidiaries as lessee or lessor (or licensee or licensor, as applicable) (individually, a “Real Property Lease” and collectively, the “Real Property Leases” and, together with the Owned Properties, being referred to herein individually as a “Greater Hudson Property” and collectively as the “Greater Hudson Properties”).

(b) Section 3.16(b) of the Greater Hudson Disclosure Schedule sets forth a correct legal description, street address and Tax parcel identification number of all Owned Real Properties. Greater Hudson has made available to ConnectOne copies of all deeds, surveys and title policies relating to the Owned Real Properties and copies of all instruments, agreements and other documents evidencing, creating or constituting Liens on such Owned Real Properties to the extent in the possession of Greater Hudson or its Subsidiaries.

(c) Section 3.16(c) of the Greater Hudson Disclosure Schedule sets forth the street address of all real property leased by Greater Hudson or any of its Subsidiaries under the Greater Hudson Real Property Leases and the names of such leases. Greater Hudson has made available to ConnectOne true and complete copies of all Real Property Leases and any and all amendments, modifications, restatements and supplements thereto None of the Real Property Leases have been modified in any material respect, except to the extent that such modification is disclosed by the copy made available to ConnectOne. The Real Property Leases are valid and enforceable in accordance with their respective terms and neither Greater Hudson nor any of its Subsidiaries nor, to the Knowledge of Greater Hudson, any other party thereto, is in default thereunder in any material respect nor does any condition exist that with the giving of notice or passage of time, or both, would constitute a material default by Greater Hudson or any of its Subsidiaries, other than defaults that have been cured by Greater Hudson or its Subsidiaries or waived in writing. Greater Hudson and its Subsidiaries have not leased or sub-leased any Greater Hudson Property to any third parties.

(d) Greater Hudson or its Subsidiaries have good and marketable title to all Owned Property, and a valid and existing leasehold interest under each of the Real Property Leases, in each case, free and clear of all Liens of any nature whatsoever except (A) Liens set forth on Section 3.16(d) of the Greater Hudson Disclosure Schedule and (B) Permitted Liens. Greater Hudson or one of its Subsidiaries enjoys peaceful, undisturbed and exclusive possession of each Greater Hudson Property. Each Greater Hudson Property is in a good state of maintenance and repair, reasonable wear and tear excepted, does not require material repair or replacement in order to serve its intended purpose, including use and operation consistent with their present use and operation, except for scheduled maintenance, repairs and replacements conducted or required in the Ordinary Course of Business, conforms in all material respects with all applicable Laws and the Greater Hudson Properties are considered by Greater Hudson to be adequate for the current business of Greater Hudson and its Subsidiaries. There are no pending or, to the Knowledge of Greater Hudson, threatened condemnation or eminent domain proceedings that affect any Greater Hudson Property or any portion thereof. There is no option or other agreement (written or otherwise) or right in favor of others to purchase any interest in Owned Properties. With respect to any Greater Hudson Property subject to a Real Property Lease, except as expressly provided in such Real Property Lease, neither Greater Hudson nor any of its Subsidiaries owns or holds, or is obligated under or a party to, any option, right of first refusal or other contractual right to purchase or acquire any real property or any portion thereof or interest therein. All real estate Taxes and assessments which are due and payable as of the date hereof with respect to the Greater Hudson Properties have been paid (or will, prior to the imposition of any penalty or assessment, be paid). Neither Greater Hudson nor any of its Subsidiaries has received any notice of any special Tax or assessment affecting any Greater Hudson Property, and no such Taxes or assessments are pending or, to the Knowledge of Greater Hudson, threatened. No Greater Hudson Property or the use or occupancy thereof violates in any material way any applicable Laws, covenants, conditions or restrictions. Greater Hudson has made available to ConnectOne true and complete copies of all agreements that pertain to the ownership, management or operation of the Greater Hudson Properties.

(e) The tangible assets and other personal property owned or leased by Greater Hudson and/or any of its Subsidiaries are in good condition and repair (ordinary wear and tear excepted) and are fit for use in the Ordinary Course of Business. Section 3.16(e)(i) of the Greater Hudson Disclosure Schedule sets forth all leases of tangible assets and other personal property by Greater Hudson or its Subsidiaries (“Personal Property Leases”) involving annual payments in excess of $25,000. Except as set forth on Section 3.16(e)(ii) of the Greater Hudson Disclosure Schedule, (i) neither Greater Hudson nor any of its Subsidiaries is in material default under any Personal Property Lease and, to the Knowledge of Greater Hudson, none of the other counterparties thereto is in material default under any Personal Property Lease, (ii) no written or, to the Knowledge of Greater Hudson, oral notice has been received by Greater Hudson or by any of its Subsidiaries from any lessor under any Personal Property Lease that Greater Hudson or any of its Subsidiaries is in material default thereunder, (iii) with respect to clauses (i) and (ii) above, to the Knowledge of Greater Hudson, no event has occurred or circumstance exists which, with the delivery of notice, the passage of time or both, would constitute such a material breach or material default, or permit the termination, material modification or acceleration of any payments due under such Personal Property Leases, (iv) each of the Personal Property Leases is valid and in full force and effect, (v) neither Greater Hudson’s nor any Subsidiary’s possession and quiet enjoyment of the personal property leased under such Personal Property Leases has been disturbed in any material respect and, to the Knowledge of Greater Hudson, there are no disputes with respect to such Personal Property Leases, (vi) neither Greater Hudson nor any Subsidiary has subleased, licensed or otherwise granted any Person the right to use the personal property leased under such Personal Property Leases and (vii) neither Greater Hudson nor any of its Subsidiaries have collaterally assigned or granted any other security interest in and there are no Liens on the leasehold interest created by such Personal Property Leases other than Permitted Liens. No shareholder or member of the Board of Directors of Greater Hudson has possession of or any right to use any tangible assets and other personal property owned or leased by Greater Hudson and/or any of its Subsidiaries. Greater Hudson has made available to ConnectOne true and complete copies of each written Personal Property Lease, and in the case of any oral Personal Property Lease, a written summary of the material terms of such Personal Property Lease.

(f) The business operations and all insurable properties and assets of Greater Hudson and its Subsidiaries are insured for their benefit against all risks which, in the reasonable judgment of the management of Greater Hudson, should be insured against, in each case under policies or bonds issued by insurers of recognized responsibility, in such amounts with such deductibles and against such risks and losses as are in the reasonable judgment of the management of Greater Hudson adequate for the business engaged in by Greater Hudson and its Subsidiaries. Greater Hudson and its Subsidiaries have not received any notice of cancellation or notice of a material amendment of any such insurance policy or bond and are not in default under any such policy or bond, no coverage thereunder is being disputed and all material claims thereunder have been filed in a timely fashion. Section 3.16(f) of the Greater Hudson Disclosure Schedule sets forth a complete and accurate list of all material primary and excess insurance coverage held by Greater Hudson and/or its Subsidiaries. Copies of all insurance policies reflected on such list have been made available to ConnectOne. Neither Greater Hudson nor any of its Subsidiaries has received any written notice that there are any pending actions or claims against the Greater Hudson Property, Greater Hudson or any of its Subsidiaries, whether or not such claims or actions are covered by insurance. None of the insurance policies maintained by Greater Hudson or its Subsidiaries constitute self-insured fronting policies or are subject to retrospective premium adjustments. Any pending claims that Greater Hudson or its Subsidiaries have made for insurance have been acknowledged for coverage by the applicable insurer.

(g) Section 3.16(g) of the Greater Hudson Disclosure Schedule sets forth an accurate description of any bank owned life insurance coverage (“BOLI”) maintained by Greater Hudson.

3.17 Environmental Matters. Notwithstanding any other provisions of this Agreement, the representations and warranties in this Section 3.17 are the sole representations and warranties of Greater Hudson regarding Environmental Matters. Except as set forth in Section 3.17 of the Greater Hudson Disclosure Schedule:

(a) Each of Greater Hudson and its Subsidiaries, each of the Participation Facilities and, to the Knowledge of Greater Hudson, the Loan Properties are in compliance in all material respects with all applicable Environmental Laws, and with all applicable Orders and contractual obligations relating to any Environmental Matters, pollution or the discharge of, or exposure to, Regulated Substances in the environment or workplace.

(b) There is no suit, claim, action or proceeding, pending or, to the Knowledge of Greater Hudson, threatened, before any Governmental Entity or other forum in which Greater Hudson, any of its Subsidiaries, any Participation Facility or to the Knowledge of Greater Hudson, any Loan Property, has been or, with respect to threatened proceedings, may be, named as a potentially responsible party (x) for alleged noncompliance (including by any predecessor) with any Environmental Laws, or (y) relating to the release of, threatened release of or exposure to any Regulated Substances whether or not occurring at or on a site owned, leased or operated by Greater Hudson or any of its Subsidiaries, any Participation Facility or any Loan Property.

(c) To the Knowledge of Greater Hudson, during the period of (x) Greater Hudson’s or any of its Subsidiaries’ ownership or operation of any of their respective current or former properties, (y) Greater Hudson’s or any of its Subsidiaries’ participation in the management of any Participation Facility, or (z) Greater Hudson’s or any of its Subsidiaries’ interest in a Loan Property, there has been no release of Regulated Substances in, on, under, from or affecting any such property. To the Knowledge of Greater Hudson, prior to the period of (x) Greater Hudson's or any of its Subsidiaries’ ownership or operation of any of their respective current or former properties, (y) Greater Hudson's or any of its Subsidiaries’ participation in the management of any Participation Facility, or (z) Greater Hudson's or any of its Subsidiaries' interest in a Loan Property, there was no release of Regulated Substances in, on, under, from or affecting any such property, Participation Facility or Loan Property].

(d) The following definitions apply for purposes of this Section 3.17: (v) “Regulated Substances” means any chemicals, pollutants, contaminants, wastes, toxic substances, petroleum or other substances or materials regulated under any Environmental Law; (w) “Loan Property” means any property classified by Greater Hudson or any of its Subsidiaries as an OREO property, and, where required by the context, said term means the owner or operator of such property; (x) “Participation Facility” means any facility in which Greater Hudson or any of its Subsidiaries participates in the management and, where required by the context, said term means the owner or operator of such property; (y) “Environmental Laws” means any Laws, statutes or regulations, of the United States or New York dealing with Environmental Matters, including without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. §9601 et seq., (“CERCLA”), the Hazardous Material Transportation Act, 49 U.S.C. §1801 et seq., the Solid Waste Disposal Act including the Resource Conservation and Recovery Act of 1976, 42 U.S.C. §6901 et seq. (“RCRA”), the Clean Water Act, 33 U.S.C. §1251 et seq., the Clean Air Act, 42 U.S.C. §7401 et seq., the Toxic Substances Control Act, 15 U.S.C. §2601 et seq., the Federal Insecticide, Fungicide, and Rodenticide Act, 7 U.S.C. §136 et seq., the Emergency Planning and Right-To-Know Act of 1986, 42 U.S.C. §11001 et seq., as in effect and amended, and all other applicable Laws and regulatory guidance relating to the protection of human health and safety, and the environment, the protection of natural resources or providing for any remedy or right of recovery or right of injunctive relief with respect to Environmental Matters; and (z) “Environmental Matters” means all matters, conditions, liabilities, obligations, damages, losses, claims, requirements, prohibitions, and restrictions arising out of or relating to the environment, natural resources, safety, or sanitation, or the production, storage, handling, use, emission, release, discharge, dispersal, or disposal of any substance, product or waste which is hazardous or toxic or which is regulated by any Environmental Law whatsoever.

3.18 Opinion. Prior to the execution of this Agreement, the Board of Directors of Greater Hudson has received the opinion (which, if initially rendered verbally, has been or will be confirmed by a written opinion, dated the same date) of the Advisory Firm to the effect that as of the date of such opinion and based upon and subject to certain factors, assumptions, qualifications and limitations set forth in such opinion, the Exchange Ratio provided for in the Merger pursuant to this Agreement is fair, from a financial point of view, to the holders of Greater Hudson Common Stock. Such opinion has not been amended or rescinded as of the date hereof. A copy of such opinion will be delivered to ConnectOne, solely for informational purposes, as soon as reasonably practicable following the date hereof.

3.19 Indemnification. Except as provided in the Greater Hudson Contracts or the organization certificate or by-laws of Greater Hudson or the governing documents of any Greater Hudson Subsidiary as in effect on the date hereof, neither Greater Hudson nor any of its Subsidiaries is a party to any indemnification agreement with any of its present or former directors, officers, employees, agents or with any other persons who serve or served in any other capacity with any other enterprise at the request of Greater Hudson (a “Covered Person”), and, to the Knowledge of Greater Hudson, there are no claims for which any Covered Person would be entitled to indemnification under the organization certificate or by-laws of Greater Hudson or any Subsidiary of Greater Hudson, applicable Law or any indemnification agreement.

3.20 Loan Portfolio.

(a) With respect to each loan owned by Greater Hudson or its Subsidiaries in whole or in part (each, a “Loan”), to the Knowledge of Greater Hudson:

(i) the note and the related security documents are each legal, valid and binding obligations of the maker or obligor thereof, enforceable against such maker or obligor in accordance with their terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar Laws affecting creditors' rights and remedies generally;

(ii) neither Greater Hudson nor any of its Subsidiaries nor any prior holder of a Loan has modified the note or any of the related security documents in any material respect or satisfied, canceled or subordinated the note or any of the related security documents except as otherwise disclosed by documents in the applicable Loan file;

(iii) Greater Hudson or a Subsidiary is the sole holder of legal and beneficial title to each Loan (or Greater Hudson's applicable participation interest, as applicable), except as otherwise referenced on the books and records of Greater Hudson;

(iv) the note and the related security documents, copies of which are included in the Loan files, are true and complete copies of the documents they purport to be and have not been suspended, amended, modified, canceled or otherwise changed except as otherwise disclosed by documents in the applicable Loan file;

(v) there is no pending or threatened condemnation proceeding or similar proceeding affecting the property that serves as security for a Loan, except as otherwise referenced on the books and records of Greater Hudson;

(vi) there is no pending or threatened litigation or proceeding relating to the property that serves as security for a Loan; and

(vii) with respect to a Loan held in the form of a participation, the participation documentation is legal, valid, binding and enforceable, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar Laws affecting creditors' rights and remedies generally.

(b) Except as set forth in Section 3.20(b) of the Greater Hudson Disclosure Schedule, neither Greater Hudson nor any of its Subsidiaries is a party to any written or oral loan agreement, note or borrowing arrangement (including, without limitation, leases, credit enhancements, commitments, guarantees and interest-bearing assets), under the terms of which the obligor was, as of June 1, 2018, over ninety (90) days delinquent in payment of principal or interest. Section 3.20(b) of the Greater Hudson Disclosure Schedule sets forth (a) all of the Loans of Greater Hudson or any of its Subsidiaries that as of June 1, 2018, were classified by Greater Hudson, any of its Subsidiaries or any bank examiner (whether regulatory or internal) as “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Credit Risk Assets,” “Concerned Loans,” “Watch List” or words of similar import, together with the principal amount of and accrued and unpaid interest on each such Loan and the identity of the borrower thereunder, (b) each Loan that was classified as of June 1, 2018 as impaired in accordance with ASC 310 and (c) each asset of Greater Hudson that as of June 1, 2018, was classified as “Other Real Estate Owned” (“OREO”) and the book value thereof as of such date.

(c) As of December 31, 2017 and March 31, 2018, the allowance for loan losses in the Greater Hudson Financial Statements was adequate pursuant to GAAP, and remains so as of the date hereof, and the methodology used to compute such allowance complies in all material respects with GAAP and all applicable policies of the Greater Hudson Regulatory Agencies. As of December 31, 2017 and March 31, 2018, the reserve for OREO properties (or if no reserve, the carrying value of OREO properties) in the Greater Hudson Financial Statements was adequate pursuant to GAAP, and remains so as of the date hereof, and the methodology used to compute the reserve for OREO properties (or if no reserve, the carrying value of OREO properties) complies in all material respects with GAAP and all applicable policies of the Greater Hudson Regulatory Agencies.

(d) Greater Hudson has made available to ConnectOne a schedule setting forth a list of all Loans as of June 1, 2018 by Greater Hudson and its Subsidiaries to any directors, executive officers and principal shareholders (as such terms are defined in Regulation O promulgated by the Federal Reserve Board (12 CFR Part 215)) of Greater Hudson or any of its Subsidiaries. Except as set forth in Section 3.20(d) of the Greater Hudson Disclosure Schedule, (i) there are no employee, officer, director or other Affiliate Loans on which the borrower is paying a rate other than that reflected in the note or the relevant credit agreement or on which the borrower is paying a rate which was below market at the time the Loan was made; and (ii) all such Loans are and were made in compliance in all material respects with all applicable Laws.

(e) Except as set forth in Section 3.20(e) of the Greater Hudson Disclosure Schedule, none of the agreements pursuant to which Greater Hudson or any of its Subsidiaries has sold Loans or pools of Loans or participations in Loans or pools of Loans is subject to any obligation to repurchase such Loans or interests therein solely on account of a payment default by the obligor on any such Loan.

(f) Except as set forth in Section 3.20(f) of the Greater Hudson Disclosure Schedule, since December 31, 2015, neither Greater Hudson nor any of its Subsidiaries has originated or serviced or currently holds, directly or indirectly, any Loans that would be commonly referred to as “subprime,” “Alt-A” or “negative amortization” Loans, or home equity Loans or lines of credit with a loan to value ratio at origination of over ninety percent (collectively, “High Risk Loans”).

(g) Except as set forth in Section 3.20(g) of the Greater Hudson Disclosure Schedule, neither Greater Hudson nor any of its Subsidiaries owns any investment securities that are secured by High Risk Loans.

3.21 Reorganization. Neither Greater Hudson nor any of its Subsidiaries has taken or agreed to take any action, has failed to take any action, or knows of any fact, agreement, plan or other circumstances that could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

3.22 Investment Securities; Borrowings; Deposits.

(a) Except for investments in Federal Home Loan Bank stock and pledges to secure Federal Home Loan Bank borrowings and reverse repurchase agreements entered into in arms-length transactions pursuant to normal commercial terms and conditions and entered into in the Ordinary Course of Business and restrictions that exist for securities to be classified as “held to maturity,” none of the investment securities held by Greater Hudson or any of its Subsidiaries is subject to any restriction (contractual or statutory) that would materially impair the ability of the entity holding such investment freely to dispose of such investment at any time.

(b) Neither Greater Hudson nor any of its Subsidiaries is a party to or has agreed to enter into an exchange-traded or over the-counter equity, interest rate, foreign exchange or other swap, forward, future, option, cap, floor or collar or any other contract that is not included on the face of the Greater Hudson Financial Statements and is a derivative contract (including various combinations thereof) (each, a “Derivatives Contract”) or owns securities that (A) are referred to generically as “structured notes,” “high risk mortgage derivatives,” “capped floating rate notes” or “capped floating rate mortgage derivatives” or (B) are likely to have changes in value as a result of interest or exchange rate changes that significantly exceed normal changes in value attributable to interest or exchange rate changes, except for those Derivatives Contracts and other instruments legally purchased or entered into in the Ordinary Course of Business, consistent with regulatory requirements and listed (as of the date hereof) in Section 3.23(b) of the Greater Hudson Disclosure Schedule.

(c) Set forth in Section 3.22(c) of the Greater Hudson Disclosure Schedule is a true and complete list of the borrowed funds (excluding deposit accounts) of Greater Hudson and its Subsidiaries as of June 1, 2018.

(d) Except as set forth in Section 3.22(d) of the Greater Hudson Disclosure Schedule, none of the deposits of Greater Hudson or any of its Subsidiaries is a “brokered” or “listing service” deposit. Section 3.22(d) of the Greater Hudson Disclosure sets forth a listing of all municipal or public deposits held by Greater Hudson, including the name of the depositor, the amount of the deposit and whether or not the deposit is collateralized.

3.23 Vote Required. Assuming that a quorum is present at the Greater Hudson Shareholders’ Meeting, approval by holders of two-thirds of the outstanding shares of Greater Hudson Common Stock shall be sufficient to constitute approval by Greater Hudson’s shareholders of each of the Greater Hudson Shareholder Matters. A majority of the outstanding capital stock of Greater Hudson Common Stock, represented in person or by proxy, constitutes a quorum for purposes of the Greater Hudson Shareholders’ Meeting.

3.25 Intellectual Property. Except as set forth in Section 3.25 of the Greater Hudson Disclosure Schedule:

(a) Each of Greater Hudson and its Subsidiaries: (i) solely owns (beneficially, and of record where applicable), free and clear of all Liens, other than non-exclusive licenses entered into in the Ordinary Course of Business, all right, title and interest in and to its respective Owned Intellectual Property and (ii) has valid and sufficient rights and licenses to all of its Licensed Intellectual Property. To the Knowledge of Greater Hudson, any such Owned Intellectual Property that is Registered is valid and enforceable.

(b) The Owned Intellectual Property and the Licensed Intellectual Property of Greater Hudson and its Subsidiaries constitute all Intellectual Property necessary for the operation of the respective businesses of Greater Hudson and each of its Subsidiaries as presently conducted. Each of Greater Hudson and its Subsidiaries has sufficient rights to use all Intellectual Property used in its respective business as presently conducted.

(c) The operation of Greater Hudson and each of its Subsidiaries’ respective businesses as presently conducted does not infringe, dilute, misappropriate or otherwise violate the Intellectual Property rights of any Person.

(d) Neither Greater Hudson nor any of its Subsidiaries has received any notice (including, but not limited to, any invitation to license or request or demand to refrain from using intellectual property rights) from any Person during the two years prior to the date hereof, asserting that Greater Hudson or any of its Subsidiaries, or the operation of any of their respective businesses, infringes, dilutes, misappropriates or otherwise violates any Person’s Intellectual Property rights.

(e) To the Knowledge of Greater Hudson, no Person has infringed, diluted, misappropriated or otherwise violated any of Greater Hudson’s or any of its Subsidiaries’ rights in its Owned Intellectual Property.

(f) Greater Hudson and each of its Subsidiaries has taken reasonable measures to protect: (i) their rights in their respective Owned Intellectual Property and (ii) the confidentiality of all Trade Secrets that are owned, used or held by Greater Hudson or any of its Subsidiaries, and to the Knowledge of Greater Hudson, such Trade Secrets have not been used, disclosed to or discovered by any Person except pursuant to appropriate non-disclosure agreements which have not been breached.

(g) Greater Hudson’s and each of its Subsidiaries’ respective IT Assets: (i) operate and perform in all material respects as required by Greater Hudson and each of its Subsidiaries in connection with their respective businesses and (ii) to the Knowledge of Greater Hudson, have not materially malfunctioned or failed within the past two years.

(h) Greater Hudson and each of its Subsidiaries: (i) is, and at all times prior to the date hereof has been, compliant in all material respects with all applicable Laws, and their own privacy policies and commitments to their respective customers, consumers and employees, concerning data protection and the privacy and security of personal data and the nonpublic personal information of their respective customers, consumers and employees and (ii) at no time during the two years prior to the date hereof has received any notice asserting any material violations of any of the foregoing.

(i) For purposes of this Agreement:

(1) “Intellectual Property” means any and all: (i) trademarks, service marks, brand names, collective marks, Internet domain names, logos, symbols, trade dress, trade names, business names, corporate names, slogans, designs and other indicia of origin, together with all translations, adaptations, derivations and combinations thereof, all applications, registrations and renewals for the foregoing, and all goodwill associated therewith and symbolized thereby; (ii) patents and patentable inventions (whether or not reduced to practice), all improvements thereto, and all invention disclosures and applications therefor, together with all divisions, continuations, continuations-in-part, revisions, renewals, extensions, reexaminations and reissues thereof; (iii) confidential proprietary business information, trade secrets and know-how, including processes, schematics, business and other methods, technologies, techniques, protocols, formulae, drawings, prototypes, models, algorithms, processes, designs, discoveries and inventions (whether or not patentable) (“Trade Secrets”); (iv) copyrights in published and unpublished works of authorship (including databases and other compilations of information), and all registrations and applications therefor, and all renewals, extensions, restorations and reversions thereof; and (v) other intellectual property rights.

(2) “IT Assets” means, with respect to any Person, the computers, computer software, firmware, middleware, servers, workstations, routers, hubs, switches, data, data communications lines, and all other information technology equipment, and all associated documentation owned by such Person or such Person’s Subsidiaries.

(3) “Licensed Intellectual Property” means, with respect to any Person, the Intellectual Property owned by third persons that is used in or necessary for the operation of the respective businesses of such Person and each of its Subsidiaries as presently conducted.

(4) “Owned Intellectual Property” means, with respect to any Person, Intellectual Property owned or purported to be owned by such Person or any of its Subsidiaries.

(5) “Registered” means issued by, registered with, renewed by or the subject of a pending application before any Governmental Entity or Internet domain name registrar.

3.26 Prior Regulatory Applications. Except as disclosed in Section 3.26 of Greater Hudson Disclosure Schedule, since December 31, 2015, no regulatory agency has objected to, denied, or advised Greater Hudson or any Subsidiary of Greater Hudson to withdraw, and to the Knowledge of Greater Hudson, no third party has submitted an objection to a Governmental Entity having jurisdiction over Greater Hudson or any Subsidiary of Greater Hudson regarding, any application, notice, or other request filed by Greater Hudson or any Subsidiary of Greater Hudson with any Governmental Entity having jurisdiction over Greater Hudson or such Subsidiary.

3.27 Ownership of ConnectOne Common Stock; Affiliates and Associates.

(a) Other than as contemplated by this Agreement, neither Greater Hudson nor any of its “affiliates” or “associates” (as such terms are defined under the Exchange Act) beneficially owns, directly or indirectly, or is a party to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of, any shares of capital stock of ConnectOne (other than Trust Account Shares and DPC Shares).

(b) Neither Greater Hudson nor any of its Subsidiaries is an “interested stockholder” of ConnectOne as defined under Section 14A:10A-3 of the New Jersey Business Corporation Act.

3.28 Disclosure. The representations or warranties contained in this Article III, when considered as a whole, do not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements in this Article III not misleading.

3.29 Cybersecurity. To the Knowledge of Greater Hudson, no third party has gained unauthorized access to any hardware, software, databases or embedded control systems (“Systems”) or IT Assets owned or controlled by Greater Hudson or any of its Subsidiaries, and Greater Hudson and each of its Subsidiaries have taken commercially reasonable steps and implemented commercially reasonable safeguards to ensure that the Systems and IT Assets are secure from unauthorized access and free from any disabling codes or instructions, spyware, Trojan horses, worms, viruses or other software routines that permit or cause unauthorized access to, or disruption, impairment, disablement, or destruction of, software, data or other materials. Greater Hudson and each of its Subsidiaries have implemented backup and disaster recovery policies, procedures and systems consistent with generally accepted industry standards for a community bank.

3.30 Services Not Provided. Neither Greater Hudson nor any of its Subsidiaries provides investment management, investment advisory or sub-advisory services to any Person (including management and advice provided to separate accounts and participation in wrap fee programs) and is required to register with the SEC as an investment adviser under the Investment Advisers Act of 1940, as amended. Neither Greater Hudson nor any of its Subsidiaries is a broker-dealer required to be registered under the Exchange Act with the SEC. Neither Greater Hudson nor any of its Subsidiaries conducts insurance operations that require a license from any national, state or local governmental authority or regulatory authority under any applicable Law. Greater Hudson does not have trust powers, and does not provide fiduciary services.

3.31 No Other Representations or Warranties.

(a) Except for the representations and warranties made by Greater Hudson in this Article III, neither Greater Hudson nor any other Person makes any express or implied representation or warranty with respect to Greater Hudson, its Subsidiaries, or their respective businesses, operations, assets, liabilities, condition (financial or otherwise) or prospects, and Greater Hudson hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, neither Greater Hudson nor any other Person makes or has made any representation or warranty to ConnectOne or any of its Affiliates or representatives with respect to (i) any financial projection, forecast, estimate, budget or prospective information relating to Greater Hudson, any of its Subsidiaries or their respective businesses or (ii) except for the representations and warranties made by Greater Hudson in this Article III, any oral or written information presented to ConnectOne or any of its Affiliates or representatives in the course of their due diligence investigation of Greater Hudson, the negotiation of this Agreement or in the course of the transactions contemplated hereby.

(b) Greater Hudson acknowledges and agrees that neither ConnectOne nor any other Person has made or is making any express or implied representation or warranty other than those contained in Article IV of this Agreement.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF CONNECTONE

References herein to the “ConnectOne Disclosure Schedule” shall mean all of the disclosure schedules relating to ConnectOne and its Subsidiaries required by this Article IV and Articles V and VI of this Agreement, dated as of the date hereof and referenced to the applicable specific sections and subsections of Articles IV, V and VI of this Agreement, which have been delivered on the date hereof by ConnectOne to Greater Hudson. Each exception set forth in the ConnectOne Disclosure Schedule is identified by reference to, or has been grouped under a heading referring to, a specific individual Section or subsection of Articles IV, V or VI of this Agreement and shall be deemed disclosure with respect to such referenced Section or subsection and also any other Section or subsection of Articles IV, V or VI of this Agreement to which the relevance of such item is reasonably apparent. For the avoidance of doubt, subject to the preceding sentence, a representation or warranty may be qualified by a section of the ConnectOne Disclosure Schedule even if such representation or warranty does not expressly state that it is so qualified. Except as set forth in the ConnectOne Disclosure Schedule or as disclosed in any ConnectOne Report filed by ConnectOne with the SEC since December 31, 2015 and prior to the date hereof (but disregarding risk factor disclosures contained under the heading “Risk Factors,” or disclosures of risks set forth in any “forward-looking statements” disclaimer or any other statements that are similarly non-specific or cautionary, predictive or forward-looking in nature), ConnectOne hereby represents and warrants to Greater Hudson as follows:

4.1 Corporate Organization.

(a) ConnectOne is a corporation duly organized, validly existing and in good standing under the Laws of the State of New Jersey. ConnectOne has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not have a Material Adverse Effect on ConnectOne. ConnectOne is registered as a bank holding company under the BHC. Copies of the certificate of incorporation and by-laws of ConnectOne have previously been made available to Greater Hudson; such copies are true and complete copies of such documents as in effect as of the date of this Agreement.

(b) The Bank is a commercial bank organized under the laws of the State of New Jersey. The deposit accounts of the Bank are insured by the FDIC through the FDIC’s Deposit Insurance Fund to the fullest extent permitted by applicable Law, and all premiums and assessments required to be paid in connection therewith have been paid when due. Copies of the certificate of incorporation and by-laws of the Bank have previously been made available to Greater Hudson; such copies are true and complete copies of such documents as in effect as of the date of this Agreement. Each of ConnectOne's other Subsidiaries is an entity duly organized, validly existing and in good standing under the Laws of its jurisdiction of incorporation or organization. Each of ConnectOne’s Subsidiaries has the power and authority (corporate or other) to own or lease all of its properties and assets and to carry on its business as it is now being conducted and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or the location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not have a Material Adverse Effect on ConnectOne.

(c) The minute books of ConnectOne and each of its Subsidiaries contain true and complete records in all material respects of all meetings and other material corporate actions held or taken since December 31, 2015 (or since the date of formation with respect to any such entity formed on or after December 31, 2015) by their respective shareholders, members, managers and Boards of Directors (including committees of their respective Boards of Directors or managers). Copies of such minute books have been made available to Greater Hudson.

(d) Except as set forth in Section 4.1(d) of the ConnectOne Disclosure Schedule or as set forth in the ConnectOne Reports, ConnectOne and its Subsidiaries do not own or control, directly or indirectly, any equity interest in any corporation, company, limited liability company, association, partnership, joint venture or other entity except for shares held by the Bank in a fiduciary or custodial capacity in the Ordinary Course of Business (which, except as disclosed in Section 4.1(d) of the ConnectOne Disclosure Schedule, do not in the aggregate constitute more than 5% of the voting shares or interests in any such corporation, company, limited liability company, association, partnership, joint ventures or other entity) and except that which the Bank holds pursuant to satisfaction of obligations due to the Bank and which are disclosed in Section 4.1(d) of the ConnectOne Disclosure Schedule.

4.2 Capitalization.

(a) The authorized capital stock of ConnectOne consists solely of 50,000,000 shares of ConnectOne Common Stock and 5,000,000 shares of preferred stock, no par value (“ConnectOne Preferred Stock”). As of the date hereof, there were 31,971,353 shares of ConnectOne Common Stock outstanding, no shares of ConnectOne Preferred Stock issued and outstanding, 1,326,666 shares of ConnectOne Common Stock held as treasury stock and no shares of ConnectOne Preferred Stock held as treasury stock. As of the date hereof, there were no shares of ConnectOne Common Stock reserved for issuance except for 179,178 shares of ConnectOne Common Stock reserved for issuance pursuant to ConnectOne’s 2012 Equity Compensation Plan and 2017 equity Compensation Plan (collectively, the “ConnectOne Stock Incentive Plans”) and 602,651 shares of ConnectOne Common Stock reserved for issuance pursuant to ConnectOne’s dividend reinvestment and stock purchase plan (the “ConnectOne DRIP”). All of the issued and outstanding shares of ConnectOne Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof.

(b) The ConnectOne Financial Statements (as defined below) disclose ConnectOne’s outstanding equity awards (the “ConnectOne Equity Awards”). Except for shares of capital stock issuable pursuant to the ConnectOne Equity Awards and pursuant to the ConnectOne DRIP, as of the date hereof ConnectOne does not have and is not bound by any outstanding subscriptions, options, warrants, rights, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of ConnectOne Common Stock or any other equity security of ConnectOne or any securities representing the right to purchase or otherwise receive any shares of ConnectOne Common Stock or any other equity security of ConnectOne. Assuming the receipt of all necessary approvals from ConnectOne’s shareholders with respect to the ConnectOne Shareholder Matters, the shares of ConnectOne Common Stock to be issued pursuant to the Merger will be duly authorized and validly issued and, at the Effective Time, all such shares will be fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof.

(c) Section 4.2(c) of the ConnectOne Disclosure Schedule sets forth a true and complete list of all of the Subsidiaries of ConnectOne. Except as set forth in Section 4.2(c) of the ConnectOne Disclosure Schedule, ConnectOne owns, directly or indirectly, all of the issued and outstanding shares of the capital stock or all of the other equity interests of each of such Subsidiaries, free and clear of all Liens, and all of such shares or other equity interests are duly authorized and validly issued, are (if applicable) fully paid and nonassessable and are free of preemptive rights, with no personal liability attaching to the ownership thereof. No Subsidiary of ConnectOne has or is bound by any outstanding subscriptions, options, warrants, rights, calls, commitments or agreements of any character with any party that is not a direct or indirect Subsidiary of ConnectOne calling for the purchase or issuance of any shares of capital stock or any other equity interest of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity interests of such Subsidiary. The authorized capital stock of the Bank consists of 5,000,000 shares of common stock, of which 2,062,197 are issued and outstanding on the date hereof. There is one share of the Bank’s common stock outstanding; such share is owned by ConnectOne.

(d) Except as set forth in the ConnectOne Financial Statements, no bonds, debentures, trust-preferred securities or other similar indebtedness of ConnectOne are issued or outstanding.

4.3 Authority; No Violation.

(a) ConnectOne has full corporate power and authority to execute and deliver this Agreement and subject to (i) the Parties’ (A) obtaining all bank regulatory approvals and making all bank regulatory notifications required to effectuate the Merger and (B) obtaining the other approvals listed in Section 4.4 of this Agreement, (ii) obtaining all bank regulatory approvals and making all bank regulatory notifications required to effectuate the Merger and (iii) obtaining the other approvals listed in Section 4.4 of this Agreement, to consummate the transactions contemplated by this Agreement in accordance with the terms hereof. On or prior to the date of this Agreement, ConnectOne’s Board of Directors has (1) determined that this Agreement and the Merger are fair to and in the best interests of ConnectOne and its shareholders and declared the Merger and the other transactions contemplated hereby to be advisable and (2) approved this Agreement, the Merger and the other transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by the Board of Directors of the Bank. Except as set forth above, no other corporate proceedings on the part of ConnectOne or the Bank are necessary to approve this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by ConnectOne and the Bank and (assuming due authorization, execution and delivery by Greater Hudson) this Agreement constitutes a valid and binding obligation of ConnectOne and the Bank, enforceable against each in accordance with its terms, except as enforcement may be limited by general principles of equity, whether applied in a court of law or a court of equity, and by bankruptcy, insolvency or similar Laws affecting creditors' rights and remedies generally.

(b) Neither the execution and delivery of this Agreement by ConnectOne or the Bank, nor the consummation by ConnectOne or the Bank of the transactions contemplated hereby in accordance with the terms hereof, or compliance by ConnectOne or the Bank with any of the terms or provisions hereof, will (i) violate any provision of the certificate of incorporation or by-laws of ConnectOne or the certificate of incorporation, by-laws or similar governing documents of any of its Subsidiaries, or (ii) assuming that the consents and approvals referred to in Section 4.4 of this Agreement are duly obtained and except as set forth in Section 4.3(b) of the ConnectOne Disclosure Schedule, (x) violate any Law or Order applicable to ConnectOne or any of its Subsidiaries, or any of their respective properties or assets, or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of ConnectOne or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which ConnectOne or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected, except, with respect to (ii) above, such as individually or in the aggregate will not have a Material Adverse Effect on ConnectOne and its Subsidiaries taken as a whole.

4.4 Consents and Approvals. Except for (a) the filing of applications and notices, as applicable, with the FDIC and approval of such applications and notices, (b) the filing of applications and notices, as applicable, with the New Jersey Department and New York Department and approval of such applications and notices, (c) the filing of applications and waivers, as applicable, with the FRB, (d) the filing of the S-4 with the SEC and the declaration by the SEC of effectiveness of the S-4, (e) the filing of the Certificate of Merger with the New Jersey Department, (f) approval of the listing of the ConnectOne Common Stock to be issued in the Merger on the NASDAQ Global Select Market, (g) such filings as shall be required to be made with any applicable state securities bureaus or commissions, (h) such consents, authorizations or approvals as shall be required under the Environmental Laws and (i) such other filings, authorizations or approvals as may be set forth in Section 4.4 of the ConnectOne Disclosure Schedule, no consents or approvals of or filings or registrations with any Governmental Entity or with any third party (other than consents or approvals of third parties the absence of which will not have a Material Adverse Effect on ConnectOne and its Subsidiaries taken as a whole) are necessary on behalf of ConnectOne or the Bank in connection with (1) the execution and delivery by ConnectOne or the Bank of this Agreement and (2) the consummation by ConnectOne or the Bank of the Merger and the other transactions contemplated hereby.

4.5 Reports.

(a) ConnectOne and each of its Subsidiaries have timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file since December 31,2015 with (i) the FRB, (ii) the FDIC, (iii) the New Jersey Department and (iv) any other bank regulator that regulates ConnectOne or any of its Subsidiaries (collectively with the FRB, the New Jersey Department and the FDIC, the “ConnectOne Regulatory Agencies"), and have paid all fees and assessments due and payable in connection therewith. Except for normal examinations conducted by the ConnectOne Regulatory Agencies in the regular course of the business of ConnectOne and its Subsidiaries, and except as set forth in Section 4.5(a) of the ConnectOne Disclosure Schedule, no ConnectOne Regulatory Agency has initiated any proceeding or, to the Knowledge of ConnectOne, investigation into the business or operations of ConnectOne or any of its Subsidiaries since December 31, 2015 the effect of which is reasonably likely to have a Material Adverse Effect on ConnectOne or to delay approval of the Merger by any Governmental Entity having jurisdiction over the Merger, ConnectOne, Greater Hudson or their respective Subsidiaries or which is reasonably likely to result in such Governmental Entity’s objecting to the Merger. There is no unresolved violation, criticism, or exception by any ConnectOne Regulatory Agency with respect to any report or statement relating to any examinations of ConnectOne or any of its Subsidiaries the effect of which is reasonably likely to have a Material Adverse Effect on ConnectOne or to delay approval of the Merger by any Governmental Entity having jurisdiction over the Merger, ConnectOne, Greater Hudson or their respective Subsidiaries or which is reasonably likely to result in such Governmental Entity’s objecting to the Merger.

(b) ConnectOne has filed all reports, schedules, registration statements, prospectuses and other documents, together with amendments thereto, required to be filed with the SEC since December 31, 2015 (the “ConnectOne Reports”). As of their respective dates of filing with the SEC (or, if amended or superseded by a subsequent filing prior to the date hereof, as of the date of such subsequent filing), the ConnectOne Reports complied, and each ConnectOne Report filed subsequent to the date hereof and prior to the Effective Time will comply, in all material respects with the applicable requirements of the Securities Act, the Exchange Act, the Sarbanes-Oxley Act and the Dodd-Frank Act, and did not or will not, as the case may be, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. There are no outstanding comments from, or unresolved issues raised by, the SEC with respect to any of the ConnectOne Reports. None of ConnectOne’s Subsidiaries is required to file periodic reports with the SEC pursuant to Section 13 or 15(d) of the Exchange Act. No executive officer of ConnectOne has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act and, to the Knowledge of ConnectOne, no enforcement action has been initiated by the SEC against ConnectOne or its officers or directors relating to disclosures contained in any ConnectOne Report.

(c) The records, systems, controls, data and information of ConnectOne and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of ConnectOne or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a materially adverse effect on the system of internal accounting controls described in Section 4.6(c) of this Agreement.

(d) Except as set forth in Section 4.5(d) of the ConnectOne Disclosure Schedule, since December 31, 2015, neither ConnectOne nor any of its Subsidiaries nor, to the Knowledge of ConnectOne, any member of ConnectOne’s Board of Directors or executive officer of ConnectOne or any of its Subsidiaries, has received any material written complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures, methodologies or methods of ConnectOne or any of its Subsidiaries or their respective internal accounting controls.

4.6 Financial Statements.

(a) ConnectOne has previously made available to Greater Hudson copies of (i) the consolidated statements of financial condition of ConnectOne and its Subsidiaries as of December 31, 2017 and 2016, and the related consolidated statements of income, changes in shareholders' equity and cash flows for the fiscal years ended December 31, 2017, 2016 and 2015, in each case accompanied by the audit report of Crowe Horwath LLP, independent public accountants with respect to ConnectOne, (ii) the notes related thereto, (iii) the unaudited consolidated statement of financial condition of ConnectOne and its Subsidiaries as of March 31, 2018 and 2017 and the related unaudited consolidated statements of income and cash flows for the three (3) months ended march 31, 2018 and 2017 and (iv) the notes related thereto (collectively, the “ConnectOne Financial Statements”). The consolidated statements of financial condition of ConnectOne (including the related notes, where applicable) included within the ConnectOne Financial Statements fairly present (subject, in the case of the unaudited statements, to recurring audit adjustments normal in nature and amount), in all material respects, and the consolidated statements of financial condition of the ConnectOne (including the related notes, where applicable) to be included or incorporated by reference in the S-4 will fairly present (subject, in the case of the unaudited statements, to recurring audit adjustments normal in nature and amount), in all material respects, the consolidated financial position of ConnectOne and its Subsidiaries as of the dates thereof, and the consolidated statements of income, changes in shareholders' equity and cash flows (including the related notes, where applicable) included within the ConnectOne Financial Statements fairly present (subject, in the case of the unaudited statements, to recurring audit adjustments normal in nature and amount), in all material respects, and the consolidated statements of income, changes in shareholders' equity and cash flows of ConnectOne (including the related notes, where applicable) to be included or incorporated by reference in the S-4 will fairly present (subject, in the case of the unaudited statements, to recurring audit adjustments normal in nature and amount), in all material respects, the consolidated results of operations, changes in shareholders’ equity and cash flows and the consolidated financial position of the ConnectOne and its Subsidiaries for the respective fiscal periods therein set forth; each of the ConnectOne Financial Statements (including the related notes, where applicable) complies, and each of such consolidated financial statements (including the related notes, where applicable) to be included or incorporated by reference in the S-4 will comply, with accounting requirements applicable to financial statements to be included or incorporated by reference in the S-4 and with the published rules and regulations of the SEC with respect thereto, including without limitation Regulation S-X; and each of the ConnectOne Financial Statements (including the related notes, where applicable) has been, and each of such consolidated financial statements (including the related notes, where applicable) to be included or incorporated by reference in the S-4 will be, prepared in accordance with GAAP consistently applied during the periods involved, except, in the case of unaudited statements, as permitted by the SEC with respect to financial statements included on Form 10-Q. The books and records of ConnectOne and its Subsidiaries have been, and are being, maintained in accordance with GAAP and any other applicable legal and accounting requirements, and reflect only actual transactions.

(b) Except as and to the extent reflected, disclosed or reserved against in the ConnectOne Financial Statements (including the notes thereto), as of December 31, 2017, neither ConnectOne nor any of its Subsidiaries had any liabilities, whether absolute, accrued, contingent or otherwise, material to the financial condition of ConnectOne and its Subsidiaries on a consolidated basis which were required to be so disclosed under GAAP. Since March 31, 2018, neither ConnectOne nor any of its Subsidiaries has incurred any material liabilities except in the Ordinary Course of Business, except in connection with this Agreement, the Merger or the other transaction contemplated by this Agreement, or as disclosed in any ConnectOne Report.

(c) ConnectOne and its Subsidiaries have devised and maintain a system of internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. ConnectOne has designed disclosure controls and procedures (within the meaning of Rules 13a-15(e) and 15d-15(e) promulgated under the Exchange Act) to ensure that material information relating to ConnectOne and its Subsidiaries is made known to the management of ConnectOne by others within those entities as appropriate to allow timely decisions regarding required disclosure and to make the certifications required by the Exchange Act with respect to the ConnectOne Reports. Since March 31, 2018, there has not been any material change in the internal controls utilized by ConnectOne to assure that its consolidated financial statements conform with GAAP. ConnectOne is not aware of any significant deficiencies or material weaknesses in the design or operation of such internal controls that are reasonably likely to adversely affect ConnectOne’s ability to record, process, summarize and report financial information and is not aware of any fraud, whether or not material, that involves ConnectOne’s management or other employees who have a significant role in such internal controls.

(d) For purposes of this Agreement, the term “ConnectOne’s Accounting Firm” shall mean Crowe Horwath LLP. ConnectOne’s Accounting Firm is and has been throughout the periods covered by the ConnectOne Financial Statements (x) a registered public accounting firm (as defined in Section 2(a)(12) of the Sarbanes-Oxley Act) and (y) “independent” with respect to ConnectOne within the meaning of the rules of the applicable bank regulatory authorities and the Public Company Accounting Oversight Board.

4.7 Broker. Neither ConnectOne nor any of its Subsidiaries nor any of their respective officers or directors has employed any broker or finder or incurred any liability for any broker's fees, commissions or finder's fees in connection with any of the transactions contemplated by this Agreement except as set forth Section 4.7 of the ConnectOne Disclosure Schedule.

4.8 Absence of Certain Changes or Events.

(a) Except as set forth in Section 4.8(a) of the ConnectOne Disclosure Schedule, as disclosed in a ConnectOne Report or as contemplated by this Agreement, since March 31, 2018, ConnectOne and its Subsidiaries have carried on their respective businesses in the Ordinary Course of Business (except for the incurrence of expenses in connection with this Agreement).

(b) Except for liabilities incurred in connection with this Agreement or the transactions contemplated hereby, and except as set forth in Section 4.8(d) of the ConnectOne Disclosure Schedule or disclosed in a ConnectOne Report, since march 31, 2018, there has not been:

(i) any change or development or combination of changes or developments which, individually or in the aggregate, has had a Material Adverse Effect on ConnectOne,

(ii) except insofar as may have been required by a change in GAAP or regulatory accounting principles, any change in accounting methods, principles or practices by ConnectOne or its Subsidiaries affecting their assets, liabilities or business, including, without limitation, any reserving, renewal or residual method, or estimate of practice or policy, or

(iii) any agreement or commitment (contingent or otherwise) to do any of the foregoing.

4.9 Legal Proceedings.

(a) Except as disclosed in any ConnectOne Report or as may be set forth in Section 4.9(a) of the ConnectOne Disclosure Schedule, neither ConnectOne nor any of its Subsidiaries is a party to any, and there are no pending or, to ConnectOne's Knowledge, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any material nature against ConnectOne or any of its Subsidiaries or challenging the validity or propriety of the transactions contemplated by this Agreement.

(b) Except as set forth in Section 4.9(b) of the ConnectOne Disclosure Schedule, there is no Order imposed upon ConnectOne, any of its Subsidiaries or the assets of ConnectOne or any of its Subsidiaries.

4.10 Taxes.

(a) Except where a failure to file Tax Returns, a failure of any such Tax Return to be complete and accurate in any respect or the failure to pay any Tax, individually or in the aggregate, would not be material to the results of operations or financial condition of ConnectOne and its Subsidiaries on a consolidated basis, (i) ConnectOne and each of its Subsidiaries have timely filed (taking into account all available extensions) (and until the Effective Time will so file) all Tax Returns required to be filed by any of them in all jurisdictions, (ii) all such Tax Returns are (or, in the case of Tax Returns to be filed prior to the Effective Time, will be) true and complete in all respects, and (iii) ConnectOne and each of its Subsidiaries have duly and timely paid (and until the Effective Time will so pay) all Taxes that are required to be paid by any of them, except with respect to matters contested in good faith in appropriate proceedings and adequately reserved in the ConnectOne Financial Statements. The unpaid Taxes of ConnectOne and its Subsidiaries (x) did not, as of the date of each consolidated statement of condition included in the ConnectOne Financial Statements, exceed the accruals and reserves for Tax liabilities (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the ConnectOne Financial Statements (rather than in any notes thereto), and (y) will not exceed that reserve as adjusted for the passage of time through the Effective Time in accordance with the past custom and practice of ConnectOne and its Subsidiaries in filing their Tax Returns. Neither ConnectOne nor any of its Subsidiaries has waived any statute of limitations with respect to any material Taxes or, to the extent related to such Taxes, agreed to any extension of time with respect to a Tax assessment or deficiency, in each case to the extent such waiver or agreement is currently in effect. Except as set forth in Section 4.10(a) of the ConnectOne Disclosure Schedule, the Tax Returns of ConnectOne and its Subsidiaries which have been examined by the IRS or the appropriate state, local or foreign Tax authority have been resolved and either no deficiencies were asserted as a result of such examinations or any asserted deficiencies have been paid in full and reflected in the ConnectOne Financial Statements. Except as set forth in Section 4.10(a) of the ConnectOne Disclosure Schedule, there are no current, pending or, to the Knowledge of ConnectOne, threatened actions, audits, or examinations by any Governmental Entity responsible for the collection or imposition of Taxes with respect to ConnectOne or any of its Subsidiaries, or any pending judicial Tax proceedings or any other Tax disputes, assessments or claims. Except as set forth in Section 4.10(a) of the ConnectOne Disclosure Schedule, as of the date of this Agreement, neither ConnectOne nor any of its Subsidiaries has received (i) a request for information related to Tax matters, or (ii) a notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted or assessed by any Governmental Entity responsible for the collection or imposition of Taxes with respect to ConnectOne or any of its Subsidiaries. ConnectOne has made available to Greater Hudson true and complete copies of the United States federal, state, local and foreign income Tax Returns filed by ConnectOne or its Subsidiaries and all examination reports and statements of deficiency assessed against or agreed to by ConnectOne or any of its Subsidiaries since December 31, 2015. There are no material Liens with respect to any Taxes upon any of ConnectOne’s or its Subsidiaries’ assets, other than Permitted Liens. No claim has ever been made by any Governmental Entity in a jurisdiction where ConnectOne or any of its Subsidiaries does not file Tax Returns that ConnectOne or any of its Subsidiaries is or may be subject to taxation by that jurisdiction.

(b) Except as set forth in Section 4.10(b) of the ConnectOne Disclosure Schedule, neither ConnectOne nor any of its Subsidiaries (i) has requested any extension of time within which to file any Tax Return which Tax Return has not since been filed, (ii) is a party to any agreement providing for the allocation or sharing of Taxes or otherwise has any liability for Taxes of any person other than ConnectOne and its Subsidiaries, (iii) has issued or assumed any obligation under Section 279 of the Code, any high yield discount obligation as described in Section 163(i)(1) of the Code or any registration-required obligation within the meaning of Section 163(f)(2) of the Code that is not in registered form, (iv) is or has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code, (v) is or has been a member of an affiliated group (within the meaning of Section 1504(a) of the Code) filing consolidated United States federal income Tax Returns (other than such a group the common parent of which is or was ConnectOne), (vi) has been a party to any distribution occurring during the last three years in which the parties to such distribution treated the distribution as one to which Section 355 of the Code (or any similar provision of state, local or foreign Law) applied, or (vii) has participated in or otherwise engaged in any “Reportable Transaction” as defined in Section 6707A(c)(1) of the Code and Treasury Regulation Section 1.6011-4(b).

(c) Except as set forth in Section 4.10(c) of the ConnectOne Disclosure Schedule, neither ConnectOne nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting for a taxable period ending on or prior to the Closing Date; (ii) use of an improper method of accounting for a taxable period ending on or prior to the Closing Date; (iii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. Tax law) executed on or prior to the Closing Date; (iv) intercompany transaction or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign Tax law); (v) installment sale or open transaction disposition made on or prior to the Closing Date; (vi) prepaid amount received on or prior to the Closing Date; (vii) election under Section 108(i) of the Code; or (vii) income that accrued in a prior taxable period but that was not included in taxable income for that or another prior taxable period.

(d) Each plan, program, arrangement or contract that constitutes in any part a nonqualified deferred compensation plan within the meaning of Section 409A of the Code is identified as such in Section 4.10(c) of the ConnectOne Disclosure Schedule. The terms of each of ConnectOne’s and its Subsidiaries’ “nonqualified deferred compensation plans” subject to Code Section 409A (and associated U.S. Treasury Department guidance) comply with Code Section 409A (and associated U.S. Treasury Department guidance) and each such “nonqualified deferred compensation plan” has been operated in compliance with Code Section 409A (and associated U.S. Treasury Department guidance).

(e) Neither ConnectOne nor any of its Subsidiaries is required to pay, gross up, or otherwise indemnify any officer, director, employee or contractor for any Taxes, including potential Taxes imposed under Section 409A or Section 4999 of the Code. Neither ConnectOne nor any of its Subsidiaries have made any payments to employees that are not deductible under Section 162(m) of the Code.

(f) Except as set forth in Section 4.10(f) of the ConnectOne Disclosure Schedule, (i) ConnectOne and its Subsidiaries have complied with all applicable laws, rules and regulations relating to the payment and withholding of Taxes and have, within the time and in the manner provided by law, withheld and paid over to the proper Governmental Entities all amounts required to be so withheld and paid over under applicable laws; and (ii) ConnectOne and its Subsidiaries have maintained such records in respect to each transaction, event and item (including as required to support otherwise allowable deductions and losses) as are required under applicable Tax law, except where the failure to comply or maintain records under (i) or (ii) would not be material to the results of operations or financial condition of ConnectOne and its Subsidiaries on a consolidated basis.

4.11 Employee Benefits; Labor and Employment Matters.

(a) Except as set forth in Section 4.11(c) of the ConnectOne Disclosure Schedule, at December 31, 2017, the fair value of plan assets of each “employee pension benefit plan”, within the meaning of Section 3(2) of ERISA maintained by ConnectOne (the “ConnectOne Pension Plans”) equals or exceeds the present value of the projected benefit obligations of each such plan based upon the actuarial assumptions used for purposes of the preparation of the ConnectOne Financial Statements for the year ended December 31,2017.

(b) All contributions (including all employer contributions and employee salary reduction contributions) and premium payments required to be made to or with respect to each ConnectOne Benefit Plan under the terms thereof, ERISA or other applicable Law have been timely made, and all amounts properly accrued to date as liabilities of the ConnectOne and its Subsidiaries which have not been paid have been properly recorded on the books of the ConnectOne and its Subsidiaries.

(c) No event has occurred and no condition exists with respect to any ConnectOne Benefit Plan that has subjected or could subject ConnectOne, any of its Subsidiaries or any ERISA Affiliate to any tax, fine, penalty or other liability under the Code or ERISA.

(d) Each of the ConnectOne Benefit Plans has been operated in all material respects in accordance with its terms and in compliance with the provisions of ERISA, the Code, all regulations, rulings and announcements promulgated or issued thereunder, and all other applicable governmental laws and regulations. Furthermore, the IRS has issued a favorable determination letter with respect to each ConnectOne Pension Plan that is intended to be qualified under Section 401(a) of the Code to the effect that the ConnectOne Pension Plan satisfies the requirements of Section 401(a) of the Code (taking into account all changes in qualification requirements under Section 401(a) for which the applicable "remedial amendment period" under Section 401(b) of the Code has expired) and no condition or circumstance exists which could reasonably be expected to disqualify any such plan. Each ConnectOne Pension Plan subject to the provisions of Section 401(k) or 401(m) of the Code, or both, has been tested for and has satisfied the requirements of Section 401(k)(3), Section 401(m)(2) and Section 416 of the Code, as applicable, for each of the last three plan years. There has not been, nor is there likely to be, a partial termination of any ConnectOne Pension Plan within the meaning of Section 411(d)(3) of the Code. None of the assets of any ConnectOne Pension Plan are invested in or consist of ConnectOne Common Stock.

(e) There are no pending, or, to the Knowledge of ConnectOne, threatened or anticipated claims (other than routine claims for benefits) by, on behalf of or against any of the ConnectOne Benefit Plans or any trusts related thereto. None of the ConnectOne Benefit Plans is the subject of any pending or any threatened investigation, audit or administrative proceeding, including any voluntary compliance submission through the IRS's Employee Plans Compliance Resolution System or the DOL's Voluntary Fiduciary Correction Program, by or with the IRS, the DOL or any other Governmental Entity.

(f) With respect to the ConnectOne Benefit Plans, no event has occurred and, to the Knowledge of ConnectOne, there exists no condition or set of circumstances in connection with which ConnectOne, any Subsidiary of ConnectOne or any ERISA Affiliate would be subject to any liability (other than a liability to pay benefits thereunder) under the terms of such ConnectOne Benefit Plans, ERISA, the Code or any other applicable law which has had, or would reasonably be expected to have, a Material Adverse Effect on ConnectOne.

(g) Neither ConnectOne nor any of its Subsidiaries is, nor at any time has been, a party to any collective bargaining agreement or other labor agreement, nor is any such agreement being negotiated and, to the Knowledge of ConnectOne, no activities or proceedings are underway by any labor union, organization, association or other employee representation group to organize any employees of ConnectOne or any of its Subsidiaries. No work stoppage, slowdown or labor strike against ConnectOne or any of its Subsidiaries is pending or, to the Knowledge of ConnectOne, threatened. ConnectOne and its Subsidiaries (i) do not have direct or indirect liability with respect to any misclassification of any Person as an independent contractor or temporary worker hired through a temporary worker agency rather than as an employee, (ii) are in compliance in all material respects with all applicable Laws respecting employment, employment practices, labor relations, employment discrimination, health and safety, terms and conditions of employment and wages and hours and (iii) have not received any written remedial order or notice of offense under applicable occupational health and safety Laws.

(h) There is no unfair labor practice charge or complaint against ConnectOne or any of its Subsidiaries pending or, to the Knowledge of ConnectOne, threatened, before the National Labor Relations Board, any court or any Governmental Entity.

(i) With respect to ConnectOne and its Subsidiaries, there are no pending or, to the Knowledge of ConnectOne, threatened actions, charges, citations or Orders concerning: (i) wages, compensation or violations of employment Laws prohibiting discrimination, (ii) representation petitions or unfair labor practices, (iii) violations of occupational safety and health Laws, (iv) workers' compensation, (v) wrongful termination, negligent hiring, invasion of privacy or defamation or (vi) immigration and naturalization or any other claims under state or federal labor Law.

(j) No non-exempt prohibited transaction, within the meaning of Section 4975 of the Code or Sections 406 or 407 of ERISA, has occurred with respect to any of the ConnectOne Benefit Plans. None of ConnectOne, any of its Subsidiaries, or any plan fiduciary of any ConnectOne Benefit Plan has engaged in, or has any liability in respect of, any transaction in violation of Section 404 of ERISA.

(k) Neither ConnectOne nor any of its Subsidiaries or ERISA Affiliates has announced an intention to create, or has otherwise created, a legally binding commitment to adopt any additional ConnectOne Benefit Plans or to amend or modify any existing ConnectOne Benefit Plan.

4.12 ConnectOne Information.

(a) The information relating to ConnectOne and the Bank to be contained in the S-4, as of the date the Proxy Statement is mailed to shareholders of Greater Hudson, and up to and including the date of the meeting of shareholders of greater Hudson to which such Proxy Statement relates, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading provided that information as of a later date shall be deemed to modify information as of an earlier date, and further provided that no representation and warranty is made with respect to information relating to ConnectOne and its Subsidiaries included in the S-4. The S-4 (except for such portions thereof that relate to Greater Hudson or any of its Subsidiaries) will comply in all material respects with all provisions of the Securities Act and the rules and regulations thereunder.

(b) The information relating to ConnectOne and its Subsidiaries provided by ConnectOne to be contained in the regulatory applications, notifications and waiver requests relating to the Merger, including without limitation any applications, notifications and waiver requests to the FDIC, the New York Department, the New Jersey Department and the FRB, will be accurate in all material respects.

4.13 Compliance with Applicable Law.

(a) General. Except as set forth in Section 4.13(a) of the ConnectOne Disclosure Schedule, each of ConnectOne and each of its Subsidiaries hold all material licenses, franchises, permits and authorizations necessary for the lawful conduct of its business, and each of ConnectOne and each of its Subsidiaries has complied with, and is not in default in any respect under, any applicable Law of any federal, state or local Governmental Entity relating to ConnectOne or its Subsidiaries (other than where such defaults or non-compliance will not, alone or in the aggregate, have a Material Adverse Effect on ConnectOne and its Subsidiaries taken as a whole). Except as disclosed in Section 4.13(a) of the ConnectOne Disclosure Schedule, ConnectOne and its Subsidiaries have not received notice of violation of, and do not know of any such violations of, any of the above which have or would reasonably be expected to have a Material Adverse Effect on ConnectOne. Without limiting the foregoing, none of ConnectOne, or its Subsidiaries, or to the Knowledge of ConnectOne, any director, officer, employee, agent or other person acting on behalf of ConnectOne or any of its Subsidiaries has, directly or indirectly, (i) used any funds of ConnectOne or any of its Subsidiaries for unlawful contributions, unlawful gifts, unlawful entertainment or other expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic governmental officials or employees or to foreign or domestic political parties or campaigns from funds of ConnectOne or any of its Subsidiaries, (iii) violated any provision that would result in the violation of the USA PATRIOT ACT of 2001, as amended, the Bank Secrecy Act of 1970, as amended,, the money laundering Laws of any jurisdiction, or any similar law, (iv) established or maintained any unlawful fund of monies or other assets of ConnectOne or any of its Subsidiaries, (v) made any fraudulent entry on the books or records of ConnectOne or any of its Subsidiaries, or (vi) made any unlawful bribe, unlawful rebate, unlawful payoff, unlawful influence payment, unlawful kickback or other unlawful payment to any person, private or public, regardless of form, whether in money, property or services, to obtain favorable treatment in securing business or to obtain special concessions for ConnectOne or any of its Subsidiaries, to pay for favorable treatment for business secured or to pay for special concessions already obtained for ConnectOne or any of its Subsidiaries, or is currently subject to any United States sanctions administered by the Office of Foreign Assets Control of the United States Treasury Department.

(b) CRA. Without limiting the foregoing, ConnectOne and its Subsidiaries have complied in all material respects with the CRA and ConnectOne has no reason to believe that any person or group would object successfully to the consummation of the Merger due to the CRA performance of or rating of ConnectOne or its Subsidiaries. The Bank has a CRA rating of at least “satisfactory.” Except as listed in Section 4.13(b) of the ConnectOne Disclosure Schedule, since December 31, 2015, no person or group has adversely commented in writing to ConnectOne or its Subsidiaries in a manner requiring recording in a file of CRA communications upon the CRA performance of ConnectOne and its Subsidiaries.

4.14 Agreements with Regulatory Agencies. Except as set forth in Section 4.14 of the ConnectOne Disclosure Schedule, or as disclosed in any ConnectOne Report, neither ConnectOne nor any of its Subsidiaries is subject to any cease-and-desist or other order issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or is a recipient of any extraordinary supervisory letter from, or has adopted any board resolutions at the request of any Governmental Entity (each, whether or not set forth on Section 4.15 of the ConnectOne Disclosure Schedule, a “ConnectOne Regulatory Agreement”), nor has ConnectOne or any of its Subsidiaries been advised by any Governmental Entity that it is considering issuing or requesting any ConnectOne Regulatory Agreement. Neither ConnectOne nor any of its Subsidiaries is required by Section 32 of the Federal Deposit Insurance Act to give prior notice to a Federal banking agency of the proposed addition of an individual to its board of directors or the employment of an individual as a senior executive officer.

4.15 Environmental Matters. Notwithstanding any other provisions of this Agreement, the representations and warranties in this Section 4.15 are the sole representations and warranties of ConnectOne regarding Environmental Matters. Except as set forth in Section 4.15 of the ConnectOne Disclosure Schedule or as disclosed in any ConnectOne Report:

(a) Each of ConnectOne and its Subsidiaries, each of the Participation Facilities and, to the Knowledge of ConnectOne, the Loan Properties are in compliance in all material respects with all applicable Environmental Laws and with all applicable Orders and contractual obligations relating to any Environmental Matters, pollution or the discharge of, or exposure to, Regulated Substances in the environment or workplace.

(b) There is no suit, claim, action or proceeding, pending or, to the Knowledge of ConnectOne, threatened, before any Governmental Entity or other forum in which ConnectOne, any of its Subsidiaries, any Participation Facility or to the Knowledge of ConnectOne, any Loan Property, has been or, with respect to threatened proceedings, may be, named as a potentially responsible party (x) for alleged noncompliance (including by any predecessor) with any Environmental Laws, or (y) relating to the release of, threatened release of or exposure to any Regulated Substances whether or not occurring at or on a site owned, leased or operated by ConnectOne or any of its Subsidiaries, any Participation Facility or to the Knowledge of ConnectOne.

(c) To the Knowledge of ConnectOne, during the period of (x) ConnectOne’s or any of its Subsidiaries’ ownership or operation of any of their respective current or former properties, (y) ConnectOne’s or any of its Subsidiaries’ participation in the management of any Participation Facility, or (z) ConnectOne’s or any of its Subsidiaries’ interest in a Loan Property, there has been no release of Regulated Substances in, on, under, from or affecting any such property. To the Knowledge of ConnectOne, prior to the period of (x) ConnectOne's or any of its Subsidiaries’, (y) ConnectOne’s or any of its Subsidiaries’ participation in the management of any Participation Facility, or (z) ConnectOne’s or any of its Subsidiaries’ interest in a Loan Property, ownership or operation of any of their respective current or former properties, there was no release of Regulated Substances in, on, under, from or affecting any such property, Participation Facility or Loan Property.

(d) The following definitions apply for purposes of this Section 4.15: (v) “Regulated Substances” means any chemicals, pollutants, contaminants, wastes, toxic substances, petroleum or other substances or materials regulated under any Environmental Law; (w) “Loan Property” means any property classified by ConnectOne or any of its Subsidiaries as an OREO property, and, where required by the context, said term means the owner or operator of such property; (x) “Participation Facility” means any facility in which ConnectOne or any of its Subsidiaries participates in the management and, where required by the context, said term means the owner or operator of such property; (y) “Environmental Laws” means any and all applicable common law, statutes and regulations, of the United States and New Jersey dealing with Environmental Matters, including without limitation, CERCLA, the Hazardous Material Transportation Act, 49 U.S.C. §1801 et seq., the Solid Waste Disposal Act including RCRA, the Clean Water Act, 33 U.S.C. §1251 et seq., the Clean Air Act, 42 U.S.C. §7401 et seq., the Toxic Substances Control Act, 15 U.S.C. §2601 et seq., the Federal Insecticide, Fungicide, and Rodenticide Act, 7 U.S.C. §136 et seq., the Emergency Planning and Right-To-Know Act of 1986, 42 U.S.C. §11001 et seq., the New Jersey Spill Compensation and Control Act, N.J.S.A. 58:10A-23.11, et seq.; the New Jersey Industrial Site Remediation Act, N.J.S.A. 13:1K-6, et seq.,; the New Jersey Brownfield and Contaminated Site Remediation Act, N.J.S.A. 58:10B-1, et seq.; the New Jersey Site Remediation Reform Act, N.J.S.A. 58:10C-1, et seq.; the New Jersey Water Pollution Control Act, N.J.S.A. 58: 10A-1 et seq.; the New Jersey Air Pollution Control Act, N.J.S.A. 26:2C-1, et seq., the New Jersey Solid Waste Management Act, N.J.S.A. 13:1E-1, et seq.; as in effect and amended, and all other applicable Laws and regulatory guidance relating to the protection of human health and safety, and the environment, the protection of natural resources or providing for any remedy or right of recovery or right of injunctive relief with respect to Environmental Matters; and (z) “Environmental Matters” means all matters, conditions, liabilities, obligations, damages, losses, claims, requirements, prohibitions, and restrictions arising out of or relating to the environment, natural resources, safety, or sanitation, or the production, storage, handling, use, emission, release, discharge, dispersal, or disposal of any substance, product or waste which is hazardous or toxic or which is regulated by any Environmental Law whatsoever.

4.16 Reorganization. Neither ConnectOne nor any of its Subsidiaries has taken or agreed to take any action, has failed to take any action, or knows of any fact, agreement, plan or other circumstances that could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

4.17 Prior Regulatory Applications. Except as disclosed in Section 4.17 of the ConnectOne Disclosure Schedule, since December 31, 2015, no regulatory agency has objected to, denied, or advised ConnectOne or any Subsidiary of ConnectOne to withdraw, and to the Knowledge of ConnectOne, no third party has submitted an objection to a Governmental Entity having jurisdiction over ConnectOne or any Subsidiary of ConnectOne regarding, any application, notice, or other request filed by ConnectOne or any Subsidiary of ConnectOne with any Governmental Entity having jurisdiction over ConnectOne or such Subsidiary.

4.18 Disclosure. The representations or warranties contained in this Article IV, when considered as a whole, do not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements in this Article IV not misleading.

4.19 No Other Representations or Warranties.

(a) Except for the representations and warranties made by ConnectOne in this Article IV, neither ConnectOne nor any other Person makes any express or implied representation or warranty with respect to ConnectOne, its Subsidiaries, or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and ConnectOne hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, neither ConnectOne nor any other Person makes or has made any representation or warranty to Greater Hudson or any of its Affiliates or representatives with respect to (i) any financial projection, forecast, estimate, budget or prospective information relating to ConnectOne, any of its Subsidiaries or their respective businesses or (ii) except for the representations and warranties made by ConnectOne in this Article IV, any oral or written information presented to Greater Hudson or any of its Affiliates or representatives in the course of their due diligence investigation of ConnectOne, the negotiation of this Agreement or in the course of the transactions contemplated hereby.

(b) ConnectOne acknowledges and agrees that neither Greater Hudson nor any other Person has made or is making any express or implied representation or warranty other than those contained in Article III of this Agreement.

ARTICLE V

COVENANTS RELATING TO CONDUCT OF BUSINESS

5.1 Covenants of Greater Hudson. Except as expressly provided in this Agreement or with the prior written consent of ConnectOne, during the period from the date of this Agreement to the Effective Time, Greater Hudson shall use commercially reasonable efforts to, and shall cause each of its Subsidiaries to use commercially reasonable efforts to, (i) conduct its business in the ordinary course consistent with past practice and prudent banking practice; (ii) maintain and preserve intact its business organization, properties, leases, employees and advantageous business relationships and retain the services of its officers and key employees, (iii) take no action that would reasonably be expected to adversely affect or delay the ability of Greater Hudson or ConnectOne to perform its covenants and agreements on a timely basis under this Agreement, and (iv) take no action that would adversely affect or delay the ability of Greater Hudson or ConnectOne to obtain any necessary approvals, consents or waivers of any Governmental Entity or third party required for the transactions contemplated hereby or that would reasonably be expected to result in any such approvals, consents or waivers containing any material condition or restriction. Without limiting the generality of the foregoing, and except as set forth in Section 5.1 of the Greater Hudson Disclosure Schedule or as otherwise specifically provided by this Agreement or as consented to in writing by ConnectOne (which consent shall not be unreasonably withheld, delayed or conditioned), Greater Hudson shall not, and shall not permit any of its Subsidiaries to:

(a) declare or pay any dividends on, or make other distributions in respect of, any of its capital stock;

(b) (i) repurchase, redeem or otherwise acquire (except for the acquisition of Trust Account Shares and DPC Shares) any shares of the capital stock of Greater Hudson or any Subsidiary of Greater Hudson, or any securities convertible into or exercisable for any shares of the capital stock of Greater Hudson or any Subsidiary of Greater Hudson, (ii) split, combine or reclassify any shares of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, (iii) issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any shares of its capital stock or any securities convertible into or exercisable for, or any rights, warrants or options to acquire, any such shares, (iv) accelerate the exercisability or vesting of any Greater Hudson Equity Award or (v) enter into any agreement with respect to any of the foregoing;

(c) amend its organization certificate, by-laws or other similar governing documents;

(d) make any capital expenditures other than those that are made in the Ordinary Course of Business or are necessary to maintain existing assets in good repair, and in either case, involving expenditures in the aggregate of no more than $25,000;

(e) enter into any new line of business or offer any new products or services;

(f) acquire or agree to acquire, by merging or consolidating with, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire any assets, other than in connection with foreclosures, settlements in lieu of foreclosure or troubled loan or debt restructurings in the Ordinary Course of Business;

(g) take any action that is intended or may reasonably be expected to result in any of the conditions to the Merger set forth in Article VII of this Agreement not being satisfied or not being satisfied prior to the Cut-off Date;

(h) change its methods of accounting in effect at December 31, 2017, except as required by changes in GAAP or regulatory accounting principles, as concurred with in writing by Greater Hudson’s independent auditors;

(i) (1) enter into, establish, adopt, amend, modify or terminate any Greater Hudson Benefit Plan or any agreement, arrangement, plan, trust, other funding arrangement or policy between Greater Hudson or any Subsidiary of Greater Hudson and one or more of its current or former directors, officers, employees or independent contractors, change any trustee or custodian of the assets of any plan or transfer plan assets among trustees or custodians, (2) increase or accelerate payment of in any manner the compensation or fringe benefits of any director, officer or employee or pay any bonus or benefit not required by any Greater Hudson Benefit Plan or agreement as in effect as of the date hereof, except for normal increases in compensation to non-executive employees made in the Ordinary Course of Business consistent with past practice, provided that no such increase shall be more than five percent (5%) with respect to any individual non-executive employee, or (3) grant, award, amend, modify or accelerate any stock options, stock appreciation rights, or shares or any other awards; provided however, that the forgoing shall not prohibit Greater Hudson from paying year end performance bonuses in an aggregate amount not to exceed $400,000 to the individuals, and in the amounts, set forth on Section 5.1(i) of the Greater Hudson Disclosure Schedule, provided that (x) greater Hudson has fully accrued the amount of such payments, and (y) the amount payable to any individual, and the methodology used to determine the amount payable to any individual, is consistent with Greater Hudson’s past practice in paying year end performance bonuses;

(j) other than activities in the Ordinary Course of Business, sell, lease, encumber, assign or otherwise dispose of, or agree to sell, lease, encumber, assign or otherwise dispose of, any of its material assets, material properties (including, without limitation, any Greater Hudson Property) or other material rights or agreements except as otherwise specifically contemplated by this Agreement or otherwise take or permit any action that otherwise would impair the condition of title to the Greater Hudson Property or any part thereof; provided, however, that notwithstanding the forgoing, Greater Hudson shall be permitted to sell that certain loan described on Section 5.1(j) of the Greater Hudson Disclosure Schedule, subject to the terms and conditions contained therein;

(k) other than in the Ordinary Course of Business or as permitted by Section 5.1(q) of this Agreement, incur any indebtedness for borrowed money or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other individual, corporation or other entity;

(l) file any application to relocate or terminate the operations of any banking office of it or any of its Subsidiaries;

(m) create, renew, amend or terminate or give notice of a proposed renewal, amendment or termination of, any material contract, agreement or lease for goods, services or office space (including, without limitation, any Real Property Lease) to which Greater Hudson or any of its Subsidiaries is a party or by which Greater Hudson or any of its Subsidiaries or their respective properties is bound;

(n) settle any claim, action or proceeding involving any liability of Greater Hudson or any of its Subsidiaries for money damages or involving any material restrictions upon the operations of Greater Hudson or any of its Subsidiaries;

(o) except in the Ordinary Course of Business, waive or release any material right or collateral or cancel or compromise any extension of credit or other debt or claim;

(p) make, renegotiate, renew, increase, extend, modify or purchase any loan, lease (credit equivalent), advance, credit enhancement or other extension of credit, if (A) such transaction is not made in accordance with Greater Hudson’s Board-approved loan policy manual in effect on the date hereof (the “Lending Manual”), (B) under the Lending Manual, such action must be approved by the Board or the Loan Committee of the Board of Directors of Greater Hudson, (C) such transaction involves an extension of new credit with an aggregate principal amount in excess of $500,000, in the case of secured loans, and $250,000, in the case of unsecured loans, (D) such transaction involves the renewal or extension of maturity of an existing loan or credit equivalent lease where there has been (i) no change in the risk rating of the credit, (ii) no adverse change to the financial condition of the borrower and any guarantors, (iii) no change to any of the terms of the credit, or any of the collateral securing the credit, (iv) no new funds are provided to the borrower, (v) such renewal or extension of maturity is in accordance with the Lending Manual, and (vi) the aggregate principal amount of such existing loan or credit equivalent lease is in excess of $1,000,000; provided that Greater Hudson shall notify ConnectOne within two (2) Business Days of the approval of any renewal or maturity extension pursuant to this Section 5.1(p), or (E) such transaction involves an extension of new credit with an aggregate principal amount of $500,000 or less and such transaction is not made in accordance with the credit criteria set forth in Section 5.1(p) of the Greater Hudson Disclosure Schedule. For any proposed extension of credit for which Greater Hudson shall seek the prior consent of ConnectOne, Greater Hudson shall send the credit write-up for the proposed credit to each of Elizabeth Magennis, Chief Lending Officer (email address: emagennis@cnob.com) and Michael McGrover, Chief Credit Officer (email address: mmcgrover@cnob.com); and if ConnectOne has not (i) objected in writing to the proposed credit or (ii) requested reasonable additional information on the proposed credit, within two (2) Business Days of receipt of the credit write-up, ConnectOne shall be deemed to have consented to the origination of such credit. If Greater Hudson sends additional information on the proposed credit to ConnectOne, and ConnectOne does not (i) request any further additional information on the proposed credit or (ii) object in writing to the proposed credit, within two (2) Business Days of receipt of the initial additional information, ConnectOne shall be deemed to have consented to the origination of such credit. Any objection or request for additional information shall be sent by e-mail to each of Lynne Allan, Greater Hudson’s Chief Operating Officer (e-mail address lallan@greaterhudsonbank.com), F. Thomas Cornelius, Greater Hudson’s SVP/Chief Financial Officer (e-mail address tcornelius@greaterhudsonbank.com) and Damiane Doyle, Greater Hudson’s SVP/Senior Marketing Director (e-mail address ddoyle@greaterhudsonbank.com.

(q) incur any additional borrowings beyond those set forth in Section 5.1(q) of the Greater Hudson Disclosure Schedule other than Federal Home Loan Bank borrowings with a final maturity of five (5) years or less and reverse repurchase agreements, in either case in the Ordinary Course of Business, or pledge any of its assets to secure any borrowings other than as required pursuant to the terms of borrowings of Greater Hudson or any Subsidiary in effect at the date hereof or in connection with borrowings or reverse repurchase agreements permitted hereunder (it being understood that deposits shall not be deemed to be borrowings within the meaning of this Section 5.1(q));

(r) make any investment or commitment to invest in real estate, other than investments related to maintenance of owned or leased real estate used by Greater Hudson as of the date hereof, or in any real estate development project, other than real estate acquired in satisfaction of defaulted mortgage loans;

(s) except pursuant to commitments existing at the date hereof which have previously been disclosed to ConnectOne, make any construction loans outside the Ordinary Course of Business, make any real estate loans secured by undeveloped land or make any real estate loans secured by land located outside the State of New York, the State of New Jersey or the State of Connecticut;

(t) establish, or make any commitment relating to the establishment of, any new branch or other office facilities;

(u) elect to the Board of Directors any person who is not a member of the Board of Directors of Greater Hudson as of the date hereof;

(v) change any method of Tax accounting, make or change any Tax election, file any amended Tax Return, settle or compromise any material Tax liability, agree to an extension or waiver of the statute of limitations with respect to the assessment or determination of material Taxes, enter into any closing agreement with respect to any material Tax or surrender any right to claim a material Tax refund;

(w) after a Greater Hudson Acquisition Proposal (whether or not conditional) or the intention to make a Greater Hudson Acquisition Proposal (whether or not conditional) shall have been communicated directly to Greater Hudson’s shareholders or otherwise publicly disclosed or otherwise communicated or made known to any member of senior management of Greater Hudson or any member of Greater Hudson’s Board of Directors, take any intentional act, or intentionally omit to take any act, that causes any one or more of Greater Hudson’s representations in this Agreement to be inaccurate in any material respect as of the date of such act or omission;

(x) take any other action outside of the Ordinary Course of Business; or

(y) agree to do any of the foregoing.

5.2 Covenants of ConnectOne. Except as expressly provided in this Agreement or with the prior written consent of Greater Hudson, during the period from the date of this Agreement to the Effective Time, ConnectOne shall use commercially reasonable efforts to, and shall cause each of its Subsidiaries to use commercially reasonable efforts to, (i) conduct its business in the ordinary course consistent with past practices and prudent banking practice; (ii) maintain and preserve intact its business organization, properties, leases, employees and advantageous business relationships and retain the services of its officers and key employees, (iii) take no action that would reasonably be expected to adversely affect or delay the ability of Greater Hudson or ConnectOne to perform its covenants and agreements on a timely basis under this Agreement, and (iv) take no action that would adversely affect or delay the ability of Greater Hudson or ConnectOne to obtain any necessary approvals, consents or waivers of any Governmental Entity or third party required for the transactions contemplated hereby or that would reasonably be expected to result in any such approvals, consents or waivers containing any material condition or restriction. Without limiting the generality of the foregoing, and except as set forth in Section 5.2 of the ConnectOne Disclosure Schedule or as otherwise specifically provided by this Agreement or as consented to in writing by Greater Hudson (which consent shall not be unreasonably withheld, delayed or conditioned), ConnectOne shall not, and shall not permit any of its Subsidiaries to:

(a) amend its certificate of incorporation, by-laws or other similar governing documents;

(b) take any action that is intended or may reasonably be expected to result in any of the conditions to the Merger set forth in Article VII of this Agreement not being satisfied or not being satisfied prior to the Cut-off Date;

(c) take any action that is intended to, or may reasonably be expected to prevent or materially delay the consummation of the transactions contemplated hereby, except, in every case, as may be required by applicable Law;

(d) take any action, or knowingly fail to take any action, which action or failure to act prevents or may reasonably be expected to prevent, the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

(e) agree to or make any commitment to, take, or adopt any resolutions of the Board of Directors of ConnectOne in support of, any of the actions prohibited by this Section 5.2; or

(g) agree to do any of the foregoing.

5.3 No Solicitation.

(a) Except as expressly permitted by this Section 5.3, Greater Hudson and its Subsidiaries shall not, and Greater Hudson and its Subsidiaries shall not authorize or permit their respective representatives to, initiate, solicit or knowingly encourage or facilitate inquiries or proposals with respect to, or engage in any negotiations concerning, or provide any confidential or nonpublic information or data to, or have any discussions with, any person relating to, any Greater Hudson Acquisition Proposal; provided that in the event that, prior to the time that Greater Hudson’s shareholders’ approval of the Greater Hudson Shareholder Matters (the “Greater Hudson Shareholder Approval”) is obtained but not after, (1) Greater Hudson receives, after the execution of this Agreement, an unsolicited bona fide Greater Hudson Acquisition Proposal from a person other than ConnectOne, and (2) Greater Hudson’s Board of Directors concludes in good faith (A) that, after consulting with its financial advisor and outside legal counsel, such Greater Hudson Acquisition Proposal constitutes a Greater Hudson Superior Proposal or would reasonably be likely to result in a Greater Hudson Superior Proposal and (B) that, after considering the advice of outside legal counsel, failure to take such actions would be inconsistent with its fiduciary duties to Greater Hudson’s shareholders under applicable Law, Greater Hudson may, and may permit its Subsidiaries and its and its Subsidiaries’ respective representatives to, furnish or cause to be furnished nonpublic information or data and participate in negotiations or discussions with respect to such Greater Hudson Acquisition Proposal; provided that prior to providing any nonpublic information permitted to be provided pursuant to the foregoing proviso, it shall have entered into an agreement with such third party on terms substantially similar to and no more favorable to such third party than those contained in the Confidentiality Agreement between ConnectOne and Greater Hudson dated March 9, 2018 (the “Confidentiality Agreement”) and any non-public information provided to any person given access to nonpublic information shall have previously been provided to ConnectOne or shall be provided to ConnectOne prior to or concurrently with the time it is provided to such person. Greater Hudson will (A) immediately cease and cause to be terminated any activities, discussions or negotiations conducted before the date of this Agreement with any persons other than ConnectOne with respect to any Greater Hudson Acquisition Proposal, (B) not terminate, waive, amend, release or modify any provision of any confidentiality or standstill agreement relating to any Greater Hudson Acquisition Proposal to which it or any of its Affiliates or representatives is a party and (C) use its commercially reasonable efforts to enforce any confidentiality or similar agreement relating to any Greater Hudson Acquisition Proposal.

(b) Neither Greater Hudson’s Board of Directors nor any committee thereof shall (i) (A) withdraw (or modify or qualify in any manner adverse to ConnectOne) or refuse to make the Greater Hudson Board Recommendation or (B) adopt, approve, recommend, endorse or otherwise declare advisable the adoption of any Greater Hudson Acquisition Proposal, or (ii) cause or permit Greater Hudson or any of its Subsidiaries to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other agreement constituting or related to, or which is intended to or is reasonably likely to lead to, any Greater Hudson Acquisition Proposal (other than a confidentiality agreement permitted by the terms of Section 5.3(a) of this Agreement). Notwithstanding the foregoing, prior to the date of the Greater Hudson Shareholders Meeting, Greater Hudson’s Board of Directors may take any of the actions specified in items (i) and (ii) of the preceding sentence (a “Greater Hudson Subsequent Determination”) after the fourth (4th) Business Day following ConnectOne’s receipt of a written notice (the “Notice of Superior Proposal”) from Greater Hudson (A) advising that Greater Hudson’s Board of Directors has decided that a bona fide unsolicited written Greater Hudson Acquisition Proposal that it received (that did not result from a breach of this Section 5.3 or from an action by a representative of Greater Hudson or its Subsidiaries that would have been such a breach if committed by Greater Hudson or its Subsidiaries) constitutes a Superior Proposal (it being understood that Greater Hudson shall be required to deliver a new Notice of Superior Proposal in respect of any revised Superior Proposal from such third party or its Affiliates that Greater Hudson proposes to accept), (B) specifying the material terms and conditions of, and the identity of the party making, such Superior Proposal, and (C) containing an unredacted copy of the relevant transaction agreements with the party making such Superior Proposal, if, but only if, (A) ConnectOne does not make, after being provided with reasonable opportunity to negotiate with Greater Hudson, within three (3) Business Days of receipt of a Notice of Superior Proposal, a written offer that the Board of Directors of Greater Hudson determines, in good faith after consultation with its outside legal counsel and financial advisors, results in the applicable Greater Hudson Acquisition Proposal no longer being a Superior Proposal and (B) Greater Hudson’s Board of Directors reasonably determines in good faith, after consultation with and having considered the advice of outside legal counsel and its financial advisor, that the failure to take such actions would be inconsistent with its fiduciary duties to Greater Hudson’s shareholders under applicable Law and that such Greater Hudson Acquisition Proposal is a Superior Proposal and such Superior Proposal has been made and has not been withdrawn and continues to be a Superior Proposal after taking into account all adjustments to the terms of this Agreement that are committed to in writing by ConnectOne pursuant to this Section 5.3(b).

Notwithstanding the foregoing, the changing, qualifying or modifying of the Greater Hudson Board Recommendation or the making of a Greater Hudson Subsequent Determination by Greater Hudson’s Board of Directors shall not change the approval of Greater Hudson’s Board of Directors for purposes of causing any takeover Laws (or comparable provisions of any certificate of incorporation, by-law or agreement) to be inapplicable to this Agreement, the Voting Agreements and the transactions contemplated hereby and thereby, including the Merger.

(c) In addition to the obligations of Greater Hudson set forth in Sections 5.3(a) and (b) of this Agreement, in the event that Greater Hudson or any of its Subsidiaries or any representative of Greater Hudson or its Subsidiaries receives (i) any Greater Hudson Acquisition Proposal or (ii) any request for non-public information or to engage in negotiations that Greater Hudson’s Board of Directors believes is reasonably likely to lead to or that contemplates a Greater Hudson Acquisition Proposal, Greater Hudson promptly (and in any event within 48 hours of receipt) shall advise ConnectOne in writing of the existence of the matters described in clause (i) or (ii), together with the material terms and conditions of such Greater Hudson Acquisition Proposal or request and the identity of the person making such Greater Hudson Acquisition Proposal or request. Greater Hudson shall keep ConnectOne reasonably well informed in all material respects of the status (including after the occurrence of any material amendment or modification) of any such Greater Hudson Acquisition Proposal or request. Without limiting any of the foregoing, Greater Hudson shall promptly (and in any event within 48 hours) notify ConnectOne in writing if it determines to begin providing non-public information or to engage in negotiations concerning a Greater Hudson Acquisition Proposal pursuant to Sections 5.3(a) or (b) of this Agreement and shall in no event begin providing such information or engaging in such discussions or negotiations prior to providing such notice.

(d) For purposes of this Agreement:

(i) “Greater Hudson Acquisition Proposal” means, other than the transactions contemplated by this Agreement, (A) a tender or exchange offer to acquire 20% or more of the voting power in Greater Hudson, a proposal for a merger, consolidation or other business combination involving the Greater Hudson or any other proposal or offer to acquire in any manner 20% or more of the voting power in, or 20% or more of the business, assets or deposits of, Greater Hudson.

(ii) “Superior Proposal” means an unsolicited bona fide written Greater Hudson Acquisition Proposal (with the percentages set forth in the definition of such term changed from 20% to 50%) that Greater Hudson’s Board of Directors concludes in good faith to be more favorable from a financial point of view to its shareholders than the Merger and the other transactions contemplated hereby (including taking into account any adjustment to the terms and conditions proposed by ConnectOne in response to such proposal pursuant to Section 5.3(b) of this Agreement or otherwise), after (1) receiving the advice of its financial advisor and outside legal counsel, (2) taking into account the likelihood of consummation of such transaction on the terms set forth therein (as compared to, and with due regard for, the terms herein) and (3) taking into account all legal (with the advice of outside legal counsel), financial (including the financing terms of any such proposal), regulatory and other aspects of such proposal and any other relevant factors permitted under applicable Law.

ARTICLE VI

ADDITIONAL AGREEMENTS

6.1 Regulatory Matters.

(a) ConnectOne shall promptly prepare and file with the SEC the S-4, in which the Proxy Statement will be included as a prospectus. Greater Hudson shall cooperate with ConnectOne in the preparation of the Proxy Statement to be included within the S-4. Each of Greater Hudson and ConnectOne shall use its reasonable best efforts to have the S-4 declared effective under the Securities Act as promptly as practicable after such filing, and Greater Hudson shall thereafter mail the Proxy Statement to its shareholders. With Greater Hudson’s cooperation, ConnectOne shall also use its reasonable best efforts to obtain all necessary state securities Law or “Blue Sky” permits and approvals required to carry out the transactions contemplated by this Agreement.

(b) ConnectOne shall promptly prepare and file with the FDIC, the New Jersey Department and the FRB all applications, notifications and waiver requests required to obtain the approval or nonobjection of the Merger from the FDIC, the New Jersey Department and the FRB. The Parties shall cooperate with each other and use their reasonable best efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, and to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties and Governmental Entities that are necessary or advisable to consummate the transactions contemplated by this Agreement (including without limitation the Merger). Greater Hudson and ConnectOne shall have the right to review in advance, and to the extent practicable each will consult with the other on, in each case subject to applicable Laws relating to the exchange of information, all of the information relating to Greater Hudson or ConnectOne, as the case may be, and any of their respective Subsidiaries, which appears in any filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the Parties shall act reasonably and as promptly as practicable. The Parties agree that they will consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties and Governmental Entities necessary or advisable to consummate the transactions contemplated by this Agreement and each Party will keep the other apprised of the status of matters relating to completion of the transactions contemplated herein. Notwithstanding the foregoing, nothing contained herein shall be deemed to require Greater Hudson or ConnectOne to take any action, or commit to take any action, or agree to any condition or restriction, in connection with obtaining the foregoing permits, consents, approvals and authorizations of Governmental Entities that would reasonably be expected to have a Material Adverse Effect on ConnectOne and its Subsidiaries, taken as a whole, after giving effect to the Merger (a “Materially Burdensome Regulatory Condition”). In furtherance and not in limitation of the foregoing, each of Greater Hudson and ConnectOne shall use its reasonable best efforts to, and cause its Subsidiaries to use reasonable best efforts to, (i) avoid the entry of, or to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that would restrain, prevent or delay the Closing, and (ii) avoid or eliminate each and every impediment under any applicable Law so as to enable the Closing to occur as soon as possible; provided, however, that nothing contained in this Agreement shall require Greater Hudson or ConnectOne to take any actions specified in this Section 6.1(b) that would reasonably be expected to constitute or result in a Materially Burdensome Regulatory Condition.

(c) ConnectOne and Greater Hudson shall, upon request, furnish each other with all information concerning themselves, their Subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with the S-4, any filing pursuant to Rule 165 or Rule 425 under the Securities Act and any other statement, filing, notice or application made by or on behalf of ConnectOne, Greater Hudson or any of their respective Subsidiaries to any Governmental Entity in connection with the Merger and the other transactions contemplated by this Agreement (collectively, the “Filing Documents”). ConnectOne agrees promptly to advise Greater Hudson if, at any time prior to the Greater Hudson Shareholders’ Meeting, any information provided by ConnectOne for the Filing Documents becomes incorrect or incomplete in any material respect and promptly to provide Greater Hudson with the information needed to correct such inaccuracy or omission. ConnectOne shall promptly furnish Greater Hudson with such supplemental information as may be necessary in order to cause the Filing Documents, insofar as they relate to ConnectOne and the ConnectOne Subsidiaries, to comply with all applicable legal requirements. Greater Hudson agrees promptly to advise ConnectOne if, at any time prior to the Greater Hudson Shareholders’ Meeting, any information provided by Greater Hudson for the Filing Documents becomes incorrect or incomplete in any material respect and promptly to provide ConnectOne with the information needed to correct such inaccuracy or omission. Greater Hudson shall promptly furnish ConnectOne with such supplemental information as may be necessary in order to cause the Filing Documents, insofar as they relate to Greater Hudson and the Greater Hudson Subsidiaries, to comply with all applicable legal requirements. Greater Hudson and ConnectOne shall have the right to review in advance, and to the extent practicable each will consult with the other on, in each case subject to applicable Laws relating to the exchange of information, all Filing Documents.

(d) ConnectOne and Greater Hudson shall promptly furnish each other with copies of written communications received by ConnectOne or Greater Hudson, as the case may be, or any of their respective Subsidiaries, affiliates or associates (as such terms are defined in Rule 12b-2 under the Exchange Act as in effect on the date of this Agreement) from, or delivered by any of the foregoing to, any Governmental Entity in respect of the transactions contemplated hereby.

6.2 Access to Information.

(a) Greater Hudson shall permit, and shall cause each of Greater Hudson’s Subsidiaries to permit, ConnectOne and its representatives reasonable access upon reasonable advance notice and during normal business hours (under supervision of appropriate personnel and in a manner that does not unreasonably interfere with the normal operation of the business of Greater Hudson and its Subsidiaries) to their respective properties, and shall disclose and make available to ConnectOne and its representatives all books, papers and records relating to its and its Subsidiaries’ assets, stock ownership, properties, operations, obligations and liabilities, including, but not limited to, all books of account (including the general ledger), Tax records, minute books of directors' and shareholders' meetings (excluding information related to the Merger), organizational documents, by-laws, material contracts and agreements, filings with any regulatory authority, accountants' work papers, litigation files, plans affecting employees, and any other business activities or prospects in which ConnectOne and its representatives may have a reasonable interest, all to the extent reasonably requested by ConnectOne. However, Greater Hudson shall not be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of any customer, would contravene any Law or Order or would waive any privilege. Greater Hudson will use commercially reasonable efforts to obtain waivers of any such restriction (other than waivers of the attorney-client privilege) and in any event make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

(b) During the period from the date of this Agreement to the Effective Time, Greater Hudson will cause one or more of its designated representatives to confer with representatives of ConnectOne on a monthly or more frequent basis regarding its consolidated business, operations, properties, assets and financial condition and matters relating to the completion of the transactions contemplated herein. On a monthly basis, Greater Hudson will deliver to ConnectOne its internally prepared consolidated income statements no later than 20 days after the close of each calendar month. As soon as reasonably available, but in no event more than 45 days after the end of each fiscal quarter (other than the last fiscal quarter of each fiscal year), Greater Hudson will deliver to ConnectOne its call reports filed with the New York Department and the FDIC. As soon as reasonably available, but in no event more than 90 days after the end of each calendar year (commencing with the year ended December 31, 2018), Greater Hudson will deliver to ConnectOne its consolidated annual financial statements.

(c) All information furnished pursuant to Sections 6.2(a) and 6.2(b) of this Agreement shall be subject to, and ConnectOne shall hold all such information in confidence in accordance with, the provisions of the Confidentiality Agreement.

(d) No investigation by either of the Parties or their respective representatives shall affect the representations, warranties, covenants or agreements of the other set forth herein.

6.3 Shareholders Meeting. Greater Hudson shall take all steps necessary to duly call, give notice of, convene and hold a meeting of its shareholders to be held as soon as is reasonably practicable after the date on which the S-4 becomes effective for the purpose of voting upon the approval and adoption of the Greater Hudson Shareholder Matters (the “Greater Hudson Shareholders’ Meeting”). Greater Hudson will, through its Board of Directors, unless legally required to do otherwise for the discharge by Greater Hudson’s Board of Directors of its fiduciary duties as advised by its legal counsel and pursuant to the provisions of Section 5.3 of this Agreement, recommend to its shareholders approval of the Greater Hudson Shareholder Matters and (with ConnectOne’s consent, which consent shall not be unreasonably withheld, conditioned or delayed) such other matters as may be submitted by Greater Hudson to its shareholders in connection with this Agreement.

6.4 Legal Conditions to Merger. Each of ConnectOne and Greater Hudson shall, and shall cause its Subsidiaries to, use their reasonable best efforts (a) to take, or cause to be taken, all actions necessary, proper or advisable to comply promptly with all legal requirements which may be imposed on such Party or its Subsidiaries with respect to the Merger and, subject to the conditions set forth in Article VII of this Agreement, to consummate the transactions contemplated by this Agreement and (b) to obtain (and to cooperate with the other Party to obtain) any consent, authorization, order or approval of, or any exemption by, any Governmental Entity and any other third party that is required to be obtained by Greater Hudson or ConnectOne or any of their respective Subsidiaries in connection with the Merger and the other transactions contemplated by this Agreement, and to comply with the terms and conditions of such consent, authorization, order or approval.

6.5 Other Transactions. Greater Hudson acknowledges that ConnectOne may be in the process of acquiring other banks and financial institutions or in offering securities to the public and that in connection with such transactions, information concerning Greater Hudson and its Subsidiaries may be required to be included in the registration statements, if any, for the sale of securities of ConnectOne or in SEC reports in connection with such transactions. ConnectOne shall provide Greater Hudson and its counsel with copies of such registration statements and provide Greater Hudson with the opportunity to comment on any information regarding Greater Hudson contained in such registrations statements prior to their filing. Greater Hudson agrees to provide ConnectOne with any information, certificates, documents or other materials about Greater Hudson and its Subsidiaries as are reasonably necessary to be included in such SEC reports or registration statements, including registration statements that may be filed by ConnectOne prior to the Effective Time. Greater Hudson shall use its reasonable efforts to cause its attorneys, accountants and the firm listed in Section 3.7 of the Greater Hudson Disclosure Schedule to provide ConnectOne and any underwriters for ConnectOne with any consents, comfort letters, opinion letters, reports or information that are necessary to complete the registration statements and applications for any such acquisition or issuance of securities. ConnectOne shall reimburse Greater Hudson for reasonable expenses thus incurred by Greater Hudson should this Agreement be terminated for any reason. ConnectOne shall not file with the SEC any such registration statement or amendment thereto or supplement thereof containing information regarding Greater Hudson unless Greater Hudson shall have consented in writing to such filing, which consent shall not be unreasonably delayed or withheld.

6.6 NASDAQ Global Select Market Listing. ConnectOne shall use its reasonable best efforts to cause the shares of ConnectOne Common Stock to be issued in the Merger to be approved for listing on the NASDAQ Global Select Market, subject to official notice of issuance, as of the Effective Time.

6.7 Employee Benefit Plans.

(a) Following the Closing Date, ConnectOne may choose to maintain any or all of the Greater Hudson Benefit Plans in its sole discretion and Greater Hudson shall cooperate with ConnectOne in order to effect any plan terminations to be made as of the Effective Time. However, for any Greater Hudson Benefit Plan terminated for which there is a comparable ConnectOne Benefit Plan of general applicability, ConnectOne shall take all commercially reasonable action so that employees of Greater Hudson shall be entitled to participate in such ConnectOne Benefit Plan to the same extent as similarly-situated employees of ConnectOne (it being understood that inclusion of the employees of Greater Hudson in the ConnectOne Benefit Plans may occur at different times with respect to different plans). ConnectOne shall cause each ConnectOne Benefit Plan in which employees of Greater Hudson are eligible to participate to take into account for purposes of eligibility and vesting under the ConnectOne Benefit Plans (but not for purposes of benefit accrual) the service of such employees with Greater Hudson to the same extent as such service was credited for such purpose by Greater Hudson; provided, however, that such service shall not be recognized to the extent that such recognition would result in a duplication of benefits, apply for purposes of any plan, program or arrangement that is grandfathered or frozen, either with respect to level of benefits or participation or, (iii) apply for purposes of retiree medical benefits or level of benefits under a defined benefit pension plan. Nothing herein shall limit the ability of ConnectOne to amend or terminate any of the Greater Hudson Benefit Plans or ConnectOne Benefit Plans in accordance with their terms at any time; provided, however, that ConnectOne shall continue to maintain the Greater Hudson Benefit Plans (other than stock-based or incentive plans) for which there is a comparable ConnectOne Benefit Plan until the employees of Greater Hudson are permitted to participate in the ConnectOne Benefit Plans, unless such ConnectOne Benefit Plan has been frozen or terminated with respect to similarly situated employees of ConnectOne or any Subsidiary of ConnectOne.

(b) ConnectOne shall assume and honor, under the vacation policies of Greater Hudson, as disclosed on Section 6.7(b) of the Greater Hudson Disclosure, the accrued but unused vacation time of employees who were employees of Greater Hudson prior to the Effective Time.

(c) If employees of Greater Hudson become eligible to participate in a medical, dental or health plan of ConnectOne upon termination of such plan of Greater Hudson, ConnectOne shall make all commercially reasonable efforts to cause each such plan to (i) waive any preexisting condition limitations to the extent such conditions are covered under the applicable medical, health or dental plans of ConnectOne, (ii) honor under such plans any deductible, co-payment and out-of-pocket expenses incurred by the employees and their beneficiaries during the portion of the calendar year prior to such participation and (iii) waive any waiting period limitation or evidence of insurability requirement which would otherwise be applicable to such employee on or after the Effective Time, in each case to the extent such employee had satisfied any similar limitation or requirement under an analogous Greater Hudson Benefit Plan prior to the Effective Time.

(d) Concurrently with the execution of this Agreement, Greater Hudson shall obtain from each of the individuals named in Section 6.7(d) of the Greater Hudson Disclosure Schedule an agreement (a “Settlement Agreement”) to accept in full settlement of his or her rights under the specified programs the amounts and benefits determined under his or her Settlement Agreement (the aggregate amount of such payment to be specified in Section 6.7(d) of the Greater Hudson Disclosure Schedule) and pay such amounts to such individuals who are employed at the Effective Time pursuant to the terms of the Settlement Agreement. As to, and only as to, each individual who enters into a Settlement Agreement, ConnectOne acknowledges and agrees that (i) the Merger constitutes a “change of control” or “change in control” for all purposes pursuant to such employment agreements. Any officer or employee of Greater Hudson who is a party to a Settlement Agreement shall be entitled to receive the benefits payable or to be otherwise provided pursuant to the terms of such Settlement Agreement, and ConnectOne agrees to provide the non-cash benefits, if any, pursuant to the terms of the Settlement Agreement.

(e) Greater Hudson may pay retention bonuses to the employees listed in, and in the amounts set forth on, Section 6.7(e) of the Greater Hudson Disclosure. Such employees will enter into retention agreements to be agreed upon by ConnectOne and Greater Hudson.

6.8 Indemnification.

(a) For a period commencing as of the Effective Time and ending six years after the Effective Time, to the extent permitted by Law, ConnectOne shall indemnify, defend and hold harmless each person who is now, or has been at any time prior to the date hereof or who becomes prior to the Effective Time, a director or officer of Greater Hudson or who serves or has served at the request of Greater Hudson, as a director or officer with any other person (collectively, the “Indemnitees”) against any and all claims, damages, liabilities, losses, costs, charges, expenses (including, subject to the provisions of this Section 6.8, reasonable costs of investigation and the reasonable fees and disbursements of legal counsel and other advisers and experts as incurred), judgments, fines, penalties and amounts paid in settlement, asserted against, incurred by or imposed upon any Indemnitee by reason of the fact that he or she is or was a director or officer of Greater Hudson or serves or has served at the request of Greater Hudson, as a director or officer with any other person, in connection with, arising out of or relating to (i) any threatened, pending or completed claim, action, suit or proceeding (whether civil, criminal, administrative or investigative), including, without limitation, any and all claims, actions, suits, proceedings or investigations by or on behalf of or in the right of or against Greater Hudson or any of its Affiliates, or by any former or present shareholder of Greater Hudson (each a “Claim” and collectively, “Claims”), including, without limitation, any Claim that is based upon, arises out of or in any way relates to the Merger, the Proxy Statement, this Agreement, any of the transactions contemplated by this Agreement, the Indemnitee's service as a member of the Board of Directors of Greater Hudson or its Subsidiaries or of any committee thereof, the events leading up to the execution of this Agreement, any statement, recommendation or solicitation made in connection therewith or related thereto and any breach of any duty in connection with any of the foregoing, or (ii) the enforcement of the obligations of ConnectOne set forth in this Section 6.8, in each case to the fullest extent that Greater Hudson would have been permitted under its organization certificate and by-laws in effect as of the date hereof (and ConnectOne shall also advance expenses as incurred due to clauses (i) or (ii) above to the fullest extent so permitted).

Any Indemnitee wishing to claim indemnification under this Section 6.8 shall promptly notify ConnectOne in writing upon learning of any Claim, but the failure to so notify shall not relieve ConnectOne of any liability it may have to such Indemnitee except to the extent that such failure prejudices ConnectOne. In the event of any Claim as to which indemnification under this Section 6.8 is applicable, (x) ConnectOne shall have the right to assume the defense thereof and ConnectOne shall not be liable to the applicable Indemnitee for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnitee in connection with the defense thereof, except that if ConnectOne elects not to assume such defense, or counsel for such Indemnitee advises that there are issues that raise conflicts of interest between ConnectOne and such Indemnitee, such Indemnitee may retain counsel satisfactory to such Indemnitee, and ConnectOne shall pay the reasonable fees and expenses of such counsel for such Indemnitee as statements therefor are received; provided, however, that ConnectOne shall be obligated pursuant to this Section 6.8 to pay for only one firm of counsel for all Indemnitees in any jurisdiction with respect to a matter unless the use of one counsel for multiple Indemnitees would present such counsel with a conflict of interest that is not waived, and (y) the Indemnitees will cooperate in the defense of any such matter. ConnectOne shall not be liable for the settlement of any claim, action or proceeding hereunder unless such settlement is effected with its prior written consent. Notwithstanding anything to the contrary in this Section 6.8, ConnectOne shall not have any obligation hereunder to any Indemnitee when and if a court of competent jurisdiction shall ultimately determine, and such determination shall have become final and nonappealable, that the indemnification of such Indemnitee in the manner contemplated hereby is prohibited by applicable Law or public policy.

(b) ConnectOne shall cause the persons serving as officers and directors of Greater Hudson immediately prior to the Effective Time to be covered for a period of six years from the Effective Time by the directors’ and officers’ liability insurance policy presently maintained by Greater Hudson (provided that ConnectOne may substitute therefor policies having substantially the same or greater coverage and amounts and containing terms and conditions that are not materially less advantageous than such policy or single premium tail coverage with policy limits substantially the same or greater than Greater Hudson’s existing annual coverage limits) with respect to acts or omissions occurring prior to the Effective Time that were committed by such officers and directors in their capacity as such; provided, however, that the dollar amount of the premiums payable by ConnectOne for such insurance shall not exceed 200% of the annual premium most recently paid by Greater Hudson prior to the date hereof. If the premiums for such insurance would at any time exceed the forgoing limitation, then ConnectOne may satisfy its obligations under this Section 6.8(b) by causing to be maintained policies which, in ConnectOne’s good faith determination, provide the maximum coverage available for a single premium tail policy at a premium equal to such limitations. Greater Hudson shall use commercially reasonable efforts to cooperate with ConnectOne in the event that ConnectOne determines to acquire, or directs Greater Hudson to acquire, tail insurance with respect to Greater Hudson’s existing directors' and officers' liability insurance policy.

(c) In the event ConnectOne or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of ConnectOne assume the obligations set forth in this Section 6.8.

(d) The provisions of this Section 6.8 are intended to be for the benefit of, and shall be enforceable by, each of the Indemnitees and his or her heirs and representatives.

6.9 Additional Arrangements. If, at any time after the Effective Time, ConnectOne considers or is advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in ConnectOne its right, title or interest in, to or under any of the rights, properties or assets of Greater Hudson as a result of, or in connection with, the Merger or otherwise to carry out the purposes of this Agreement, the officers and directors of ConnectOne shall be authorized to execute and deliver, in the name and on behalf of Greater Hudson or otherwise, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of Greater Hudson or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in ConnectOne or otherwise to carry out the purposes of this Agreement.

6.10 Employee Severance and other Employment Matters.

(a) Although, except as otherwise provided for herein, ConnectOne shall be under no obligation to retain any employee of Greater Hudson, ConnectOne or their respective Subsidiaries, ConnectOne will, as of the Effective Date, make a good faith effort to offer, and cause its Subsidiaries to offer, continued employment to each employee of Greater Hudson, whether in their current position or in another position with ConnectOne or its Subsidiaries, subject to ConnectOne’s employment policies and procedures and the needs of ConnectOne and its Subsidiaries. Notwithstanding the forgoing, any person who is serving as an employee of Greater Hudson as of the date hereof, other than those who are parties to the agreements set forth on Section 6.10(b) of the Greater Hudson Disclosure Schedule, whose employment is terminated by ConnectOne or any of its Subsidiaries during the period from the Effective Time until the twelve month anniversary of the Effective Time (unless such termination or substantial adverse modification of employment is for cause) shall be entitled to severance payments from ConnectOne or its Subsidiaries in accordance with the terms of Section 6.10(a) of the Greater Hudson Disclosure Schedule, provided that any such employee has provided ConnectOne with a general release in form and substance acceptable to ConnectOne. For purposes of this Section 6.10, “cause” shall mean termination or substantial adverse modification because of the employee’s personal dishonesty, incompetence, willful misconduct, breach of fiduciary duty involving personal profit, intentional failure to perform stated duties or willful violation of any Law (other than traffic violations or similar minor offenses).

(b) ConnectOne shall honor, adopt and perform under and/or permit Greater Hudson to honor and perform under those certain agreements set forth in Section 6.10(b) of the Greater Hudson Disclosure Schedule.

6.11 Notification of Certain Matters. Each Party shall give prompt notice to the other Party of (a) any event, condition, change, occurrence, act or omission that causes any of its representations hereunder to cease to be true in all material respects (or, with respect to any such representation that is qualified as to materiality, causes such representation to cease to be true in all respects); and (b) any event, condition, change, occurrence, act or omission that individually or in the aggregate has, or that, so far as reasonably can be foreseen at the time of its occurrence, is reasonably likely to have, a Material Adverse Effect on such Party. Each of Greater Hudson and ConnectOne shall give prompt notice to the other Party of any notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with the transactions contemplated by this Agreement.

6.12 Certain Matters, Certain Revaluations, Changes and Adjustments. Notwithstanding that Greater Hudson believes that it and its Subsidiaries have established all reserves and taken all provisions for possible loan losses required by GAAP and applicable Laws, Greater Hudson recognizes that ConnectOne may have adopted different loan, accrual and reserve policies (including loan classifications and levels of reserves for possible loan losses). At or before the Effective Time, upon the request of ConnectOne and in order to formulate the plan of integration for the Merger, Greater Hudson shall, consistent with GAAP, modify and change its loan, litigation and real estate valuation policies and practices (including loan classifications and levels of reserves) so as to be applied consistently on a mutually satisfactory basis with those of ConnectOne and establish such accruals and reserves as shall be necessary to reflect Merger-related expenses and costs incurred by Greater Hudson and its Subsidiaries, provided, however, that Greater Hudson shall not be required to take such action (A) more than five days prior to the Effective Time; and (B) unless ConnectOne agrees in writing that all conditions to closing set forth in Article VII of this Agreement have been satisfied or waived (other than those conditions relating to delivery of documents on the Closing Date); and provided further, however, that no accrual or reserve made by Greater Hudson or any Subsidiary pursuant to this Section 6.12 or any litigation or regulatory proceeding arising out of any such accrual or reserve, shall constitute or be deemed to be a breach, violation of or failure to satisfy any representation, warranty, covenant, condition or other provision of this Agreement or otherwise be considered in determining whether any such breach, violation or failure to satisfy shall have occurred.

6.13 Failure to Fulfill Conditions. In the event that ConnectOne or Greater Hudson determines that a material condition to its obligation to consummate the transactions contemplated hereby cannot be fulfilled on or prior to the Cut-off Date and that it will not waive that condition, it will promptly notify the other Party. Greater Hudson or ConnectOne will promptly inform the other of any facts applicable to Greater Hudson or ConnectOne, respectively, or their respective directors, officers or Subsidiaries, that would be reasonably likely to prevent or materially delay approval of the Merger by any Governmental Entity or that would otherwise prevent or materially delay completion of the Merger. Any information so provided shall be retained by the receiving Party in accordance with the terms of the Confidentiality Agreement.

6.14 Printing and Mailing Expenses. ConnectOne, in reasonable consultation with Greater Hudson, shall make all arrangements with respect to, and pay all expenses in connection with, the printing and mailing of the Proxy Statement.

6.15 Pre-Closing Delivery of Financial Statements. Prior to the Closing, Greater Hudson shall deliver to ConnectOne such consolidated financial statements of Greater Hudson as ConnectOne shall reasonably request in order to enable ConnectOne to comply with its reporting obligations under the Exchange Act, together with an executed report of Greater Hudson’s outside auditors with respect to all such financial statements that have been audited. Such report shall be in form and substance satisfactory to ConnectOne. The financial statements delivered pursuant to this Section 6.15 shall be prepared in accordance with GAAP and shall conform to all provisions of Regulation S-X, such that such financial statements are suitable for filing by ConnectOne with the SEC in response to Items 2 and 9 of the SEC’s Current Report on Form 8-K. Immediately prior to the Closing, Greater Hudson shall use reasonable best efforts to cause its outside auditors to deliver to ConnectOne an executed consent, in form and substance satisfactory to ConnectOne and suitable for filing by ConnectOne with the SEC, which consent shall authorize ConnectOne to file with the SEC the report referred to in this Section 6.15 and all other reports delivered by Greater Hudson hereunder.

6.16 Tax Treatment. Neither ConnectOne nor Greater Hudson shall, or shall cause any of their respective Subsidiaries to, take any action inconsistent with the treatment of the Merger as a “reorganization” under Section 368(a) of the Code.

6.17 Shareholder Litigation. Greater Hudson shall give ConnectOne the opportunity to participate at its own expense in the defense or settlement of any shareholder litigation against Greater Hudson and/or its directors or other Affiliates relating to the transactions contemplated by this Agreement, and no such settlement shall be agreed to without ConnectOne’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed).

6.18 No Control Over Greater Hudson’s Business. Nothing contained in this Agreement shall give ConnectOne, directly or indirectly, the right to control or direct the operations of Greater Hudson or its Subsidiaries prior to the Effective Time. Prior to the Effective Time, Greater Hudson shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ operations.

6.19 Further Assurances. Subject to the terms and conditions herein provided, each of the Parties agrees to use its commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to satisfy the conditions to the Parties’ obligations hereunder and to consummate and make effective the transactions contemplated by this Agreement, including, without limitation, using reasonable efforts to lift or rescind any injunction or restraining order or other Order adversely affecting the ability of the Parties to consummate the transactions contemplated by this Agreement and using its commercially reasonable efforts to prevent the breach of any representation, warranty, covenant or agreement of such Party contained or referred to in this Agreement and to promptly remedy the same. Nothing in this Section 6.19 shall be construed to require any Party to participate in any threatened or actual legal, administrative or other proceedings (other than proceedings, actions or investigations to which it is otherwise a party or subject or threatened to be made a party or subject) in connection with the consummation of the transactions contemplated by this Agreement unless such Party shall consent in advance and in writing to such participation and the other Party agrees to reimburse and indemnify such Party for and against any and all costs and damages related thereto.

6.20 Modification of ConnectOne Board of Directors. Promptly after the Effective Time, ConnectOne shall increase the size of its Board of Directors by one (1) (or otherwise create a vacancy on the Board of ConnectOne) and appoint an individual who, immediately prior to the Effective Time, served as a member of the Board of Greater Hudson to fill such vacancy. Such additional director shall be recommended by the Board of Greater Hudson prior to the Effective Time, and shall be subject to approval by ConnectOne. At the next annual meeting of shareholders of ConnectOne after the Effective Time, such additional director shall be nominated to the Board of Directors of ConnectOne for a term of one (1) year and ConnectOne shall recommend that its shareholders vote in favor of the election of such nominee and, in connection with each of ConnectOne’s subsequent annual meetings, such additional director shall be given the same consideration with respect to continued service on the Board of ConnectOne as all other directors on the Board of ConnectOne. Each of the directors of ConnectOne immediately after the Effective Time shall hold office until his or her successor is elected and qualified or otherwise in accordance with the certificate of incorporation and by-laws of ConnectOne.

ARTICLE VII

CONDITIONS PRECEDENT

7.1 Conditions to Each Party's Obligations Under this Agreement. The respective obligations of each Party under this Agreement to consummate the Merger shall be subject to the satisfaction or, where permissible under applicable Law, waiver at or prior to the Effective Time of the following conditions:

(a) Approval of Shareholders; SEC Registration; Blue Sky Laws. The Greater Hudson Shareholder Matters shall have been approved by the requisite vote of the shareholders of Greater Hudson. The S-4 shall have been declared effective by the SEC and shall not be subject to a stop order or any threatened stop order, and the issuance of ConnectOne Common Stock hereunder shall have been qualified in every state where such qualification is required under the applicable state securities Laws.

(b) Regulatory Filings. All necessary approvals and consents (including without limitation any required approval of the FDIC, the New Jersey Department, the New York Department, the FRB and the SEC) of Governmental Entities required to consummate the transactions contemplated hereby and contemplated by the this Agreement shall have been obtained without the imposition of any term or condition that would constitute a Materially Burdensome Regulatory Condition. All conditions required to be satisfied prior to the Effective Time by the terms of such approvals and consents shall have been satisfied; and all statutory waiting periods in respect thereof (including the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, if applicable) shall have expired.

(c) Suits and Proceedings. No Order shall be outstanding against a Party or its Subsidiaries or a third party that would have the effect of preventing completion of the Merger; no suit, action or other proceeding shall be pending or threatened by any Governmental Entity seeking to restrain or prohibit the Merger; and no suit, action or other proceeding shall be pending before any court or Governmental Entity seeking to restrain or prohibit the Merger or obtain other substantial monetary or other relief against one or more Parties in connection with this Agreement and which ConnectOne determines in good faith, based upon the advice of its outside legal counsel, makes it inadvisable to proceed with the Merger because the outcome of any such suit, action or proceeding would reasonably be expected to have a Material Adverse Effect on ConnectOne and its Subsidiaries, taken as a whole, after giving effect to the Merger.

(d) Tax Opinion. ConnectOne and Greater Hudson shall each have received an opinion, dated as of the Effective Time, of Windels, Marx, Lane and Mittendorf, counsel to ConnectOne, reasonably satisfactory in form and substance to Greater Hudson and its counsel, based upon representation letters reasonably required by Windels, Marx, Lane & Mittendorf, dated on or about the date of such opinion, and such other facts, representations and customary limitations as such counsel may reasonably deem relevant, to the effect that the Merger will be treated for federal income Tax purposes as a reorganization qualifying under the provisions of Section 368(a) of the Code. In connection therewith, each of ConnectOne and Greater Hudson shall deliver to Windels, Marx, Lane & Mittendorf representation letters, in each case in form and substance reasonably satisfactory to Windels, Marx, Lane & Mittendorf and dated the date of such opinion, on which Windels, Marx, Lane & Mittendorf shall be entitled to rely.

(e) Listing of Shares. The shares of ConnectOne Common Stock which shall be issuable to the shareholders of Greater Hudson upon consummation of the Merger shall have been authorized for listing on the NASDAQ Global Select Market, subject to official notice of issuance.

(f) Limitation on Dissenters’ Rights. As of the Closing Date, the holders of no more than 10% of the Greater Hudson Common Stock that is issued and outstanding shall have taken the actions as may be required by applicable law to qualify their Greater Hudson Common Stock as Dissenting Shares.

7.2 Conditions to the Obligations of ConnectOne Under this Agreement. The obligations of ConnectOne under this Agreement to consummate the Merger shall be further subject to the satisfaction or the waiver by ConnectOne, at or prior to the Effective Time, of the following conditions:

(a) Representations and Warranties; Performance of Obligations of Greater Hudson. The representations and warranties of Greater Hudson made in this Agreement shall be true and correct in all respects (determined without regard to any materiality or material adverse effect qualifiers therein, except in respect of clause (i) of Section 3.8(d)) as of the Closing Date as though made as of such date (except to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall be so true and correct on and as of such earlier date), except for such breaches of representations and warranties that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Greater Hudson and its Subsidiaries taken as a whole. Greater Hudson shall have performed and complied in all material respects with all obligations and covenants required by this Agreement to be performed by Greater Hudson prior to or at the Closing.

(b) Certificates. Greater Hudson shall have furnished ConnectOne with such certificates of its officers or other documents to evidence fulfillment of the conditions set forth in this Section 7.2 as ConnectOne may reasonably request.

(c) Third Party Consents. All consents, waivers and approvals of any third parties (other than the consents, waivers and approvals referred to in Section 7.1(b) of this Agreement) that are necessary to permit the consummation of the Merger and the other transactions contemplated hereby shall have been obtained or made, except for those as to which the failure to obtain would not be material to Greater Hudson and its Subsidiaries taken as a whole. None of the consents, approvals or waivers referred to in this Section 7.2(d) shall contain any term or condition which would have a material adverse impact on ConnectOne and its Subsidiaries, taken as a whole, after giving effect to the Merger.

(d) FIRPTA. Greater Hudson shall have delivered to ConnectOne a certificate dated as of the Closing Date, in form and substance required under the Treasury Regulations promulgated pursuant to Section 1445 of the Code, certifying such facts as to establish that the transactions contemplated hereby are exempt from withholding pursuant to Section 1445 of the Code.

(e) Certain Agreements. The Voting Agreements and Sell-Down Agreement shall remain in full force and effect, in accordance with their terms.

7.3 Conditions to the Obligations of Greater Hudson Under this Agreement. The obligations of Greater Hudson under this Agreement to consummate the Merger shall be further subject to the satisfaction or the waiver by Greater Hudson, at or prior to the Effective Time, of the following conditions:

(a) Representations and Warranties; Performance of Obligations of ConnectOne. The representations and warranties of ConnectOne made in this Agreement shall be true and correct in all respects (determined without regard to any materiality or material adverse effect qualifiers therein, except in respect of clause of Section 4.8(b)) as of the Closing Date as though made as of such date (except to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall be so true and correct on and as of such earlier date), except for such breaches of representations and warranties that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on ConnectOne and its Subsidiaries taken as a whole. ConnectOne shall have performed and complied in all material respects with all obligations and covenants required by this Agreement to be performed by ConnectOne prior to or at the Closing.

(b) Certificates. ConnectOne shall have furnished Greater Hudson with such certificates of its officers or other documents to evidence fulfillment of the conditions set forth in this Section 7.3 as Greater Hudson may reasonably request.

(c) Third Party Consents. All consents, waivers and approvals of any third parties (other than the consents, waivers and approvals referred to in Section 7.1(b) of this Agreement) that are necessary to permit the consummation of the Merger and the other transactions contemplated hereby shall have been obtained or made, except for those as to which the failure to obtain would not be material to ConnectOne and its Subsidiaries taken as a whole. None of the consents, approvals or waivers referred to in this Section 7.3(c) shall contain any term or condition which would have a material adverse impact on ConnectOne and its Subsidiaries, taken as a whole, after giving effect to the Merger.

(d) Required Steps. The Bank shall have taken all necessary corporate action to effectuate the Merger immediately following the Effective Time.

ARTICLE VIII

TERMINATION AND AMENDMENT

8.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval by the shareholders of Greater Hudson of the Greater Hudson Shareholder Matters:

(a) by mutual consent of Greater Hudson and ConnectOne;

(b) by either ConnectOne or Greater Hudson upon written notice to the other Party if the approval of any Governmental Entity required for consummation of the Merger and the other transactions contemplated by this Agreement is denied by final, non-appealable action of such Governmental Entity; provided, however, that the right to terminate this Agreement pursuant to this Section 8.1(b) shall not be available to any Party whose failure to comply with any provision of this Agreement has been the cause of, or materially contributed to, such action;

(c) by either ConnectOne or Greater Hudson, if the Merger shall not have been consummated on or before the one year anniversary of the date hereof (the “Cut-off Date”) or such later date as shall have been agreed to in writing by ConnectOne and Greater Hudson, unless the failure of the Closing to occur by such date shall be due to the failure of the Party seeking to terminate this Agreement to perform or observe the covenants and agreements of such Party set forth herein;

(d) by either ConnectOne or Greater Hudson if the Greater Hudson Shareholder Matters shall not have been approved by reason of the failure to obtain the required vote at a duly held meeting of Greater Hudson’s shareholders or at any adjournment or postponement thereof;

(e) by either ConnectOne or Greater Hudson (provided that the terminating Party is not then in material breach of any representation, warranty, covenant or other agreement contained herein), if there shall have been a breach of any of the representations or warranties set forth in this Agreement on the part of the other Party (determined as of the date hereof or, in the case of representations and warranties made as of a particular date, as of the date as of which such representation or warranty is made), which breach is not cured within thirty (30) days following written notice to the Party committing such breach, or which breach, by its nature, cannot be cured prior to the Cut-Off Date; provided, however, that neither Party shall have the right to terminate this Agreement pursuant to this Section 8.1(e) unless the breach of representation or warranty, together with all other such breaches, (i) would entitle the Party to which such representation is made not to consummate the transactions contemplated hereby under Section 7.2(a) of this Agreement (in the case of a breach of a representation or warranty by Greater Hudson) or Section 7.3(a) of this Agreement (in the case of a breach of a representation or warranty by ConnectOne) or (ii) would constitute a Material Adverse Effect with respect to the Party committing such breach or breaches;

(f) by either ConnectOne or Greater Hudson (provided that the terminating Party is not then in material breach of any representation, warranty, covenant or other agreement contained herein), if there shall have been a material breach of any of the covenants or agreements set forth in this Agreement on the part of the other Party hereto, which breach shall not have been cured within thirty (30) days following receipt by the breaching Party of written notice of such breach from the other Party, or which breach, by its nature, cannot be cured prior to the Cut-Off Date;

(g) by Greater Hudson, if, prior to receipt of the Greater Hudson Shareholder Approval, Greater Hudson has received a Superior Proposal, and in accordance with Section 5.3 of this Agreement, has entered into an acquisition agreement with respect to the Superior Proposal, but only if prior to terminating this Agreement, Greater Hudson pays to ConnectOne the Termination Fee;

(h) by ConnectOne if prior to receipt of the Greater Hudson Shareholder Approval, Greater Hudson or Greater Hudson’s Board of Directors (or any committee thereof) has (A) effected a Greater Hudson Subsequent Determination or approved, adopted, endorsed or recommended any Greater Hudson Acquisition Proposal, (B) failed to make the Greater Hudson Board Recommendation, withdrawn the Greater Hudson Board Recommendation or failed to publicly re-affirm the Greater Hudson Board Recommendation within five (5) days after receipt from ConnectOne of a written request to do so, (C) breached the terms of Section 5.3 of this Agreement in any material respect adverse to ConnectOne, or (D) in response to the commencement (other than by ConnectOne or a Subsidiary thereof) of a tender offer or exchange offer for 20% or more of the outstanding shares of Greater Hudson Common Stock, recommended that the shareholders of Greater Hudson tender their shares in such tender or exchange offer or otherwise failed to recommend that such shareholders reject such tender offer or exchange offer within ten business days;

(i) by ConnectOne if any of the conditions set forth in Section 7.1 or 7.2 of this Agreement are not satisfied and are not capable of being satisfied by the Cut-off Date; or

(j) by Greater Hudson if any of the conditions set forth in Section 7.1 or 7.3 of this Agreement are not satisfied and are not capable of being satisfied by the Cut-off Date.

(k) by Greater Hudson, if the Board of Directors of Greater Hudson so determines by a vote of the majority of the member of the entire Greater Hudson Board of Directors, at any time during the five-day period commencing with the Determination Date (as defined below), if both of the following conditions are satisfied:

(i) the quotient obtained by dividing the Average Closing Price (as defined below) by the Starting Price (as defined below) (the “ConnectOne Ratio”) shall be less than 0.80; and

(ii) (x) the ConnectOne Ratio shall be less than (y) the quotient obtained by dividing the Final Index Price (as defined below) by the Index Price on the Starting Date (each as defined below) and subtracting 0.20 from the quotient in this clause (ii)(y) (such number in this clause (ii)(y) that results from dividing the Final Index Price by the Index Price on the Starting Date being referred to herein as the “Index Ratio”);

subject, however, to the following three sentences. If Greater Hudson elects to exercise its termination right pursuant to this Section 8.1(k), it shall give written notice to ConnectOne promptly, and in any event within the five-day period commencing with the Determination Date. During the five-day period commencing with its receipt of such notice, ConnectOne shall have the option to increase the consideration to be received by the holders of Greater Hudson Common Stock hereunder, by adjusting the Exchange Ratio (calculated to the nearest one one-thousandth) to equal the lesser of (x) a number (rounded to the nearest one one-thousandth) obtained by dividing (A) the product of the Starting Price, 0.80 and the Exchange Ratio (as then in effect) by (B) the Average Closing Price and (y) a number (rounded to the nearest one one-thousandth) obtained by dividing (A) the product of the Index Ratio and the Exchange Ratio (as then in effect) by (B) the ConnectOne Ratio. If ConnectOne so elects within such five-day period, it shall give prompt written notice to Greater Hudson of such election and the revised Exchange Ratio, whereupon no termination shall have occurred pursuant to this Section 8.1 and this Agreement shall remain in effect in accordance with its terms (except as the Exchange Ratio shall have been so modified).

For purposes of this Section 8.1(k), the following terms shall have the meanings indicated:

“Average Closing Price” shall mean the average of the daily closing prices for the shares of ConnectOne Common Stock for the ten (10) consecutive full trading days on which such shares are actually traded on the NASDAQ Global Select Market (as reported by Bloomberg or, if not reported thereby, any other authoritative source) ending at the close of trading on the Determination Date.

“Determination Date” shall mean the tenth (10th) day prior to the Closing Date, provided that if shares of the ConnectOne Common Stock are not actually traded on the NASDAQ Global Select Market on such day, the Determination Date shall be the immediately preceding day to the tenth (10th) day prior to the Closing Date on which shares of ConnectOne Common Stock actually trade on the NASDAQ Global Select Market.

“Final Index Price” shall mean the average of the Index Prices for the ten (10) consecutive full trading days ending on the trading day prior to the Determination Date.

“Index Group” shall mean the Nasdaq Bank Index.

“Index Price” shall mean the closing price on such date of the Nasdaq Bank Index.

“Starting Date” shall mean the last trading day immediately preceding the date of the first public announcement of entry into this Agreement.

“Starting Price” shall mean the closing price of a share of ConnectOne Common Stock on the NASDAQ Global Select Market (as reported by Bloomberg or, if not reported therein, in another authoritative source) on the Starting Date.

8.2 Effect of Termination. In the event of termination of this Agreement by either ConnectOne or Greater Hudson as provided in Section 8.1 of this Agreement, this Agreement shall forthwith become void and have no effect except that (i) Sections 8.1, 8.2, 8.5 and Article IX of this Agreement shall survive any termination of this Agreement and (ii) in the event that such termination is effected pursuant to Sections 8.1(e) or 8.1(f) of this Agreement, the non-defaulting Party may pursue any remedy available at law or in equity to enforce its rights and shall be paid by the defaulting Party for all damages, costs and expenses, including without limitation legal, accounting, investment banking and printing expenses, incurred or suffered by the non-defaulting Party in connection herewith or in the enforcement of its rights hereunder.

8.3 Amendment. Subject to compliance with applicable Law, this Agreement may be amended by the Parties at any time before or after approval of the matters presented in connection with the Merger by the shareholders of Greater Hudson; provided, however, that after any approval of the transactions contemplated by this Agreement by Greater Hudson's shareholders, there may not be, without further approval of such shareholders, any amendment of this Agreement which reduces the amount or changes the form of the consideration to be delivered to Greater Hudson’s shareholders hereunder other than as contemplated by this Agreement. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the Parties.

8.4 Extension; Waiver. At any time prior to the Effective Time, each of the Parties may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other Party, (b) waive any inaccuracies in the representations and warranties of the other Party contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions of the other Party contained herein. Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such Party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

8.5 Termination Fee. In the event that:

(i) this Agreement is terminated by Greater Hudson pursuant to Section 8.1(g) of this Agreement or by ConnectOne pursuant to Section 8.1(h) of this Agreement, then Greater Hudson shall pay to ConnectOne, immediately upon such termination, by wire transfer of immediately available funds, the sum of $3,200,000 (the “Termination Fee”); or

(ii) (A) a Greater Hudson Acquisition Proposal (whether or not conditional) or intention to make a Greater Hudson Acquisition Proposal (whether or not conditional) shall have been made directly to Greater Hudson’s shareholders or otherwise publicly disclosed or otherwise communicated or made known to any member of senior management of Greater Hudson or any member of Greater Hudson’s Board of Directors, (B) this Agreement is thereafter terminated (x) by Greater Hudson or ConnectOne pursuant to Sections 8.1(c) or 8.1(d) of this Agreement, or (y) by ConnectOne pursuant to Sections 8.1(e) or 8.1(f) of this Agreement, and (C) within twelve (12) months following such termination Greater Hudson enters into a definitive agreement relating to a Greater Hudson Acquisition Proposal or consummates a Greater Hudson Acquisition Proposal, then Greater Hudson shall pay to ConnectOne, immediately upon such termination, by wire transfer of immediately available funds, the Termination Fee.

For purposes of clause (ii) of this Section 8.5, the term “Greater Hudson Acquisition Proposal” shall have the meaning ascribed thereto in Section 5.3(h)(i)(A) of this Agreement except that references in Section 5.3(h)(i)(A) to “20%” shall be replaced by “50%”.

ARTICLE IX

GENERAL PROVISIONS

9.1 Interpretation.

(a) The headings and captions contained in this Agreement and in any table of contents are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

(b) Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

(c) The words “hereof”, “herein” and “herewith” and words of similar import shall, unless expressly otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, and article, section, paragraph, exhibit, appendix and schedule references are to the articles, sections, paragraphs, exhibits, appendices and schedules of this Agreement unless expressly otherwise specified.

(d) The meaning assigned to each term defined herein shall be equally applicable to both the singular and the plural forms of such term, and words denoting any gender shall include all genders. Where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning.

(e) A reference to any Party to this Agreement or any other agreement or document shall include such Party’s successors and permitted assigns.

(f) A reference to any legislation or to any provision of any legislation shall include any amendment thereto, and any modification or re-enactment thereof, any legislative provision substituted therefor and all regulations and statutory instruments issued thereunder or pursuant thereto.

(g) The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provisions of this Agreement.

(h) All references to “dollars” or “$” in this Agreement refer to United States dollars, which is the currency used for all purposes in this Agreement.

(i) The terms of this Section 9.1 shall apply to the Greater Hudson Disclosure Schedule and the ConnectOne Disclosure Schedule delivered herewith and to each document included in the exhibits annexed hereto unless expressly otherwise stated therein. The inclusion of an item in either such disclosure schedule as an exception to a representation or warranty shall not be deemed an admission by the Party including such item that such item represents a material exception or fact, event or circumstance or that such item is reasonably likely to result in a Material Adverse Effect.

9.2 Nonsurvival of Representations, Warranties and Agreements. None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, except for those covenants and agreements contained herein and therein which by their terms apply in whole or in part after the Effective Time. The provisions of Section 6.2(c), Article VIII and Article IX of this Agreement and the Confidentiality Agreement shall survive the termination of this Agreement

9.3 Expenses. Except as otherwise provided in Sections 6.14 and 8.5 of this Agreement, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such costs and expenses.

9.4 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, sent via electronic mail, telecopied (with confirmation), mailed by registered or certified mail (return receipt requested) or delivered by an express courier (with confirmation) to the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice):

(a) if to Greater Hudson, to:

Greater Hudson Bank
715 Route 304
Bardonia, NY 10954
Attn: Edward T. Lutz,
President and Chief Executive Officer

with a copy (which shall not constitute notice) to:

Hogan Lovells LLP
555 13th Street, NW
Washington, DC 20004
Attn: Richard Schaberg, Esq.

and
(b) if to ConnectOne or the Bank, to:

ConnectOne Bancorp, Inc. or ConnectOne Bank
301 Sylvan Avenue
Englewood Cliffs, New Jersey 07632
Attn: Frank Sorrentino III,
Chairman and Chief Executive Officer

with a copy (which shall not constitute notice) to:

Windels, Marx, Lane & Mittendorf, LLP
120 Albany Street
New Brunswick, New Jersey 08901
Attn: Robert Schwartz, Esq.

9.5 Counterparts; Facsimile. This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by both of the Parties and delivered to both of the Parties, it being understood that all Parties need not sign the same counterpart. Execution and delivery of this Agreement or any agreement contemplated hereby by facsimile or pdf transmission shall constitute execution and delivery of this Agreement or such agreement for all purposes, with the same force and effect as execution and delivery of an original manually signed copy hereof.

9.6 Entire Agreement. This Agreement (including the exhibits, documents, disclosure schedules and instruments referred to herein), together with the Confidentiality Agreement, constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof.

9.7 Governing Law. This Agreement shall be governed and construed in accordance with the Laws of the State of New Jersey, without regard to any applicable conflicts of law provisions.

9.8 Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

9.9 Publicity. Except as otherwise required by Law or the rules of the NASDAQ Global Select Market, so long as this Agreement is in effect, neither ConnectOne nor Greater Hudson shall, or shall permit any of its Subsidiaries to, issue or cause the publication of any press release or other public announcement with respect to, or otherwise make any public statement concerning, the transactions contemplated by this Agreement without the consent of the other Party, which consent shall not be unreasonably withheld, delayed or conditioned.

9.10 Assignment; Parties in Interest; No Third Party Beneficiaries. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any Party hereto (whether by operation of law or otherwise) without the prior written consent of the other Party. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and assigns. Except as otherwise expressly provided in Section 6.8 of this Agreement, this Agreement (including the documents and instruments referred to herein) is not intended to confer upon any person other than the Parties any rights or remedies hereunder. Except as otherwise expressly provided in Section 6.8 of this Agreement, nothing in this Agreement, express or implied, is intended to or shall confer upon any person other than the Parties any legal or equitable right, benefit or remedy of any nature under or by reason of this Agreement. The representations and warranties in this Agreement are the product of negotiations among the Parties and are for the sole benefit of the Parties. In certain instances, the representations and warranties in this Agreement may represent an allocation between the Parties of risks associated with particular matters regardless of the knowledge of any of the Parties. Consequently, persons other than the Parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

9.11 Definitions.

(a) For purposes of this Agreement, the following terms shall have the following meanings:

“Affiliate” of a Person means a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first mentioned Person. For purposes of this definition, “control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of an entity, whether through the ownership of voting securities, by contract or otherwise.

“Business Day” means any day other than a Saturday or Sunday or any day that banks in the State of New Jersey are authorized or required to be closed.

“ConnectOne Benefit Plans” means any employee benefit plan, program, policy, agreement or arrangement, including any deferred compensation, retirement, profit sharing, incentive, bonus, commission, stock option or other equity based, phantom, change in control, retention, employment, consulting, severance, dependent care, sick leave, vacation, flex, cafeteria, retiree health or welfare, supplemental income, fringe benefit or other similar plan, program, policy, agreement or arrangement, whether written or unwritten.

“ConnectOne Common Stock Average Price” means the average (rounded to four decimals) of the daily closing sales prices of ConnectOne Common Stock as reported on the NASDAQ Global Select Market (as reported in an authoritative source chosen by ConnectOne) for the ten (10) consecutive full trading days in which such shares are quoted on the NASDAQ Global Select Market ending at the close of trading on the third (3rd) trading day immediately prior to the Closing Date.

“ConnectOne Welfare Plans” means any “employee welfare benefit plan”, within the meaning of Section 3(l) of ERISA, sponsored or maintained by ConnectOne or any Subsidiary.

“Dodd-Frank Act” means the Dodd-Frank Wall Street Reform and Consumer Protection Act, as amended.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“GAAP” means, for any Person, accounting principles generally accepted in the United States, as consistently applied by such Person.

“Greater Hudson Restricted Stock Plans” means the Greater Hudson 2011 Restricted Stock Plan and the Greater Hudson 2016 Restricted Stock Plan.

“Knowledge” means, with respect to ConnectOne, the actual knowledge of Frank S. Sorrentino, III and William S. Burns and with respect to Greater Hudson, the actual knowledge of Edward Lutz, Lynne Allan, F. Thomas Cornelius and Robert J. Tolomer.

“Law” means, unless the context expressly indicates otherwise, any foreign, federal, state or local statute, law, ordinance, rule, regulation, code, enactment or other statutory or legislative provision.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement relating to such asset and (c) in the case of securities, any purchase option, call or preemptive right, right of first refusal or similar right of a third party with respect to such securities.

“Material Adverse Effect” means, with respect to any Person, any event, effect, condition, change, occurrence, development or state of circumstances that has a material adverse effect on the business, financial condition or results of operations of such Person and its Subsidiaries considered as a single enterprise or has a material adverse effect on the ability of such Person or any of its Subsidiaries to consummate the Merger; provided, however, that “Material Adverse Effect” shall not include the following, either alone or in combination, nor shall any of the following be taken into account in determining whether there has been a Material Adverse Effect: (a) effects, changes, events, developments, circumstances or conditions that generally affect the banking business; (b) general business, financial or economic conditions; (c) national or international political or social conditions, including the engagement in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any actual or threatened military or terrorist attack, (d) changes or developments resulting from or caused by natural disasters, (e) the conditions of any financial, banking or securities markets (including any disruption thereof and any decline in the price of any security or any market index), (f) changes in GAAP or in the interpretation or enforcement thereof, (g) changes in Law or other binding directives issued by any Governmental Entity; (h) failure by such Person to meet internal or third party projections or forecasts or any published revenue or earnings projections for any period; provided, that this exception shall not prevent or otherwise affect any determination that any event, condition, change, occurrence, development or state of facts underlying such failure has or resulted in, or contributed to, a Material Adverse Effect; or (i) acts or omissions of such Person or its Subsidiaries carried out (or omitted to be carried out) pursuant to this Agreement; provided, however, that the foregoing clauses (a) through (g) shall not apply if such effect, change, event, development or circumstance disproportionately adversely affects Greater Hudson and its Subsidiaries, taken as a whole, or ConnectOne and its Subsidiaries, taken as a whole, as the case may be, compared to other Persons that operate in the banking industry.

“Most Recent Balance Sheet” means, with respect to Greater Hudson, the most recent statement of financial condition included within the Greater Hudson Financial Statements and, with respect to ConnectOne, the most recent balance sheet included within the ConnectOne Financial Statements.

“Order” means any judicial or administrative judgment, decision, decree, order, settlement, injunction, writ, stipulation, determination or award, in each case to the extent legally binding and finally determined.

“Ordinary Course of Business” means, with respect to a Person, the ordinary course of business of such Person and its corporate Affiliates consistent with past custom and practice.

“Permitted Liens” means any (a) mechanic’s, materialmen’s, laborer’s, workmen’s, repairmen’s, carrier’s and similar Liens, including all statutory Liens, arising or incurred in the Ordinary Course of Business for amounts that are not yet delinquent or which are being contested in good faith through appropriate proceedings and for which appropriate reserves have been established on the Most Recent Balance Sheet in accordance with GAAP and that are not, individually or in the aggregate, material and do not detract materially from the value thereof, (b) Liens for current state and local property Taxes, assessments and other governmental charges not yet due and payable or, if due, (i) not yet delinquent, (ii) being contested in good faith through appropriate proceedings and (iii) for which appropriate reserves have been established on the Most Recent Balance Sheet in accordance with GAAP, (c) purchase money Liens and Liens securing rental payments under capital lease arrangements, (d) pledges to secure deposits and other Liens incurred in the Ordinary Course of Business, and (e) in the case of Owned Properties held by Greater Hudson or its Subsidiaries, easements, covenants, rights-of-way, conditions and other restrictions or similar matters of record affecting title to such property that are shown on surveys or other title records of the relevant Owned Property.

“Person” or “person”, except where the context clearly indicates a reference solely to an individual, means an individual, corporation, partnership, limited liability company, trust, association, Governmental Entity or other entity.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, as amended.

“Securities Act” means the Securities Act of 1933, as amended.

“Subsidiary”, when used with respect to any Person, means any corporation, partnership, limited liability company or other entity, whether incorporated or unincorporated, which is consolidated with such Person for financial reporting purposes. For the avoidance of doubt, the Bank and each of its Subsidiaries constitute Subsidiaries of ConnectOne.

(b) The following terms are defined in the following sections of this Agreement:

Accounting Firm	3.6(a)
Advisory Firm	3.7
Aggregate Merger Consideration	1.4(c)
Agreement	Preamble
Average Closing Price	8.1(k)
Bank	Preamble
Bank Merger Agreement	1.1
BHC	1.1
BOLI	3.16(g)
cause	6.10(a)
CERCLA	3.17(d)
Certificate of Merger	1.2
Certificates	1.4(c)
Claim	6.8(a)
Claims	6.8(a)
Closing	1.2
Closing Date	1.2
Code	1.11
Confidentiality Agreement	5.3(a)
ConnectOne	Preamble
ConnectOne Common Stock	1.4(a)
ConnectOne Disclosure Schedule	Article IV Lead-in
ConnectOne DRIP	4.2(a)
ConnectOne Equity Awards	4.2(b)
ConnectOne Financial Statements	4.6(a)
ConnectOne Pension Plans	4.11(a)
ConnectOne Preferred Stock	4.2(a)
ConnectOne Ratio	8.1(k)(i)
ConnectOne Regulatory Agencies	4.5(a)
ConnectOne Regulatory Agreement	4.14
ConnectOne Reports	4.5(b)
ConnectOne Stock Incentive Plans	4.2(a)
ConnectOne’s Accounting Firm	4.6(d)
Covered Person	3.19

CRA	3.13(b)
Cut-off Date	8.1(c)
Derivatives Contract	3.22(b)
Determination Date	8.1(k)
Dissenting Shares	1.13
Dissenting Shareholder	1.13
DPC Shares	1.4(b)
DOL	3.11(b)
Effective Time	1.2
Environmental Laws	3.17(d) and 4.15(d)
Environmental Matters	3.17(d) and 4.15(d)
ERISA	3.11(a)
ERISA Affiliate	3.11(a)
Exchange Agent	1.5
Exchange Fund	2.1
Exchange Ratio	1.4(a)
FDIC	1.1
Filing Documents	6.1(c)
Final Index Price	8.1(k)
FRB	1.1
Governmental Entity	3.4
Greater Hudson	Preamble
Greater Hudson Acquisition Proposal	5.3(d)(i) and 8.5(ii)
Greater Hudson Benefit Plans	3.11(a)
Greater Hudson Board Recommendation	3.3(a)
Greater Hudson Common Stock	1.4(a)
Greater Hudson Contract	3.14
Greater Hudson Disclosure Schedule	Article III Lead-in
Greater Hudson Financial Statements	3.6(a)
Greater Hudson Pension Plans	3.11(a)
Greater Hudson Property	3.16(a)
Greater Hudson Properties	3.16(a)
Greater Hudson Regulatory Agencies	3.5(a)
Greater Hudson Restricted Shares	3.2(a)
Greater Hudson Shareholder Approval	5.3(a)
Greater Hudson Shareholder Matters	3.3(a)
Greater Hudson Shareholders’ Meeting	6.3
Greater Hudson Stock Option	3.8(c)(ii)
Greater Hudson Subsequent Determination	5.3(b)
Greater Hudson Welfare Plans	3.11(a)
High Risk Loans	3.20(f)
Indemnitees	6.8(a)
Index Group	8.1(k)
Index Price	8.1(k)
Index Ratio	8.1(k)(ii)

Intellectual Property	3.25(i)(1)
IRS	3.10(a)
IT Assets	3.25(i)(2)
Lending Manual	5.1(p)
Licensed Intellectual Property	3.25(i)(3)
Loan	3.20(a)
Loan Property	3.17(d) and 4.15(d)
Materially Burdensome Regulatory Condition	6.1(b)
Merger	Recital A
Merger Consideration	1.4(c)
New Jersey Department	1.1
New York Department	1.1
Notice of Superior Proposal	5.3(b)
OREO	3.20(b)
Owned Intellectual Property	3.25(i)(4)
Owned Property	3.16(a)
Owned Properties	3.16(a)
Participation Facility	3.17(d) and 4.15(d)
Parties	Preamble
Party	Preamble
Per Share Stock Consideration	1.4(a)
Personal Property Leases	3.16(e)
Proxy Statement	3.4
RCRA	3.17(d)
Real Property Lease	3.16(a)
Real Property Leases	3.16(a)
Registered	3.25(i)(5)
Regulated Substances	3.17(d) and 4.15(d)
Regulatory Agreement	3.15
S-4	3.4
SEC	3.4
Sell-Down Agreement	Recital C
Settlement Agreement	6.7(d)
Starting Date	8.1(k)
Starting Price	8.1(k)
Superior Proposal	5.3(d)(ii)
Surviving Bank	1.1
Systems	3.29
Tax; Taxes	3.10(h)
Tax Return	3.10(h)
Termination Fee	8.5(i)
Trade Secrets	3.25(i)(1)
Trust Account Shares	1.4(b)
Voting Agreements	Recital B

9.12 Legal Proceedings; Specific Performance; No Jury Trial.

(a) The Parties hereby irrevocably submit to the exclusive jurisdiction of the courts of the State of New Jersey and the Federal courts of the United States of America located in the State of New Jersey in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the transactions contemplated hereby, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the Parties irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in such a New Jersey State or Federal court. The Parties hereby consent to and grant any such court jurisdiction over the person of the Parties and over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 9.4 of this Agreement or in such other manner as may be permitted by applicable Law, shall be valid and sufficient service thereof.

(b) The Parties agree that irreparable damage would occur and that the Parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any Federal court located in the State of New Jersey or in any New Jersey state court, this being in addition to any other remedy to which they are entitled at law or in equity.

(c) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.12(c).

Signature Page Follows

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

GREATER HUDSON BANK

By:	/s/ Edward T. Lutz
Name: Edward T. Lutz
Title: President and Chief Executive Officer

CONNECTONE BANCORP, INC.

By:	/s/ Frank Sorrentino III
Name: Frank Sorrentino III
Title: Chairman and Chief Executive Officer

CONNECTONE BANK

By:	/s/ Frank Sorrentino III
Name: Frank Sorrentino III
Title: Chairman and Chief Executive Officer